    As filed with the Securities and Exchange Commission on June 11, 2003.

                                                    Registration No. 333-102885
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 3

                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                           THE BRICKMAN GROUP, LTD.
            (Exact name of registrant as specified in its charter)

        Delaware                     0782                    23-2949247
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or        Classification Number)
      organization)

                               -----------------

                          375 South Flowers Mill Road
                         Langhorne, Pennsylvania 19047
                           Telephone: (215) 757-9400
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               -----------------

                             Mark A. Hjelle, Esq.
               Vice President, Secretary and Assistant Treasurer
                          375 South Flowers Mill Road
                         Langhorne, Pennsylvania 19047
                           Telephone: (215) 757-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

                             Gerald T. Nowak, Esq.
                               Kirkland & Ellis
                             200 E. Randolph Drive
                            Chicago, Illinois 60601
                           Telephone: (312) 861-2000

   Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JUNE 11, 2003


PROSPECTUS

        [LOGO]
                                THE BRICKMAN GROUP, LTD.

                              Exchange Offer for
                                 $150,000,000
                   113/4% Senior Subordinated Notes due 2009

--------------------------------------------------------------------------------

                         We are offering to exchange:

up to $150,000,000 of our new 113/4% Senior Subordinated Notes due 2009, series
                                       B

                                      for

  a like amount of our outstanding 113/4% Senior Subordinated Notes due 2009.

                       Material Terms of Exchange Offer

             .The terms of the notes    .The exchange of notes
                  to be issued in the        will not be a
                  exchange offer are         taxable event for
                  substantially              U.S. federal income
                  identical to the           tax purposes.
                  outstanding notes,
                  except that the       .Not subject to any
                  transfer                   condition other than
                  restrictions and           that the exchange
                  registration rights        offer not violate
                  relating to the            applicable law or
                  outstanding notes          any applicable
                  will not apply to          interpretation of
                  the exchange notes.        the Staff of the SEC.

             .The notes and the         .We will not receive any
                  subsidiary                proceeds from the
                  guarantees, if any,       exchange offer.
                  will be unsecured
                  senior subordinated   .There is no existing
                  obligations. They            public market for
                  will rank behind all         the outstanding
                  of our and our               notes or the
                  guarantor                    exchange notes. We
                  subsidiaries'                do not intend to
                  current and future           list the exchange
                  senior indebtedness,         notes on any
                  which totaled $49.8          securities
                  million as of March          exchange or seek
                  31, 2003, and will           approval for
                  rank equal in                quotation through
                  payment to our               any automated
                  senior subordinated          trading system.
                  debt and senior in
                  right of payment to
                  any subordinated
                  debt which may be
                  incurred from time
                  to time.

             .Expires at 5:00 p.m.,
                      New York City
                      time, on      ,
                      2003, unless
                      extended.

   For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 11 of this prospectus.

   Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                          , 2003

   We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

   Until         , 2003, all dealers that, buy, sell or trade the exchange
notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

                              PROSPECTUS SUMMARY

   The following summary contains basic information about this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document. As used in this prospectus, unless the context indicates otherwise: "we", "our", "us", "Brickman" and "Company" refer collectively to The Brickman Group, Ltd., the issuer of the notes. Certain financial data and the consolidated financial information included in this prospectus reflect a series of transactions that occurred on December 20, 2002 that resulted in a newly formed holding company, Brickman Group Holdings, Inc., becoming the parent company of Brickman. These transactions were accounted for as a business combination and resulted in a new basis of accounting. As a result, the financial position, results of operations and cash flows of the Company before these transactions, representing the periods ending on and prior to December 19, 2002 and referred to as "Predecessor" throughout this prospectus, are not comparable to the financial position, results of operations and cash flows of the Company after these transactions, representing the periods subsequent to December 19, 2002 and referred to as "Successor" throughout this prospectus.

                                  The Company

Company Overview

   We are one of the largest providers of commercial landscape maintenance services in the United States, servicing over 8,000 commercial properties in 23 states. We provide our landscape maintenance services, including lawn care, flower bed planting and care, tree and shrub pruning, leaf removal, weed and pest control, irrigation maintenance, fertilization and mulching, to a diverse set of customers pursuant to maintenance contracts. We also provide snow removal services to our landscape maintenance customers in order to fulfill their needs and to leverage our infrastructure during the winter months. In addition, we provide our customers with landscape design/build services, which enhance our technical capabilities and brand recognition. Since 1992, our revenue, income from operations, net income and EBITDA have grown at compound annual rates of 22%, 27%, 17% and 26%, respectively. For the period from January 1, 2002 through December 19, 2002, we generated revenue, income from operations, net income and EBITDA of $283.2 million, $35.8 million, $17.5 million and $46.0 million respectively. For the period from December 20, 2002 through December 31, 2002 we generated revenue, loss from operations, net loss and EBITDA of $8.7 million, $(767,000), $(869,000) and $213,000 respectively.
For the three months ended March 31, 2003, we generated revenue, loss from operations, net loss and EBITDA of $75.4 million, $(4.4) million, $(5.6) million and $3.7 million, respectively. See footnote 1 to "Summary Historical and Pro Forma Financial and Other Data" for a reconciliation of net income to EBITDA.

   We serve our customers through our network of approximately 90 branches. Revenue from landscape maintenance services accounted for 86% of our revenue for the period from January 1, 2002 through December 19, 2002 and 45% of our revenue for the period from December 20, 2002 through December 31, 2002. During the same period, over two-thirds of our landscape maintenance service revenue was derived from maintenance contracts, with the balance derived from supplemental services (work orders).

Business Strengths

   We believe that the key elements of our successful track record of performance are as follows:

   Leading Market Position in a Highly Fragmented Industry. We are one of the largest providers of commercial landscape maintenance services in the United States and have achieved a strong reputation and brand recognition.

   Predictable, Recurring Revenue. The commercial landscape maintenance business is perennial in nature and characterized by contracts that generate predictable and recurring revenue. On average, over the past five years, approximately 90% of each year's landscape maintenance contract revenue recorded was from repeat customers from the previous year, based on our sales and marketing data.

   Resistance to Economic Downturns. We believe that certain characteristics of the commercial landscape maintenance industry in general and our business model in particular help mitigate the effects of economic downturns on our financial performance.

   Strong and Diverse Customer Relationships. We believe that our commitment to consistently providing our customers with high quality services has resulted in long-term customer relationships, high customer renewal rates and, ultimately, increased profitability.

   Favorable Cash Flow Characteristics. Our business has strong cash flow characteristics due to the combination of our recurring revenue, high operating margins, low requirements for replacement capital expenditures, minimal working capital requirements and tax deductions resulting from the 1998 Transaction (as defined herein).

   Experienced and Incentivized Management. Our management is composed of executive, regional and branch management teams, each of which draws on extensive industry experience and training to maintain and expand our leadership position in the commercial landscape maintenance industry.

Business Strategy

   For over 50 years, we primarily provided landscape design/build services to our customers. In the late 1980's, to achieve greater stability and profitability in our business model, we shifted our focus to landscape maintenance services.

   Retain and Increase Revenue from Existing Customers. The central focus of our business strategy is to increase maintenance contract renewals and customer penetration by consistently providing high-quality service to our existing customers. Over time, our profitability typically increases at properties we service as there is less labor intensive remediation work to be performed and we are able to maximize operating efficiencies through familiarity with the property.

   Add New Customers. As a result of our brand recognition, we are often referred to potential customers in proximity to our existing customers' properties. Our experienced branch managers and project directors capitalize on their operational expertise to market our services to new customers as well as to maintain strong relationships with our current customers. Furthermore, we consider acquisitions from time to time where we can acquire a small, quality landscape maintenance provider in our current markets, or a business in a new market which presents an opportunity for sustainable growth.

   Leverage Low-Risk, Efficient Growth Model. Our model for expansion is to split branches within existing geographic markets and open new branches when we enter new geographic markets. We believe this is an efficient and low-risk method of managing our growth, as demonstrated by our ability to maintain high operating margins while growing from 30 branches in 1993 to 90 branches as of December 31, 2002.

  . Branch-Splitting. We proactively plan to split branches before customer requirements exceed branch management's capacity to provide high-quality service to existing customers and generate new business.

  . New Branches. We typically open branches in new geographic markets in response to demand from new and existing customers. When opening a new branch, we rely upon one of our experienced managers to manage the new branch rather than hiring an external manager who is unfamiliar with our established operating model.

   Replicate Standardized Operating Procedures. Because the commercial landscape maintenance business is primarily a local business, we have developed standardized branch-level operating procedures in order to replicate our high standards of customer service and efficient operating model from branch to
branch.   These practices are applied consistently across all of our branches, allowing us to deliver competitive pricing to our customers and effectively monitor and control our labor productivity.

   Attract, Train and Retain Quality Field Personnel. Our business is labor intensive, and we therefore believe our ability to attract, train and retain quality field personnel is critical to our success. We have historically attracted a significant number of new employees through referrals from our existing work force. Our success in retaining field personnel has enabled us to minimize the costs associated with training new field personnel and to develop a pool of employees familiar with our best practices.

                                The Transaction

   In 1998, as a means of generating liquidity for some of our stockholders, we sold a majority of our equity to a fund managed by CIVC Partners ("CIVC") and to One Equity Partners (the "1998 Transaction"). Certain members of the Brickman family reinvested approximately $23 million in our equity securities, and CIVC and One Equity Partners each invested approximately $26 million in our equity securities in the 1998 Transaction and subsequent financings. At the closing of the 1998 Transaction, we also incurred approximately $103 million of debt.

   On December 20, 2002, we entered into a series of transactions (collectively, the "Transaction") that resulted in a newly formed holding company, Brickman Group Holdings, Inc. ("Brickman Holdings" or "Holdings"), becoming the parent company of Brickman, with members of the Brickman family holding a majority of its voting capital stock and control of its board of directors. In the Transaction:

  . we repayed then existing indebtedness of $94.6 million and raised additional debt financing of $200 million;

  . Theodore W. Brickman, Jr., Scott Brickman and certain other members of the Brickman family rolled over approximately $80 million, or 100%, of their then existing equity investments in Brickman into Brickman Holdings and purchased additional Brickman Holdings equity of approximately $11 million;

  . non-Brickman family management rolled over approximately $19 million, or approximately 84%, of their then existing equity investment in Brickman into Brickman Holdings and received cash in the amount of $4 million for their remaining equity investment;

  . CIVC and certain co-investors received cash in the amount of $84 million in exchange for a portion of their investment in Brickman, rolled over approximately $15 million of their then existing equity in Brickman into Brickman Holdings and a new CIVC fund and certain co-investors invested approximately $69 million in Brickman Holdings; and

  . One Equity Partners and certain co-investors received cash in the amount of $98 million in exchange for their investment in Brickman.

After contributing the new equity investment to Brickman for additional common stock and contributing shares of Brickman preferred stock to the capital of Brickman for immediate cancellation, Holdings owns approximately $195 million in new and existing equity of Brickman, which represents 100% of the equity of Brickman. Holdings is owned by members of the Brickman family, CIVC, management and certain other investors. Theodore W. Brickman, Jr. and Scott Brickman own 9% and 22%, respectively, of the common stock of Holdings. No other member of the Brickman family owns more than 5% of the common stock of Holdings. Theodore W. Brickman, Jr., Scott W. Brickman and other members of the Brickman Family own 10%, 25% and 17%, respectively, of the voting common stock of Holdings, assuming conversion of all outstanding convertible securities of Holdings. The Transaction was accounted for as a business combination with a partial step up in Brickman's assets. See the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

   See "Certain Relationships and Related Transactions" for more information about the specific terms of the Transaction, including the terms of the recapitalization agreement, stockholders agreement and registration agreement implementing the Transaction.

     The following table sets forth the sources and uses in connection with the Transaction (in millions):


         Sources
          New senior credit facility (1)........................ $ 50.0
          11 3/4% Senior Subordinated Notes due 2009............  150.0
          Rollover of existing equity...........................  114.9
          New equity investment.................................   80.1
                                                                 ------
            Total Sources....................................... $395.0
                                                                 ======
         Uses
          Repurchase equity..................................... $186.1
          Rollover of existing equity...........................  114.9
          Repayment of existing net indebtedness................   85.4
          Estimated fees and expenses...........................    8.6
                                                                 ------
            Total Uses.......................................... $395.0
                                                                 ======

--------
(1) Our new senior credit facility consists of a $30.0 million revolving credit facility and a funded $50.0 million term loan.

                               -----------------

   Brickman is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 375 South Flowers Mill Road, Langhorne, Pennsylvania 19047, and our telephone number is (215) 757-9400. Our website is www.brickmangroup.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

                         Summary of the Exchange Offer

The Initial Offering of Outstanding Notes We sold the outstanding notes on December 20, 2002 to CIBC
                                          World Markets Corp and Lehman Brothers. We collectively
                                          refer to those parties in this prospectus as the "initial
                                          purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to
                                          Rule 144A under the Securities Act of 1933, as amended.
Registration Rights Agreement............ Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the
                                          exchange offer. In the registration rights agreement, we
                                          agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 270 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any
                                          exchange or registration rights with respect to your
                                          outstanding notes.
The Exchange Offer....................... We are offering to exchange the exchange notes, which have been registered under the Securities Act for your outstanding notes, which were issued on December 20, 2002 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be
                                          exchanged. The exchange offer will remain open for up to
                                          60 days before it expires. We will issue exchange notes
                                          promptly after the expiration of the exchange offer.
Resales.................................. We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise
                                          transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act
                                          provided that:

                                          .    the exchange notes are being acquired in the ordinary
                                                course of your business;

                                          .    you are not participating, do not intend to participate,
                                                and have no arrangement or understanding with any
                                                person to participate, in the distribution of the
                                                exchange notes issued to you in the exchange offer;
                                                and

                                          .    you are not an affiliate of ours.

                                          If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer
                                          without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may

                                           incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                           Each broker-dealer that is issued exchange notes in the
                                           exchange offer for its own account in exchange for
                                           outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the
                                           requirements of the Securities Act in connection with any
                                           resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date............................... We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on
                                                     , 2003.
Expiration Date........................... The exchange offer will expire at 5:00 p.m., New York City
                                           time,           , 2003, unless we decide to extend the
                                           expiration date.
Conditions to the Exchange Offer.......... The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any
                                           applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the global notes representing the outstanding notes with Bank One, N.A., as book-entry depositary. Bank One, N.A. issued a
                                           certificateless depositary interest in each global note we deposited with it, which represents a 100% interest in the notes, to The Depositary Trust Company, known as DTC.
                                           Beneficial interests in the outstanding notes, which are held by direct or indirect participants in DTC through the
                                           certificateless depositary interest, are shown on records
                                           maintained in book-entry form by DTC.

                                           You may tender your outstanding notes through book-entry
                                           transfer in accordance with DTC's Automated Tender Offer
                                           Program, known as ATOP. To tender your outstanding notes
                                           by a means other than book-entry transfer, a letter of
                                           transmittal must be completed and signed according to the
                                           instructions contained in the letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must
                                           deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See "The
                                           Exchange Offer--Procedures for Tendering Outstanding
                                           Notes" for more information.

                                           Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to the
                                           exchange agent. See "The Exchange Offer--Exchange Agent"
                                           for more information.

Special Procedures for Beneficial Owners If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of
                                         DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or
                                         outstanding notes are registered promptly and instruct that person to tender on your behalf.
Withdrawal Rights....................... You may withdraw the tender of your outstanding notes at any
                                         time prior to 5:00 p.m., New York City time on           ,
                                         2003.
Federal Income Tax Considerations....... The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds......................... We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent.......................... Bank One, N.A. is serving as the exchange agent in connection with the exchange offer.

                    Summary of Terms of the Exchange Notes

   The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

  Issuer.... The Brickman Group, Ltd., a Delaware corporation.
  Securities $150.0 million in principal amount of 113/4% Senior
             Subordinated Notes due 2009, Series B.
  Maturity.. December 15, 2009.
  Interest.. Annual rate: 113/4%. Payment frequency: every six months on
             June 15 and December 15. First payment: June 15, 2003.
  Ranking... These notes and the subsidiary guarantees, if any, will be unsecured senior subordinated obligations. They will rank
             behind all of our and our guarantor subsidiaries' current and future senior indebtedness, except indebtedness that expressly provides that it is not senior to these notes and the guarantees.
             As of March 31, 2003 these notes would have ranked behind
             $49.8 million of our indebtedness and our credit facility
             would have permitted additional borrowings of $30.0 million that would rank senior to the notes. The notes are senior to any subordinated indebtedness which may be incurred from
             time to time.

                                    As of March 31, 2003 our outstanding indebtedness was
                                    $199.8 million.

Guarantees......................... The notes will be unconditionally guaranteed, jointly and severally, by all of our domestic restricted subsidiaries (as such term is defined by the Indenture, see "Description of
                                    Notes--Certain Definitions") if any. However, not all of our
                                    subsidiaries will necessarily be guarantors. If we cannot make payments when they are due, the guarantor subsidiaries, if any, must make them instead. As of December 31, 2002, we
                                    had no subsidiaries.
Optional Redemption................ We may, at our option, redeem some or all of the notes at any time after December 15, 2005 at the redemption prices listed in the section "Description of Notes" under the heading
                                    "Optional Redemption".
                                    Before December 15, 2005, we may redeem up to 35% of the
                                    notes with the proceeds of certain sales of our equity at the price listed in the section "Description of Notes" under the heading "Optional Redemption."
Repurchase at the Option of Holders If we sell certain assets or experience specific kinds of changes in control, you may require us to repurchase the notes at the prices listed in the section "Description of Notes--
                                    Certain Covenants, Limitation on Certain Asset Sales;
                                    Description of Notes--Change of Control Offer."
Basic Covenants of Indenture....... We will issue the notes under an indenture with Bank One,
                                    N.A., which will initially act as trustee on your behalf. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries, if any, to:

                                    . borrow money;

                                    . pay dividends on stock or purchase stock;

                                    . make other restricted payments and investments;

                                    . incur restrictions on the ability of certain of our subsidiaries to pay dividends or make other payments to us;

                                    . enter into transactions with affiliates; and

                                    . sell certain assets or merge with or into other companies.

                                    For more details, see "Description of Notes--Certain
                                    Covenants."

   You should refer to the section entitled "Risk Factors" for an explanation of material risks of participating in the exchange offer.

           Summary Historical and Pro Forma Financial and Other Data

   The following table presents summary historical consolidated statements of operations, balance sheet and other data and unaudited pro forma consolidated financial information for the periods presented and should only be read in conjunction with the "Selected Historical Financial and Other Data," "Unaudited Pro Forma Consolidated Statement of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes thereto, all included elsewhere in this prospectus. The historical financial data for each of the two years in the period ended December 31, 2001 and the period from January 1, 2002 through December 19, 2002 and the period from December 20, 2002 through December 31, 2002, have been derived from our historical consolidated financial statements audited by PricewaterhouseCoopers LLP included elsewhere herein. The consolidated summary financial data as of and for each of the three month periods ended March 31, 2002 and 2003 were derived from our unaudited consolidated financial statements and the related notes thereto, which contain all adjustments necessary, in the opinion of management, to summarize the financial position and results of operations for the periods presented. You should not regard the results of operations for the three month period ended March 31, 2003 to be indicative of the results that may be expected for the full year. The unaudited pro forma statement of operations for the year ended December 31, 2002 has been derived from the unaudited pro forma information included elsewhere herein.

                                                   Predecessor                          Successor
                                  --------------------------------------------  ------------------------
                                                      Period from               Period from                Unaudited
                                      Year Ended       January 1,  Three Months December 20, Three Months  Pro Forma
                                     December 31,       2002 to       Ended       2002 to       Ended      Year ended
                                  ------------------  December 19,  March 31,   December 31,  March 31,   December 31,
                                    2000      2001        2002         2002         2002         2003         2002
                                  --------  --------  ------------ ------------ ------------ ------------ ------------
Statement of Operations Data:
   Service revenues.............. $221,464  $255,441    $283,222     $47,645     $   8,735     $75,417     $ 291,957
   Cost of services provided.....  153,250   172,867     190,746      37,057         6,623      59,577       197,369
                                  --------  --------    --------     -------     ---------     -------     ---------
      Gross profit...............   68,214    82,574      92,476      10,588         2,112      15,840        94,588
   General and administrative
    expenses.....................   37,709    45,547      54,796      12,283         2,176      14,475        56,972
   Amortization expense..........    4,036     4,957       1,906         475           703       5,810        23,281
                                  --------  --------    --------     -------     ---------     -------     ---------
      Income (loss) from
       operations................   26,469    32,070      35,774      (2,170)         (767)     (4,445)       14,335
   Interest expense..............    9,492     7,550       4,841       1,248           643       5,038        19,962
                                  --------  --------    --------     -------     ---------     -------     ---------
      Income (loss) before
       taxes.....................   16,977    24,520      30,933      (3,418)       (1,410)     (9,483)       (5,627)
   Income tax provision
    (benefit)....................    6,897    10,557      13,461      (1,495)         (541)     (3,874)       (2,264)
                                  --------  --------    --------     -------     ---------     -------     ---------
      Net income (loss)..........   10,080    13,963      17,472      (1,923)         (869)     (5,609)       (3,363)
   Accretion of preferred stock
    dividends....................   11,007    12,399      13,472       3,290            --          --            --
                                  --------  --------    --------     -------     ---------     -------     ---------
      Net income (loss)
       related to common
       shareholders.............. $   (927) $  1,564    $  4,000     $(5,213)    $    (869)    $(5,609)    $  (3,363)
                                  ========  ========    ========     =======     =========     =======     =========
Other Financial Data and
 Ratios:
   EBITDA (2).................... $ 35,148  $ 43,518    $ 46,019     $   188     $     213     $ 3,720     $  46,232
   Depreciation and
    amortization.................    8,679    11,448      10,245       2,358           980       8,165        31,897
Cash provided by (used in):
   Operating activities..........   17,379    28,053      35,822      12,372          (427)      5,485        27,354
   Investing activities..........  (22,058)  (27,028)    (13,429)     (7,741)     (273,438)     (3,646)     (286,867)
   Financing activities..........    3,740     2,449      (9,683)       (587)      280,146      (1,157)      263,348
   Capital expenditures..........    7,297    10,657      13,572       7,762           501       3,660        14,073
   Ratio of earnings to fixed
    charges (3)..................      1.3x      1.6x        1.9x         --           N/A          --            --

                       (See footnotes on following page)


                                        December 19, December 31, March 31,
                                            2002         2002       2003
                                        ------------ ------------ ---------
                                           Actual       Actual     Actual
                                        ------------ ------------ ---------
    Balance Sheet Data (end of period):
       Cash............................   $ 16,357     $  6,281   $  6,963
       Working capital.................      9,204       12,140      8,994
       Total assets....................    235,443      238,097    242,243
       Total debt (4)..................     95,459      201,478    204,712
       Shareholders' equity (deficit)..    (20,124)       3,131     (2,478)

--------
(1) The summary pro forma statement of operations and other financial data for the year ended December 31, 2002 gives effect to the Transaction as if it had occurred on January 1, 2002.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of our operating performance or cash flow as a measure of our liquidity. We believe EBITDA is a meaningful measurement of our earnings because of the significance of non-cash charges contained in our net income
    (loss). A reconciliation of net income (loss) to EBITDA follows:

                                         Predecessor                                Successor
                  --------------------------------------------------------  ------------------------
                                                  Period from               Period from                Unaudited
                                                   January 1,  Three Months December 20, Three Months  Pro Forma
                      Year Ended December 31,       2002 to       Ended       2002 to       Ended      Year Ended
                  ------------------------------- December 19,  March 31,   December 31,  March 31,   December 31,
                   1998    1999    2000    2001       2002         2002         2002         2003         2002
                  ------- ------- ------- ------- ------------ ------------ ------------ ------------ ------------
                                       (in thousands)
Net income
 (loss).......... $   206 $ 6,376 $10,080 $13,963   $17,472      $(1,923)      $(869)      $(5,609)     $(3,363)
Plus:
  Interest
   expense.......   9,662   8,958   9,492   7,550     4,841        1,248         643         5,038       19,962
  Provision
   (benefit) for
   income
   taxes.........   2,729   4,418   6,897  10,557    13,461       (1,495)       (541)       (3,874)      (2,264)
  Depreciation
   expense.......   2,762   3,466   4,643   6,491     8,339        1,883         277         2,355        8,616
  Amortization
   expense.......   3,783   3,873   4,036   4,957     1,906          475         703         5,810       23,281
                  ------- ------- ------- -------   -------      -------       -----       -------      -------
EBITDA........... $19,142 $27,091 $35,148 $43,518   $46,019      $   188       $ 213       $ 3,720      $46,232
                  ======= ======= ======= =======   =======      =======       =====       =======      =======

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, accretion of preferred stock dividends and a portion of operating lease rental expense deemed to be representative of the interest factor. The pro forma deficiency of earnings to fixed charges was $5,095 for the period ended December 31, 2002. The deficiency of earnings to fixed charges was $6,708 and $9,483 for the three month periods ended March 31, 2002 and 2003, respectively.

(4) Includes accrued interest.

                                 RISK FACTORS

   You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. In such case, you may lose all or part of your original investment.

                   Risks Associated with the Exchange Offer

  Because there is no public market for the notes, you may not be able to resell your notes.

   The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market and will be subject to risks relating to:

  .   the liquidity of any trading market that may develop;

  .   the ability of holders to sell their exchange notes; or

  .   the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

   We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the notes and any trading market that does develop may not be liquid.

   In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "The Exchange Offer."

                          Risks Relating to the Notes

  Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

   As a result of the Transaction, we have a significant amount of indebtedness. On March 31, 2003, we had total indebtedness of $199.8 million (of which $150.0 million consisted of the notes and $49.8 million consisted of senior debt).

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  .   limit our ability to borrow additional funds.

  Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

   We and our subsidiaries, if any, may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. Our new senior credit facility permits additional borrowings of up to $30.0 million after completion of the Transaction and all of those borrowings would rank senior to the notes and any subsidiary guarantees. If new debt is added to our current debt levels, the related risks that we now face could intensify.

  To service our indebtedness, we will require a significant amount of cash, the availability of which depends on many factors beyond our control.

   Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our new senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We may not, however, be able to refinance any of our indebtedness, including our new senior credit facility and the notes, on satisfactory terms or at all.

  The indenture for the notes, our new senior credit facility and the recapitalization agreement restrict our ability to engage in some business and financial transactions.

   The indenture for the notes, among other things, will restrict our ability and the ability of our restricted subsidiaries, if any, to, among other things:

  .   incur more debt;

  .   pay dividends and make distributions;

  .   issue stock of subsidiaries;

  .   make investments;

  .   repurchase stock;

  .   create liens;

  .   enter into transactions with affiliates;

  .   enter into sale-leaseback transactions;

  .   merge or consolidate; and

  .   transfer and sell assets.

   Our new senior credit facility also contains a number of covenants that:

  .   require us to meet specified financial ratios and financial tests;

  .   limit our capital expenditures;

  .   limit our ability to incur additional indebtedness and make investments;

  .   restrict our ability to declare dividends;

  .   restrict our ability to redeem and repurchase capital stock;

  .   limit our ability to incur additional liens; and

  .   limit our ability to engage in sale-leaseback transactions.

   Our new senior credit facility also contains other covenants customary for credit facilities of this nature. Our ability to borrow under our new senior credit facility depends upon compliance with these covenants. Events beyond our control could affect our ability to meet these covenants. We are currently in compliance with these covenants. For a more detailed description of these covenants, see "Description of Other Obligations" and "Description of the Notes--Certain Covenants."

   Our failure to comply with obligations under the indenture for the notes or the new senior credit facility may result in an event of default under the indenture or the new senior credit facility. A default, if not cured or waived, may permit acceleration of our other indebtedness. We may not have funds available to remedy these defaults. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

   The recapitalization agreement and purchase agreement for the Class L common stock contain covenants that limit our ability to, among other things: borrow money; pay dividends or purchase stock; increase compensation to executives, unless approved by the compensation committee of the board of directors; issue common stock or securities convertible into common stock for less than their fair market value; make investments or acquire businesses; dispose of material assets outside of the ordinary course of business; enter into certain transactions with affiliates; and change the type of business we conduct.

  Your right to receive payments on the notes is junior to our senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes, if any, will be junior to all of our guarantors' senior indebtedness and possibly to all their future borrowings.

   The notes and the subsidiary guarantees, if any, will rank behind all of our and our subsidiary guarantors' senior indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of our guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors or our or their property, the holders of our senior debt and our guarantors' senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors, holders of the notes will participate with trade creditors and all other holders of our and our guarantors' subordinated indebtedness in the assets remaining after we and our subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and our subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

   As of March 31, 2003, the notes and subsidiary guarantees were subordinated to $49.8 million of senior debt and approximately $30.0 million would have been available for borrowing as additional senior debt under our new senior credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

  We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior credit facility will not allow such repurchases. In addition, certain important corporate events would not constitute a "Change of Control" under the indenture. See "Description of the Notes--Change of Control Offer."

  Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  . received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

       -- was insolvent or rendered insolvent by reason of such incurrence; or

       -- was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       -- intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

   In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

  .   it could not pay its debts as they became due.

                        Risks Relating to our Business

  We may face increased labor costs due to inability to re-employ seasonal employees or obtain the H-2B visas necessary to hire foreign workers.

   The commercial landscape industry is labor intensive, and industry participants, including us, experience high turnover rates among hourly workers and competition for qualified supervisory personnel. In addition, we, like many landscape service providers, a portion of whose work is in seasonal climates, employ a portion of our field personnel for only part of the year. This decreases our ability to maintain a stable, experienced work force in our seasonal markets. We recruit each year to fill staffing needs, and selectively utilize H-2B visas to enable the use of foreign workers, who are an important source of our seasonal workforce in certain markets. To the extent that we are unable to re-employ seasonal employees or obtain the H-2B visas necessary to hire foreign workers during annual peak employment periods, we will encounter increased recruiting, training and other employment costs. If we are unable to recruit a sufficient number of hourly workers and qualified supervisory personnel in the future, we would be forced to limit our growth or reduce the scope of our operations.

  Our landscape maintenance customers may terminate our services at any time.

   A significant portion of our landscape maintenance contracts are terminable at will by either party on 30 days' notice. Termination or non-renewal of a landscape maintenance contract occurs primarily because of turnover of property ownership or management or because a competitor bid the job at a lower price. Our customers may terminate their contracts or choose not to renew their contracts with us upon expiration. Termination or non-renewal of landscape maintenance contracts by a significant number of our customers would have a material adverse effect on our business, financial condition and results of operations.

  We have grown rapidly over the last ten years and may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any already acquired businessses.

   We have grown rapidly over the last ten years and expect to continue expanding our operations in the future including through the selective acquisition of additional commercial landscape maintenance companies. To manage the expansion of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses without substantial costs, delays or other operational or financial problems. Our growth may also require us to hire, train, retain, motivate and manage necessary personnel. Our failure to manage our expansion effectively could have a material adverse effect on our business, results of operations and financial condition.

  The markets in which we compete are highly competitive and we may lose bids for landscape contracts to large competitors that have greater resources than we have or to small owner-operated companies that have lower overhead cost structures than we have.

   The commercial landscape maintenance market is highly competitive and is served by numerous small, owner-operated companies operating in limited geographic areas. We also compete with a few large public and private landscape service companies operating in multiple markets. Some of these competitors have, and new competitors may have, substantially greater financial and other resources than we have. In particular, TruGreen/LandCare, a division of The ServiceMaster Company, is a substantial competitor. Because a significant portion of our commercial landscape business is competitively bid, price is an important competitive factor. Some of our competitors may have lower overhead cost structures and could outbid us for landscape contracts by offering their services at a lower price than is profitable for us.

  Government regulation relating to the employment of immigrants, workplace health and safety, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution and water management could increase our legal and regulatory expenses.

   We are subject to various federal, state and local laws and regulations relating to the employment of immigrants, workplace health and safety, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment, and local regulations requiring improved water management techniques. The regulatory environment in which we operate may change significantly in the future. Our failure to comply with applicable laws and regulations could subject us to the loss of a portion of our field personnel, substantial fines or the loss of licenses which, in turn, would have a material adverse effect on our business, financial condition and results of operations.

  A substantial portion of our field personnel are immigrants and any changes to, or violations of, immigration laws could have a material adverse effect on us.

   Immigrants comprise a significant portion of the workforce in the landscape industry. We selectively use a U.S. government program that provides H-2B temporary non-immigrant visas to foreign workers to help satisfy a portion of our need for seasonal labor in certain markets. Any change to existing U.S. immigration policy that restricts the ability of foreign workers to obtain employment in the United States is likely to contribute to a shortage of available labor. Immigration laws require us to confirm the legal status of our employees. From time to time, we may unknowingly employ illegal immigrants. As a significant employer of laborers, we are subject to periodic, random inspections, audits and searches by the Immigration and Naturalization Service (INS). If the INS finds illegally employed workers, we could suffer fines, which could be substantial in amount, in addition to a loss of our workforce. Any violation of immigration laws could have a material adverse affect on us.

  Due to the seasonality of business and variations in weather conditions, our revenue and operating results may vary from quarter to quarter.

   Commercial landscape maintenance, design/build and snow removal services are subject to weather-related seasonal variations. In our markets that do not have a year-round growing season, the demand for landscape maintenance and design/build services decreases significantly during winter months. Our offering of snow removal services during the winter months in these markets does not fully compensate for the decrease in commercial landscape maintenance and design/build revenue we experience. Accordingly, we may have lower revenue and operating results in the first and fourth quarters of each year. Moreover, extended periods of inclement weather can have an adverse effect on our ability to initiate or complete landscape design/build projects, typically resulting in inefficient utilization of labor and duplication of work. Similarly, our snow removal revenue is dependent in large part upon climatic conditions that are beyond our control and are difficult to predict. Certain portions of our landscape maintenance revenue, in particular revenue generated by work orders, may be adversely affected by protracted periods of inclement weather. As a result, extended periods of inclement weather may have a material adverse effect on our revenue and profitability.

  The loss of the services of any member of our senior management team could adversely affect our business.

   We depend on the services of our senior management team. The loss or interruption of the continued full-time services of certain key personnel including Scott Brickman, our Chief Executive Officer, could have a material adverse effect on our business and we may not be able to find replacements with equivalent skills or experience at acceptable salaries. The only employment contract we currently have is with Scott Brickman.

  Some of the equipment that our employees use is dangerous, and an increase in accidents resulting from the use of equipment could negatively affect our results from operations and financial condition.

   Many of the services that we provide pose the risk of serious personal injury to our employees. Our employees regularly use dangerous equipment, such as lawn mowers, edgers and other power equipment. As a result, there is a significant risk of work-related injury and workers' compensation claims. To the extent that we experience a material increase in the frequency or severity of accidents or workers' compensation claims, or unfavorable developments on existing claims, our operating results and financial condition could be materially and adversely affected.

  Our results of operations from our design/build services are subject to cyclical fluctuations.

   The landscape design/build business is cyclical and reflects the trends of the commercial real estate construction and residential real estate construction industries. Factors influencing the level of commercial real estate construction include interest rates, the availability of financing, inflation, local occupancy rates, demand for commercial space and general economic conditions, while factors influencing the level of activity in the residential real estate construction industry include interest rates, regional and national economic conditions and residential real estate values. As a result, the demand for our design/build services will be adversely affected by a decline in commercial or residential real estate construction activity in our markets. In addition, on design/build projects for which there is inadequate project financing or cost overruns, we may have difficulty in obtaining payment for all or a portion of our services.

  Our business is labor intensive and unionization or work stoppages would have an adverse effect on us.

   Most of our operations are non-union. However, some or all of our field personnel may unionize in the future. Due to the highly labor intensive and price competitive nature of the commercial landscape maintenance industry, the cost of unionization of our field personnel could be substantial. Unionization would likely increase our wage scale, which in turn could adversely effect our profitability and ability to bid jobs competitively with smaller, non-unionized companies. Union activity or a union workforce could increase the risk of a strike, which would adversely affect results of operations and relationships with our customers.

  Difficulties with the implementation of our enterprise resource planning system may affect our financial performance.

   We have contracted with Oracle Corporation to assist us with the design and implementation of a new enterprise resource planning system which will support our human resources, accounting, estimating, financial and job management and customer systems. We are currently piloting this system. The efficient execution of our business is dependent upon the proper functioning of our internal systems. System failure or malfunction may result in disruptions of operations. Our results of operations could be adversely effected if we encounter unforeseen problems with respect to the implementation or operation of this system.

                          FORWARD-LOOKING STATEMENTS

   We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

   Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including:

  .   our high degree of leverage and significant debt service obligations;

  .   increased labor costs;

  .   our ability to retain existing customers or obtain new customers;

  .   the successful integration of acquired companies;

  .   the highly competitive nature of the landscape maintenance industry;

  .   future changes in government regulation;

  .   changes to, or violations of, immigration laws;

  .   quarterly variations in sales and profits;

  .   any future changes in management; and

  .   general risks associated with the landscape maintenance industry.

                                THE TRANSACTION

   In 1998, as a means of generating liquidity for some of our stockholders, we sold a majority of our equity to a fund managed by CIVC Partners and to One Equity Partners. Certain members of the Brickman family reinvested approximately $23 million in our equity securities, and CIVC and One Equity Partners each invested approximately $26 million in our equity securities in the 1998 Transaction and subsequent financings. At the closing of the 1998 Transaction, we also incurred approximately $103 million of debt.

   On December 20, 2002, we entered into a series of transactions that resulted in a newly formed holding company, Brickman Holdings, becoming the parent company of Brickman, with members of the Brickman family holding a majority of its voting capital stock and control of its board of directors. In the
Transaction:

  . we repaid existing indebtedness of $94.6 million and raised additional debt financing of $200 million;

  . Theodore W. Brickman, Jr., Scott Brickman and certain other members of the Brickman family rolled over approximately $80 million, or 100%, of their then existing equity investments in Brickman into Brickman Holdings and purchased additional Brickman Holdings equity of approximately $11 million;

  . non-Brickman family management rolled over approximately $19 million, or approximately 84%, of their then existing equity investment in Brickman into Brickman Holdings and received cash in the amount of $4 million for their remaining equity investment;

  . CIVC and certain co-investors received cash in the amount of $84 million in exchange for a portion of their investment in Brickman, rolled over approximately $15 million of their then existing equity in Brickman into Brickman Holdings and a new CIVC fund and certain co-investors invested approximately $69 million in Brickman Holdings; and

  . One Equity Partners and certain co-investors received cash in the amount of $98 million in exchange for their investment in Brickman.

   After contributing the new equity investment to Brickman for additional common stock and contributing shares of Brickman preferred stock to the capital of Brickman for immediate cancellation, Holdings owns approximately $195 million in new and existing equity of Brickman, which represents 100% of the equity of Brickman. Holdings is owned by members of the Brickman family, CIVC, management and certain other investors. Theodore W. Brickman, Jr. and Scott Brickman own 9% and 22%, respectively, of the common stock of Holdings. No other member of the Brickman family owns more than 5% of the common stock of Holdings. Theodore W. Brickman, Jr., Scott W. Brickman and other members of the Brickman Family own 10%, 25% and 17%, respectively, of the voting common stock of Holdings, assuming conversion of all outstanding convertible securities of Holdings. The Transaction was accounted for as a business combination with a partial step up in Brickman's assets. See the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

   See "Certain Relationships and Related Transactions" for more information about the specific terms of the Transaction, including the terms of the recapitalization agreement, stockholders agreement and registration agreement implementing the Transaction.

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

   We used the gross proceeds from the issuance of the notes of approximately $150.0 million, together with the other financing transactions described herein, to consummate the Transaction and pay related fees and expenses.

   The following table sets forth the sources and uses in connection with the Transaction (in millions):


              Sources
                New senior credit facility (1)............. $ 50.0
                11 3/4% Senior Subordinated Notes due 2009.  150.0
                Rollover of existing equity................  114.9
                New equity investment......................   80.1
                                                            ------
                  Total Sources............................ $395.0
                                                            ======
              Uses
                Repurchase equity.......................... $186.1
                Rollover of existing equity................  114.9
                Repayment of existing net indebtedness (2).   85.4
                Estimated fees and expenses................    8.6
                                                            ------
                  Total Uses............................... $395.0
                                                            ======

--------
(1) Our new senior credit facility consists of a $30.0 million revolving credit facility and a funded $50.0 million term loan.
(2) Represents indebtedness of $94.6 million (including accrued interest) less Company cash used in the transaction. Outstanding amounts under the facility bore interest at a variable rate, the weighted average of which was 5.47% per annum as of December 19, 2002 and were due in 2005. We terminated this credit facility upon repayment.

                                CAPITALIZATION

   The following table sets forth our unaudited capitalization as of March 31, 2003. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Selected Historical Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     As of March 31, 2003
                                                    ----------------------
                                                    (dollars in thousands)
     Long-term debt (including current maturities):
        Capital lease and other debt obligations...       $     767
        New senior credit facility (1).............          49,000
                                                          ---------
            Total senior debt......................          49,767
        11 3/4% Senior subordinated notes due 2009.         150,000
                                                          ---------
            Total debt.............................         199,767
                                                          ---------
     Shareholders' equity:
        Common stock (2)...........................               6
        Paid-in capital............................         194,994
        Accumulated deficit........................          (6,478)
        Continuing shareholder basis adjustment....        (191,000)
                                                          ---------
            Total shareholders' equity.............          (2,478)
                                                          ---------
            Total capitalization...................       $ 197,289
                                                          =========

--------
(1) Our new senior credit facility consists of a funded $50.0 million term loan and a $30.0 million revolving credit facility that was undrawn at March 31, 2003.
(2) Common stock consists of Class A Voting Common Stock, Class A Non-Voting Common Stock, Class B Voting Common Stock, Class B Non-Voting Common Stock and Class C Non-Voting Common Stock. See accompanying financial statements for a description of our common stock.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

   Our unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 has been prepared from the consolidated financial statements that are presented elsewhere herein. The Pro Forma Consolidated Statement of Operations for the year ended December 31, 2002 give effect to the Transaction (which occurred on December 20, 2002) as if it occurred on January 1, 2002. Specifically, adjustments were made to the predecessor statement of operations for the period from January 1, 2002 to December 19, 2002 for the following:

  .   our offering of $150 million of senior subordinated notes;

  .   our borrowing of $50 million under our new senior credit facility;

  . the repayment of existing indebtedness and payments to certain existing shareholders; and

  . the exchange of all the common and certain preferred stock of the predecessor company as fully described in "The Transaction," which results in business combination accounting (as described below).

   These adjustments are more fully described in the notes to the pro forma consolidated financial information below.

   The full year pro forma information is derived as the sum of the pro forma results for the predecessor period of 2002 and the actual results for the successor period of 2002.

   The purpose of the Transaction was to generate some liquidity for our stockholders, enable the Brickman family to gain voting control of the Company's equity and recapitalize our existing indebtedness. The Transaction resulted in a new basis of accounting for Brickman as the Transaction was accounted for as a business combination, with consideration exclusive of borrowings recorded in shareholders' equity. Pursuant to the Financial Accounting Standards Boards' Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions," Brickman's step up in accounting basis was limited as a result of the Transaction, since certain shareholders (Brickman family, CIVC and management) continue to hold an interest in Brickman through Holdings. Such limitation is based upon the lesser of each continuing shareholder's interest in Brickman or the historical book value at the date of the Transaction. The difference between the total consideration paid in connection with the Transaction and the accounting basis step up is reported as a separate component of shareholders' equity.

   The unaudited pro forma statement of operations should not be considered indicative of actual results that would have been achieved had the Transaction been completed as of the date indicated and do not purport to indicate the results of operations or cash flows as of any future date or any future period.

   The unaudited pro forma statement of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and the related notes included elsewhere herein.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2002
                            (dollars in thousands)

                                        Predecessor                              Successor
                                        ------------                            ------------
                                        Period from                Period from  Period from
                                         January 1,                 January 1,  December 20,
                                          2002 to                    2002 to      2002 to     Year ended
                                        December 19,               December 19, December 31, December 31,
                                            2002                       2002         2002         2002
                                        ------------  Pro Forma    ------------ ------------ ------------
                                           Actual    Adjustments    Pro Forma      Actual     Pro Forma
                                        ------------ -----------   ------------ ------------ ------------
Service revenues.......................   $283,222    $     --       $283,222     $ 8,735      $291,957
Cost of services provided..............    190,746          --        190,746       6,623       197,369
                                          --------    --------       --------     -------      --------
   Gross profit........................     92,476          --         92,476       2,112        94,588
General and administrative expenses....     54,796          --         54,796       2,176        56,972
Amortization expenses..................      1,906      20,672(a)      22,578         703        23,281
                                          --------    --------       --------     -------      --------
   Income (loss) from operations.......     35,774     (20,672)        15,102        (767)       14,335
Interest expense.......................      4,841     14,478 (b)      19,319         643        19,962
                                          --------    --------       --------     -------      --------
   Income (loss) before taxes..........     30,933     (35,150)        (4,217)     (1,410)       (5,627)
Income tax provision (benefit).........     13,461     (15,184)(c)     (1,723)       (541)       (2,264)
                                          --------    --------       --------     -------      --------
   Net income (loss)...................     17,472     (19,966)        (2,494)       (869)       (3,363)
Accretion of preferred stock dividends.     13,472     (13,472)(d)         --          --            --
                                          --------    --------       --------     -------      --------
   Net income (loss) related to common
     stockholders......................   $  4,000    $ (6,494)      $ (2,494)    $  (869)     $ (3,363)
                                          ========    ========       ========     =======      ========



   See accompanying notes to the unaudited pro forma consolidated financial information.

                       NOTES TO THE UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENT OF OPERATIONS
                            (dollars in thousands)

(a) Additional amortization for identifiable intangible assets (customer base and contacts ($108,000), trademark ($13,000), and other identifiable intangible assets ($480)). Estimated remaining useful lives range from 1 to 14 years.

(b) Reflects a net increase in our interest expense based on the following:

  . The issuance of $150,000 of the 11 3/4% subordinated notes through this offering; and

  . Borrowings of $50,000 under our new senior credit facility six year term loan which bears interest at a floating rate (see "Description of Other Obligations"). For purposes of the pro forma, a rate of 4.42% was used, representing LIBOR of 1.42% plus 3.00%.

  . Reduction of interest expense related to repayment of predecessor company loans.

   A movement in LIBOR of 0.125% would change estimated annual interest expense by $62.

(c) Reflects reversal of historical provision for income taxes and substitution of income tax benefit at our combined state and federal statutory rate of 40.85%.

(d) Represents elimination of historical accretion of dividends on mandatorily redeemable preferred stock which was redeemed or canceled in connection with the Transaction.

                 SELECTED HISTORICAL FINANCIAL AND OTHER DATA

   The following table presents selected historical consolidated statements of our operations, balance sheet and other data for the periods presented and should only be read in conjunction with our audited and unaudited consolidated financial statements and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

                                                              Predecessor                                    Successor
                                   ----------------------------------------------------------------  ------------------------
                                                                            Period from              Period from
                                                                             January 1,  Thre Months December 20, Three Months
                                           Year Ended December 31,            2002 to       Ended      2002 to       Ended
                                   ---------------------------------------  December 19,  March 31,  December 31,  March 31,
                                      1998      1999      2000      2001        2002        2002         2002         2003
                                   ---------  --------  --------  --------  ------------ ----------- ------------ ------------
                                                        (dollars in thousands)
Statement of Operations Data:
   Service revenues............... $ 140,339  $177,903  $221,464  $255,441    $283,222     $47,645    $   8,735     $ 75,417
   Cost of services provided......    96,824   120,654   153,250   172,867     190,746      37,057        6,623       59,577
                                   ---------  --------  --------  --------    --------     -------    ---------     --------
      Gross profit................    43,515    57,249    68,214    82,574      92,476      10,588        2,112       15,840
   General and administrative
    expenses......................    27,135    33,624    37,709    45,547      54,796      12,283        2,176       14,475
   Amortization expense...........     3,783     3,873     4,036     4,957       1,906         475          703        5,810
                                   ---------  --------  --------  --------    --------     -------    ---------     --------
      Income (loss) from
       operations.................    12,597    19,752    26,469    32,070      35,774      (2,170)        (767)      (4,445)
   Interest (income) expense......     9,662     8,958     9,492     7,550       4,841       1,248          643        5,038
                                   ---------  --------  --------  --------    --------     -------    ---------     --------
      Income (loss) before
       taxes......................     2,935    10,794    16,977    24,520      30,933      (3,418)      (1,410)      (9,483)
   Income tax provision
    (benefit).....................     2,729     4,418     6,897    10,557      13,461      (1,495)        (541)      (3,874)
                                   ---------  --------  --------  --------    --------     -------    ---------     --------
      Net income (loss)...........       206     6,376    10,080    13,963      17,472      (1,923)        (869)      (5,609)
   Accretion of preferred stock
    dividends.....................     7,983     9,803    11,007    12,399      13,472       3,290           --           --
                                   ---------  --------  --------  --------    --------     -------    ---------     --------
      Net income (loss)
       related to common
       shareholders............... $  (7,777) $ (3,427) $   (927) $  1,564    $  4,000     $(5,213)   $    (869)      (5,609)
                                   =========  ========  ========  ========    ========     =======    =========     ========
Other Financial Data and
 Ratios:
   EBITDA (1)..................... $  19,142  $ 27,091  $ 35,148  $ 43,518    $ 46,019     $   188    $     213     $  3,720
   Cash provided by (used in):
      Operating activities........     9,719    14,221    17,379    28,053      35,822      12,372         (427)       5,485
      Investing activities........  (178,195)   (8,177)  (22,058)  (27,028)    (13,429)     (7,741)    (273,438)      (3,646)
      Financing activities........   168,476    (4,932)    3,740     2,449      (9,683)       (587)     280,146       (1,157)
   Depreciation and
    amortization..................     6,545     7,339     8,679    11,448      10,245       2,358          980        8,165
   Capital expenditures...........     4,207     7,219     7,297    10,657      13,572       7,762          501        3,660
   Ratio of total debt to income
    from operations...............       6.9x      5.0x      3.9x      3.3x        2.6x        N/A          N/A          N/A
   Ratio of total debt to net
    income........................     513.5x     15.6x     10.3x      7.5x        5.5x        N/A          N/A          N/A
   Ratio of earnings to fixed
    charges (3)...................        --       1.0x      1.3x      1.6x        1.9x         --          N/A           --

Balance Sheet Data (at period end):
   Cash........................... $      --  $  1,112  $    173  $  3,647    $ 16,357                $   6,281     $  6,963
   Working capital................    (3,515)      415     2,888     2,084       9,204                   12,140        8,994
   Total assets...................   178,346   179,684   201,116   213,838     235,443                  238,097      242,243
   Total debt (2).................   105,780    99,254   103,424   104,869      95,459                  201,478      204,712
   Shareholders' equity
    (deficit).....................   (21,868)  (25,188)  (25,895)  (24,105)    (20,124)                   3,131       (2,478)

--------
(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of our operating performance or cash flow as a measure of our liquidity. See footnote (2) on page 10.
(2) Includes accrued interest.
(3) The deficiency of earnings to fixed charges was $2,374 for the year ended December 31, 1998, $6,708 for the three months ended March 31, 2002 and $9,483 for the three months ended March 31, 2003.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations covers periods prior to the consummation of the Transaction. As part of the Transaction, we entered into the various financing arrangements described herein and, as a result, we now have a different capital structure. Accordingly, the results of operations for periods subsequent to the consummation of the Transaction will not necessarily be comparable to prior periods. This discussion and analysis should be read in conjunction with the "Selected Historical Financial and Other Data" and our audited and unaudited financial statements and related notes included elsewhere in this prospectus. Some of the statements set forth below and elsewhere in this prospectus include forward-looking statements that involve risks and uncertainties.

Overview

   We are one of the largest providers of commercial landscape maintenance services in the United States. Since 1992, our revenue, income from operations, net income and EBITDA have grown at compound annual rates of 22%, 27%, 17% and 26%, respectively. For the period from January 1, 2002 through December 19, 2002, we generated revenue, income from operations, net income and EBITDA of $283.2 million, $35.8 million, $17.5 million and $46.0 million respectively. For the period from December 20, 2002 through December 31, 2002 we generated revenue, loss from operations, net loss and EBITDA of $8.7 million, $(767,000), $(869,000) and $213,000 respectively. For the three months ended March 31, 2003, we generated revenue, loss from operations, net loss and EBITDA of $75.4 million, $(4.4) million, $(5.6) million and $3.7 million, respectively. See footnote 2 to "Summary Historical and Pro Forma Financial and Other Data" for a definition of EBITDA and a reconciliation of net income to EBITDA.

   Revenue from landscape maintenance services accounted for 86% of our revenue for the period from January 1, 2002 through December 19, 2002 and 45% of our revenue for the period from December 20, 2002 through December 31, 2002. We develop partnerships with our customers and emphasize long-term relationships rather than one-time projects or small assignments. Most of our maintenance contracts are on a fixed annual fee basis, with the remainder billed on a "per occurrence" basis. We have also averaged $0.55 of additional work order revenue for every $1.00 of our maintenance contract revenue over the past three fiscal years based on our operating data. Contracts are normally paid in eight to twelve equal monthly cash installments during the year.

   Revenue from snow removal services accounted for 6% of our revenue for the period from January 1, 2002 through December 19, 2002 and 47% of our revenue for the period from December 20, 2002 through December 31, 2002. Our role as the customer's landscape maintenance provider positions us well to also provide them with snow removal service. Snow removal services enable us to utilize our infrastructure in the winter months at limited incremental fixed costs. We provide the majority of our snow removal services through subcontractors who provide additional equipment capacity (e.g., plow trucks).

   Revenue from landscape/design services accounted for 8% of our revenue for the period from January 1, 2002 through December 19, 2002 and 8% of our revenue for the period from December 20, 2002 through December 31, 2002. Our design/build services enhance our technical capabilities and brand recognition. Historically, a significant portion of design/build customers have become landscape maintenance customers upon project completion.

   We recognize contract revenue in proportion to delivery of services as follows: each month, we determine the actual labor, material, and subcontractor costs incurred on each contract and divide that amount by the total labor, material, and subcontractor costs estimated to be incurred to complete the contract. The resulting ratio is used to determine the total contract year to date revenue by multiplying the ratio by the total contract price. The difference between this contract year to date revenue and the revenue previously recognized on the contract is recognized as revenue in the month. Estimates of expected total labor, material and subcontractor costs are re-evaluated monthly based on actual costs incurred to date and estimates of future costs. In the event estimated total contract costs exceed total contract price, the estimated loss on the contract is accrued in the period in which the loss is identified. The current asset, unbilled revenue and the current liability, deferred revenue result from differences between the timing of billings and the recognition of service revenues on uncompleted contracts. Because our work has seasonal peaks (e.g., mulch, flowers, and intensive mowing in the spring, and flowers and intensive mowing in the early fall), on calendar contracts, billings generally exceed revenue until March and then revenue exceeds billings until the completion of contracts at the end of the year.

   Cost of services includes both direct costs that are charged to specific projects (e.g., labor and materials) and indirect costs that are not charged to specific projects (e.g., overtime, debris disposal, small tools, depreciation and fuel) and are expensed as incurred. A large component of our costs is variable, the largest of which are labor and materials. Many of our contracts contain provisions allowing us to periodically adjust our pricing to reflect increases in these costs.

   General and administrative expenses are comprised of salaries and related expenses, including benefits and bonuses for non-branch personnel. Other general and administrative expenses include rent, office expenses, professional fees, insurance and depreciation of leaseholds, computer hardware, software licenses and office equipment.

   In August 2001, we purchased certain assets and contracts of the landscape division of Duke Realty Corporation, a publicly traded real estate investment trust, for an aggregate purchase price of $13.3 million. As a result of the acquisition, we added approximately 600 customer properties in five states. In June 2000, we purchased all of the outstanding stock of two landscape companies in Southern California for an aggregate purchase price of $15.0 million. In accordance with the terms of the agreements, we paid contingent consideration of $3.3 million in 2001 in connection with these two acquisitions. During 1999, we purchased two small landscaping companies in existing markets for an aggregate purchase price of $1.1 million.

Results of Operations

   The following table for the fiscal years ended December 31, 2000 and 2001, the period from January 1, 2002 through December 19, 2002, the period from December 20, 2002 through December 31, 2002 and for the three month periods ended March 31, 2002 and 2003 depicts costs as a percentage of revenue.

                                            Predecessor                               Successor
                              ------------------------------------------- ---------------------------------
                              Fiscal Year
                                Ended         Period From    Three Months    Period From
                              December 31,  January 1, 2002     Ended     December 20, 2002  Three Months
                              ------------      Through       March 31,        Through      Ended March 31,
                              2000   2001  December 19, 2002     2002     December 31, 2002      2002
                              ----   ----  ----------------- ------------ ----------------- ---------------
Service revenues............. 100%   100%        100%            100%            100%             100%
Cost of services.............  69%    68%         67%             78%             76%              79%
                               ----  ----        ----           -----           -----            -----
   Gross profit..............  31%    32%         33%             22%             24%              21%
General and administrative
  expenses...................  17%    18%         19%             26%             25%              19%
Amortization.................   2%     2%          1%              1%              8%               8%
                               ----  ----        ----           -----           -----            -----
   Income from
     operations..............  12%    13%         13%            (5)%            (9)%             (6)%
Interest expense.............   4%     3%          2%              3%              7%               7%
                               ----  ----        ----           -----           -----            -----
   Income before taxes.......   8%    10%         11%            (7)%           (16)%            (13)%
Provision for income taxes...   3%     4%          5%            (3)%            (6)%             (5)%
                               ----  ----        ----           -----           -----            -----
   Net income................   5%     5%          6%            (4)%           (10)%             (7)%
Accretion of preferred stock
  dividends..................   5%     5%          5%              7%              --               --
                               ----  ----        ----           -----           -----            -----
   Net income (loss) related
     to common
     shareholders............   0%     1%          1%           (11)%           (10)%             (7)%
                               ====  ====        ====           =====           =====            =====

  Three Months Ended March 31, 2002, as Compared to Three Months Ended March 31, 2003

   Revenue. Revenue for the three months ended March 31, 2003 increased by $27.8 million, or 58.3%, to $75.4 million from $47.6 million for the same period in 2002. The increase was driven by a $29.8 million increase in snow removal revenue offset by a $1.4 million decrease in landscape maintenance revenue and a $0.6 million decrease in design/build revenue. Snow removal revenue was the largest component, accounting for 53.2% of total revenue for the three months ended March 31, 2003. The increase in snow removal revenues was a result of greater snowfalls in many of the Company's seasonal markets in 2003, combined with increased penetration of this service offering with existing and new maintenance customers. The declines in both maintenance and design/build revenues were the result of weather-related delays in commencing operations principally in the markets that experienced heavy snowfalls.

   Gross profit. Gross profit for the three months ended March 31, 2003 increased by $5.3 million, or 49.6%, to $15.8 million from $10.6 million for the same period in 2002. The increase in gross profit was the result of the additional snow volume described above. Gross margin decreased slightly from 22.2% for the three months ended March 31, 2002 to 21.0% for the same period in 2003. This decline was the result of a sharp increase in subcontractor costs related to the increased snow removal activity and the continuation of fixed landscaping costs (e.g., depreciation, vehicle insurance) despite the weather-related delay in landscaping activity.

   General and administrative expenses. General and administrative expenses for the three months ended March 31, 2003 increased 17.8% to $14.5 million from $12.3 million for the same period in 2002. General and administrative expenses as a percentage of revenue decreased to 19.2% for the three months ended March 31, 2003 from 25.8% for the three months ended March 31, 2002 This decline is the result of the large increase in revenue in the period, principally from snow removal activities, compared to the significantly smaller increase in general and administrative expenses.

   Amortization expense. Amortization expense increased for the three months ended March 31, 2003 by $5.3 million to $5.8 million from $0.5 million for the same period in 2002. Amortization of goodwill associated with the 1998 business combination was discontinued in 2002 with the adoption of Statement of Accounting Standards No. 142 "Goodwill and Other Intangible Assets". Amortization expense in 2003 relates to the customer contracts and relationships intangible asset established in connection with the Transaction. Customer contracts and relationships have an estimated useful life of 1 to 14 years.

   Loss from operations. Loss from operations for the three months ended March 31, 2003 increased $2.2 million to $4.4 million from $2.2 million for the same period in 2002. Additional amortization expense described above was the principal reason for the increased loss.

   Interest expense. Interest expense for the three months ended March 31, 2003 increased $3.8 million to $5.0 million from $1.2 million for the same period in 2002. Average debt outstanding increased to $200.3 million from $104.0 million as a result of the Transaction. The weighted average rate of interest on the borrowings increased to 9.9% for the three months ended March 31, 2003 from 6.0% for the same period in 2002 as a result of the Transaction.

   Income taxes. An income tax benefit was recorded for the three months ended March 31, 2003 at an effective rate of 40.9%, the expected effective rate for the year ended December 31, 2003. This rate differs from the federal statutory rate of 35% primarily due to state taxes. Management expects the Company to generate taxable income for the year ended December 31, 2003 and therefore believes the recoverability of the benefit recorded is probable.

   Net loss. Net loss for the three months ended March 31, 2003 increased $3.7 million to $5.6 million from $1.9 million for the same period in 2002 for the reasons noted above.

  Period from December 20, 2002 through December 31, 2002

   Revenue. Revenue for the period from December 20, 2002 through December 31, 2002, $8.7 million, was 47% snow removal, 45% landscape maintenance, and 8% design/build. This differs from the historical breakdown of revenues since in the Company's seasonal markets grass and plants were dormant and there were snowfalls in several of the Company's markets during the period.

   Gross profit. Gross profit for the period from December 20, 2002 through December 31, 2002 was $2.1 million representing 24.2% of revenue. Higher margins from snow removal operations were offset by indirect costs associated with Company holidays during the period.

   General and administrative expenses. General and administrative expenses for the period from December 20, 2002 through December 31, 2002 were $2.2 million representing 24.9% of revenue. This differs from the historical percentage since most of the administrative costs are fixed and December is a seasonally lower revenue month.

   Amortization. Amortization for the period from December 20, 2002 through December 31, 2002 was $703. Amortization results principally from the amortization of the customer contracts and relationships intangible asset established in connection with the Transaction which has a useful life of 14 years.

   Loss from operations. The loss from operations for the period from December 20, 2002 through December 31, 2002 was $0.8 million and resulted from the seasonality of the business noted above.

   Interest expense. Interest expense was $0.6 million for the period from December 20, 2002 through December 31, 2002. Principal debt obligations outstanding during the period were the Senior subordinated notes and the Senior bank facility.

   Income taxes. An income tax benefit was recorded for the period from December 20, 2002 through December 31, 2002 at an effective rate of 38.4%. This rate differs from the federal statutory rate of 35% primarily due to state income taxes. The Company will file a consolidated federal income tax return with Holdings for the year ended December 31, 2002 which will include the results of the predecessor company for the period from January 1, 2002 through December 19, 2002. Since this return will reflect taxable income for the year ended December 31, 2002, the realizability of the benefit recorded for the period from December 20, 2002 through December 31, 2002 is highly probable.

   Net loss. The net loss for the period from December 20, 2002 through December 31, 2002 was $0.9 million and resulted from the seasonality of the business noted above.

  Period from January 1, 2002 through December 19, 2002 Compared to the Year Ended December 31, 2001

   Revenue. Revenue increased by $27.8 million, or 10.9% from $255.4 million for the year ended December 31, 2001 to $283.2 million for the period from January 1, 2002 through December 19, 2002. This increase was driven by a $34.2 million, or 29.1%, increase in landscape maintenance revenue and a $1.5 million, or 9.2% increase in snow removal revenue, offset by an $8.0 million, or 27.2%, decrease in design/build revenue. Landscape maintenance revenue was the largest component, accounting for 86% of total revenue for the period from January 1, 2002 through December 19, 2002. The inclusion of revenue from the Duke transaction consummated in August of 2001 for virtually a full year accounted for approximately two-thirds of the increase in landscape maintenance revenues, while continued addition of new maintenance contracts made up the balance. Revenue from snow removal increased by less in percentage terms than the increase in maintenance revenue because of lower than normal snowfall levels in many of our markets. Design/build revenue decreased due to a decline in demand for landscaping projects and the impact of water restrictions on installation operations in Denver.

   Gross profit. Gross profit increased by $9.9 million, or 12.0% from $82.6 million for the year ended December 31, 2001 to $92.5 million for the period from January 1, 2002 through December 19, 2002. Gross margin increased from 32.3% for the year ended December 31, 2001 to 32.7% for the period from January 1, 2002 through December 19, 2002. Gross profit in the 2002 period increased as a result of the increase in volume discussed above. Gross margin increased as a result of improvements in design/build margins, offset by an increase in indirect job costs. The increase in design/build margins was driven by a strategic shift from lower margin commercial installations to higher margin high-end residential projects. The increase in indirect job costs was due in part to a sharp increase in the cost of vehicle insurance as insurance markets generally tightened.

   General and administrative expenses. General and administrative expenses increased $9.2 million, or 20.3%, from $45.5 million to for the year ended December 31, 2001 to $54.8 million for the period from January 1, 2002 through December 19, 2002. General and administrative costs increased as a percentage of revenue from 17.8% to 19.3%. The principal causes of the increases was the investment in administrative infrastructure required to support our regional expansion from 14 operating regions to 19 operating regions and the expenses associated with the implementation of a new enterprise resource planning system.

   Amortization. Amortization decreased $3.1 million from $5.0 million from the year ended December 31, 2001 to $1.9 million for the period from January 1, 2002 through December 19, 2002 principally as a result of the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." As a result of the adoption of this pronouncement, we discontinued the amortization of goodwill.

   Income from operations. Income from operations increased by $3.7 million, or 11.5%, from $32.0 million for the year ended December 31, 2001 to $35.8 million for the period from January 1, 2002 through December 19, 2002, remaining 12.6% of revenue, as a result of the reasons noted above.

   Interest expense. Interest expense decreased by $2.7 million, or 35.9%, from $7.6 million for the year ended December 31, 2001 to $4.8 million for the period from January 1, 2002 through December 19, 2002 primarily due to lower interest rates.

   Income taxes. Income taxes were accrued at an effective rate of 43.1% and 43.5% for the year ended December 31, 2001 and for the period from January 1, 2002 through December 19, 2002, respectively. These rates differ from the federal statutory rate of 35% due primarily to state income taxes. Of the $13.5 million tax provision for the period from January 1, 2002 through December 19, 2002, $5.1 million was for net deferred taxes. The largest contributor to the deferred tax is the amortization of deductible goodwill for tax purposes. The deductible goodwill was generated principally in connection with the 1998 Transaction and is deductible over 15 years. For financial reporting purposes, the goodwill is not being amortized.

   Net income. Net income increased by $3.5 million, or 25.1% from $14.0 million for the year ended December 31, 2001 to $17.5 million for the period from January 1, 2002 through December 19, 2002 as a result of the reasons noted above.

  Year Ended December 31, 2001, as Compared to Year Ended December 31, 2000

   Revenue. Revenue increased by $33.9 million, or 15.3%, from $221.5 million in 2000 to $255.4 million in 2001. This increase was driven by a $37.5 million increase in landscape maintenance revenue, a $2.3 million increase in design/build revenue, offset by a $5.9 million decrease in snow removal revenue. Landscape maintenance revenue was the largest component, accounting for 82% of total 2001 revenue. The inclusion of revenue from the acquisitions consummated in June of 2000 for a full year and revenues from the Duke transaction consummated in August of 2001 each added approximately $7 million in landscape maintenance revenues. Strong 2001 maintenance contract revenue renewals of approximately 89% of revenue generated in the previous year and strong additions in the number of customer properties we serve made up the balance of the growth. Revenue from snow removal decreased due to less than normal snow fall levels in many of our seasonal markets. Design/build revenue increased primarily due to the full year impact of design/build revenue from an acquired business offset by declines of design/build revenue in certain other markets.

   Gross profit. Gross profit increased by $14.4 million, or 21.1%, from $68.2 million in 2000 to $82.6 million in 2001. Gross margin increased from 30.8% in 2000 to 32.3% in 2001. Gross profit in 2001 increased as a result of the increase in volume discussed above. Gross margin increased as a result of a shift away from lower margin design/build services, offset by a general increase in fuel prices, a sharp increase in the market price of insurance and increased depreciation of trucks, trailers and equipment driven in part by standardizing fleets acquired in 2000 and 2001.

   General and administrative expenses. General and administrative expenses increased by $7.8 million, or 20.8%, from $37.7 million in 2000 to $45.5 million in 2001. General and administrative expenses increased as a percentage of revenue from 17.0% in 2000 to 17.8% in 2001 primarily as a result of an increase in salaries and benefits, rent and costs associated with the assimilation of the acquisitions made in 2000 and 2001.

   Income from operations. Income from operations increased by $5.6 million, or 21.1%, from $26.5 million in 2000 to $32.1 million in 2001 as a result of the reasons noted above. Income from operations increased as a percentage of revenue from 12.0% in 2000 to 12.6% in 2001 principally because of the increase in gross profit.

   Interest expense. Interest expense decreased by $1.9 million, or 20.5%, from $9.5 million in 2000 to $7.6 million in 2001 primarily because of lower interest rates.

   Income taxes. Income taxes were accrued at an effective rate of 40.6% and 43.1% at December 31, 2000 and 2001, respectively. These rates differ from the federal statutory rate of 35% primarily due to state income taxes. Of the $10.6 million tax provision, $3.2 million was for net deferred taxes. The largest contributor to the deferred tax is the shorter amortization period of deductible goodwill. The deductible goodwill was generated principally in connection with the 1998 Transaction and is deductible over 15 years.

   Net income. Net income increased by $3.9 million in 2001, or 38.5%, from $10.1 million in 2000 to $14.0 million in 2001 as a result of the reasons noted above.

Liquidity and Capital Resources

   We have historically used internal cash flow from operations and borrowings under our existing credit facility to fund our operations, capital expenditures and working capital requirements. For the years ended December 31, 2000 and 2001, the period from January 1, 2002 to December 19, 2002, the period from December 20, 2002 to December 31, 2002 and for the three month periods ended March 31, 2002 and 2003, cash provided by (used for) operating activities was $17.4 million, $28.1 million, $35.8 million, $(0.4) million, $12.4 million and $5.5 million, respectively. Our cash flow from operations is positive despite our net loss due to high levels of non-cash items including depreciation, amortization and deferred taxes.

   Our capital expenditure requirements are primarily comprised of landscape equipment, trucks and trailers. Our capital expenditures were $7.3 million, $10.7 million, $13.6 million, $0.5 million, $7.8 million and $3.7 million, for the years ended December 31, 2000, 2001, the period from January 1, 2002 to December 19, 2002, the period from December 20, 2002 to December 31, 2002 and for the three month periods ended March 31, 2002 and 2003, respectively. Included in capital expenditures for the period from January 1, 2002 to December 19, 2002 were $1.9 million for our new enterprise resource planning system. More efficient delivery processes with key equipment vendors account for the reduction in the three month period ended March 31, 2003.

   In 2000, net cash provided by financing activities was $3.7 million, including debt repayment of $11.4 million offset by $15.0 million borrowed for financing acquisitions. In 2001, net cash provided by financing activities was $2.4 million, including debt repayment of $14.5 million offset by $16.6 million borrowed for financing acquisitions. Net cash used for financing activities for the period from January 1, 2002 to December 19, 2002 consisted of $9.6 million in net debt repayments. Cash provided by financing activities for the period from December 20, 2002 to December 31, 2002 consisted of $200 million of debt financing and $80.1 million of proceeds from the issuance of common stock, both in connection with the Transaction. In the first quarter of 2002, net cash used in financing activities was $0.6 million, including debt payment of $1.6 million offset by $1.0 million borrowed under a capital lease for software licenses. In the first quarter of 2003, net cash used in financing activities was $1.2 million, consisting principally of debt repayment.

   As of March 31, 2003, we had nothing outstanding on our revolving credit facility and our senior bank facility was fixed on 90-day and 180-day LIBOR contracts expiring in March and June with rates of 4.4%.

   As a result of the Transaction, we have a significant amount of indebtedness. On March 31, 2003, we had total indebtedness of $199.8 million (of which $150.0 million consisted of the notes and $49.8 million consisted of senior debt).

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  .   limit our ability to borrow additional funds.

   Our contractual obligations as of December 31, 2002 are summarized in the table below:

                                                       Payments Due by Period
                                   --------------------------------------------------------------
                                                                                 2008 &
                                     2003     2004     2005     2006     2007    After    Total
                                   -------- -------- -------- -------- -------- -------- --------
                                                       (dollars in thousands)
Long term debt....................   $5,304   $5,335   $8,263  $10,000  $10,000 $162,000 $200,902
Operating leases..................    3,102    1,579      947      519      248       93    6,488
                                   -------- -------- -------- -------- -------- -------- --------
Total contractual cash obligations   $8,406   $6,914   $9,210  $10,519  $10,248 $162,093 $207,390
                                   ======== ======== ======== ======== ======== ======== ========

   We believe that our internal cash flows and borrowings under the revolving portion of our credit facility will provide us with sufficient liquidity and capital resources to meet our current and future financial obligations for the next twelve months, including funding our operations, debt service and capital expenditures. Our future operating performance will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes and our senior credit facility, may limit our ability to pursue any of these alternatives.

Seasonality

   Our landscape business is seasonal. For the twelve months ended December 31, 2001, first quarter 2001 service revenue represented 17.7% of total service revenue for the period while second quarter 2001 represented 31.8%, third quarter 2001 represented 27.7% and fourth quarter 2001 represented 21.2%. For the twelve months ended December 31, 2002, first quarter 2002 service revenue represented 16.3% of total service revenue for the period while second quarter 2002 represented 31.7%, third quarter 2002 represented 27.2% and fourth quarter 2002 represented 24.8%. These percentages are consistent over time with minor variations related to weather conditions. Losses generally occur in the first quarter since in most markets there is very little landscape revenue to be recognized, but fixed overheads (e.g., management and supervisory salaries and benefits, rent, depreciation) continue.

Effect of Inflation

   Inflation has generally not been a material factor affecting our business. Our general operating expenses, such as wages and salaries, employee benefits and materials and facilities costs, are subject to normal inflationary pressures.

Recent Accounting Pronouncements

   Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("FAS No. 145"), among other things, rescinds various pronouncements regarding early extinguishment of debt. It allows extraordinary accounting treatment for early extinguishment of debt only when the provisions of Accounting Principals Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", are met. FAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company adopted this statement effective January 1, 2003. The adoption of FAS No. 145 did not have a material impact on the Company's financial position, results of operations, or cash flows.

   Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS No. 146") addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). FAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of commitment to an exit or disposal plan. FAS No. 146 also establishes that fair value is to be used for initial measurement of the liability. The Company must adopt FAS No. 146 for all exit or disposal activities that are initiated after December 31, 2002. Management does not believe that adopting this pronouncement will have a material impact on The Company's results of operations, financial position or cash flows.

   Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation--Transaction and Disclosure an amendment of FASB Statement No. 123", ("FAS No. 148") amends FAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock-based compensation in accordance with APB No. 25. FAS No. 148 also amends the disclosure provisions of FAS No. 123 to require prominent disclosure about the effects of an entity's accounting policy decisions with respect to stock-based employee compensation on reported net income. It also amends APB Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information.
FAS No. 148 must be adopted for fiscal years beginning after December 15, 2003. When adopted, the amounts disclosed could be material to the Company's reported net income.

   Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", ("FIN 45"), details the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has issued no guarantees, and therefore, the adoption of FIN 45 has not had a material impact on the Company's financial position, results of operations, or cash flows.


   Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company continues to evaluate the impact of FIN 46 on its financial position, results of operations, and cash flows.



   Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", ("FAS 150") establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and shall be effective at the beginning of the first interim period beginning after June 15, 2003. Management will continue to evaluate the provisions of FAS 150, however, the adoption of this pronouncement is not expected to have a material effect on the Company's financial position.


Critical Accounting Policies

   Certain of our accounting policies as discussed below require the application of significant judgment by management in selecting the appropriate estimates and assumptions for calculating amounts to record in our financial statements. Actual results could differ from those estimates and assumptions, impacting the reported results of operations and financial position of the Company. The Company's significant accounting policies are more fully described in the notes to the financial statements. Certain accounting policies however are considered to be critical in that they are most important to the depiction of the Company's financial condition and results of operations and their application requires management's most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

   Goodwill: Goodwill represents the excess of the purchase price of the acquired businesses over the estimated fair value of the net tangible and identifiable intangible assets acquired and was being amortized on a straight line basis over its estimated useful life of 40 years until the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS No. 142") which prohibited the amortization of goodwill as described in Note 7 of the accompaning Financial Statements.

   Goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit's goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit's carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit's goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

   Impairment of Long-Lived Assets: We periodically evaluate the recoverability of the carrying amount of our long-lived assets, including property and equipment and amortizable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which we operate and the resulting assumptions used to estimate future cash flows impact the outcome of the impairment tests.

   Service Revenue:   We perform landscape maintenance, landscape construction
and enhancement, and snow removal services. Revenue is recognized based upon the service provided and the contract terms.

     Landscape maintenance:

      Landscape maintenance services are generally provided under annual contracts. Revenue for these services is recognized as follows: each month, we determine the actual labor, material, and subcontractor costs incurred on each contract and divide that amount by the total labor, material, and subcontractor costs estimated to be incurred to complete the contract. The resulting ratio is used to determine the total contract year to date revenue by multiplying the ratio by the total contract price. The difference between this contract year to date revenue and the revenue previously recognized on the contract is recognized as revenue in the month. Estimates of expected total labor, materials and subcontractor costs are re-evaluated monthly based on actual costs incurred to date as estimates of future costs. In the event estimated total contract costs exceed total contract price, the estimated loss on the contract is accrued in the period in which the loss is identified.

     Landscape construction and enhancement:

      Landscape construction and enhancement services are generally provided under contracts of less than one year. Revenue for these services is recognized in proportion to the delivery of related services as follows: each month, we determine the actual labor, material, and subcontractor costs incurred on each contract and divide that amount by the total labor, material, and subcontractor costs estimated to be incurred to complete the contract. The resulting ratio is used to determine the total contract year to date revenue by multiplying the ratio by the total contract price. The difference between this contract year to date revenue and the revenue previously recognized on the contract is recognized as revenue in the month. Estimates of expected total labor, materials and subcontractor costs are re-evaluated monthly based on actual costs incurred to date and estimates of future costs. In the event estimated total contract costs exceed total contract price, the estimated loss on the contract is accrued in the period in which the loss is identified.

     Snow Removal:

      Snow removal services are generally provided under time and material contracts. Revenue for these services is recognized in the period in which the services are performed.

      The current asset, unbilled revenue, and the current liability, deferred revenue, result from differences between the timing of billings and the recognition of service revenues on uncompleted contracts.

   Risk Management: We carry general liability, vehicle collision and liability, workers compensation, professional liability, directors and officers liability, and employee health care insurance policies as well as umbrella liability insurance to cover claims over the liability limits contained in the primary policies.

   Our insurance programs for workers compensation and employee health care contain self-insured retention amounts. Claims in excess of the self-insured retention amounts are fully insured. Our accrual for unpaid and incurred but not reported claims under these programs at December 31, 2002 was $2,800 and is included in accrued expenses in the accompanying Consolidated Balance Sheet. While the ultimate amount of these claims is dependent on future developments, in management's opinion, recorded accruals are adequate to cover these claims.

   Our market risk sensitive instruments do not subject us to material market risk exposures, except for the risks related to interest rate fluctuations. As of March 31, 2003, we had debt outstanding with a carrying value of $199.8 which approximates fair value.

   Fixed interest debt outstanding as of March 31, 2003, which excludes borrowings under our Senior bank facility, was $150,000 and carried an average interest rate of 11.75%. This amount, representing our Senior subordinated notes, is due in 2009. The Senior subordinated notes are generally not redeemable prior to December 15, 2006 and then may be redeemed as follows:

                                              Redemption
                                               Price as
                                              percentage
                      Beginning December 15: of principal
                      ---------------------- ------------
                       2006.................   105.875%
                       2007.................   102.938%
                       2008 and thereafter..   100.000%

   The amount outstanding under the Senior bank facility as of March 31, 2003 was $49,000. Interest rates on the Senior bank facility are set at 1.75% over the prevailing prime rate of interest or are established for periods of up to six months at 3.00% over LIBOR. These rates are subject to the Company maintaining its senior credit ratings with Standard & Poor's (BB-) and Moody's
(Ba3). The borrowing under the Senior bank facility at March 31, 2003 is on a LIBOR contract maturing in June and carries an interest rate of 4.4%.

   Our total annual interest expense, assuming interest rates in effect as of December 31, 2002, would be approximately $19.8 million. A 10% increase in interest rates would increase total annual interest expense by approximately $220, and decrease net income (loss) and cash flow by approximately $131.

                                   BUSINESS

Company Overview

   We are one of the largest providers of commercial landscape maintenance services in the United States, servicing over 8,000 commercial properties in 23 states. We were founded in 1939 and have been continually managed by members of the Brickman family. We provide our landscape maintenance services, including lawn care, flower bed planting and care, tree and shrub pruning, leaf removal, weed and pest control, irrigation maintenance, fertilization and mulching, to a diverse set of customers pursuant to maintenance contracts. The vast majority of our customers use our services at more than one property and include regional and national property owners and managers of office parks, hotels, corporate facilities, retail centers, schools and universities, hospitals, professionally-managed residential properties and municipal facilities. We also provide snow removal services to our landscape maintenance customers in order to fulfill their needs and to leverage our infrastructure during the winter months. In addition, we provide our customers with landscape design/build services, which enhance our technical capabilities and brand recognition. Since 1992, our revenue, income from operations, net income and EBITDA have grown at compound annual rates of 22%, 27%, 17% and 26%, respectively. For the period from January 1, 2002 through December 19, 2002, we generated revenue, income from operations, net income and EBITDA of $283.2 million, $35.8 million, $17.5 million and $46.0 million respectively. For the period from December 20, 2002 through December 31, 2002 we generated revenue, loss from operations, net loss and EBITDA of $8.7 million, $(767,000), $(869,000) and $213,000 respectively. For the three months ended March 31, 2003, we generated revenue, loss from operations, net loss and EBITDA of $75.4 million, $(4.4) million, $(5.6) million and $3.7 million, respectively. See footnote 2 to "Summary Historical and Pro Forma Financial and Other Data" for a definition of EBITDA and a reconciliation of net income to EBITDA.

   We serve our customers through our network of approximately 90 branches. Revenue from landscape maintenance services accounted for 86% of our revenue for the period from January 1, 2002 through December 19, 2002 and 45% of our revenue for the period from December 20, 2002 through December 31, 2002.
 During these periods, over two-thirds of our landscape maintenance service revenue was derived from maintenance contracts, with the balance derived from supplemental services (work orders). As an integral part of our landscape maintenance services, we proactively work with our customers to identify and recommend work orders, which include annual recurring supplemental work, property improvements/enhancements and repair of landscape damage. Our high maintenance contract revenue retention rate, together with our consistent rate of work order revenue, contributes to the overall stability of our landscape maintenance service revenue.

   On December 20, 2002, we entered into a series of transactions that resulted in Brickman becoming a wholly owned subsidiary of Brickman Holdings. Brickman Holdings is owned by members of the Brickman family, CIVC, management and certain other investors. For more information, see "The Transaction."

Business Strengths

   We believe that the key elements of our successful track record of performance are as follows:

   Leading Market Position in a Highly Fragmented Industry. We are one of the largest providers of commercial landscape maintenance services in the United States and have achieved a strong reputation and brand recognition. Due to our recognized brand and broad geographic scope, we are often awarded "preferred provider" status by our customers and are well-positioned to be selected for landscape maintenance contracts by prospective customers. The majority of the companies in the commercial landscape maintenance industry are small, local providers who cannot consistently match our sophisticated operating procedures, broad service capabilities and competitive pricing. Our extensive branch network allows us to serve large multi-property and multi-market customer accounts, which smaller providers are unable to serve on a coordinated and consistent basis. Furthermore, we enjoy advantages of scale including sharing of our best operating practices, leveraging purchase efficiencies across all of our branches and attracting and retaining qualified field personnel.

   Predictable, Recurring Revenue. The commercial landscape maintenance business is perennial in nature and characterized by contracts that generate predictable and recurring revenue. On average, over the past five years, approximately 90% of each year's landscape maintenance contract revenue recorded was from repeat customers from the previous year, based on our sales and marketing data. As an integral part of our landscape maintenance service, we proactively work with our customers to identify and recommend work supplemental to contract requirements. These work orders have proven to be statistically predictable in nature and we have averaged $0.55 of additional work order revenue for every $1.00 of our maintenance contract revenue over the past three fiscal years based on our operating data.

   Resistance to Economic Downturns. We believe that certain characteristics of the commercial landscape maintenance industry in general and our business model in particular help mitigate the effects of economic downturns on our financial performance. These characteristics include:

  . the non-discretionary and perennial nature of commercial landscape maintenance spending;

  . the increasing importance of landscape maintenance services for customers that need to market their properties more aggressively during economic downturns in order to maintain or improve occupancy rates;

  . the relatively small cost of landscape maintenance as compared to the total cost of operating a property;

  .   our highly variable cost structure;

  .   our significant base of customer properties; and

  . the geographic diversity of our customers who are spread across many industries.

   Strong and Diverse Customer Relationships. We believe that our commitment to consistently providing our customers with high quality services has resulted in long-term customer relationships, high customer renewal rates and, ultimately, increased profitability. Our goal is to have our customers view us as an extension of their company and a long-term partner who is able to fulfill all of their landscaping requirements. We also have received numerous customer and industry awards throughout the years for quality and customer service.

   Favorable Cash Flow Characteristics. Our business has strong cash flow characteristics due to the combination of our recurring revenue, high operating margins, low requirements for replacement capital expenditures and minimal working capital requirements. Additionally, as a result of the 1998 Transaction, we will be able to deduct for federal income tax purposes approximately $10.7 million in goodwill amortization each year through 2012.
As evidence of our strong cash flow, we have reduced our leverage, as measured by our ratio of total debt to EBITDA, from 5.5x as of December 31, 1998 to 2.1x as of December 19, 2002. The timing of our cash inflows throughout the years is also consistent as our customers generally pay for our services in eight to twelve equal monthly cash installments.

   Experienced and Incentivized Management. Our management is composed of executive, regional and branch management teams, each of which draws on extensive industry experience and training to maintain and expand our leadership position in the commercial landscape maintenance industry. The members of our executive management team, led by Scott Brickman, who has been with us since 1986 and has been our Chief Executive Officer since the 1998 Transaction, have an average of 18 years with us. The members of our regional and branch management teams are also well experienced, having an average of approximately 14 and 9 years with us, respectively. Our practice is to hire college graduates, then place them in the field in supervisory capacities and train them over the course of six to ten years to assume the responsibilities of branch management. Our management team, excluding Scott Brickman, owns approximately 10% of Holdings' fully-diluted equity. With Scott Brickman, our management team owns approximately 35% of Holdings' fully-diluted equity.

Business Strategy

   For over 50 years, we primarily provided landscape design/build services to our customers. In the late 1980's, to achieve greater stability and profitability in our business model, we shifted our focus to landscape maintenance services.

   Retain and Increase Revenue from Existing Customers. The central focus of our business strategy is to increase maintenance contract renewals and customer penetration by consistently providing high-quality service to our existing customers. Over time, our profitability typically increases at properties we service as there is less labor intensive remediation work to be performed and we are able to maximize operating efficiencies through familiarity with the property. We also continue to capitalize on opportunities that increase revenue by winning new property assignments from our multi-property and multi-market customers.

   Add New Customers. As a result of our brand recognition, we are often referred to potential customers in proximity to our existing customers' properties. Our experienced branch managers and project directors capitalize on their operational expertise to market our services to new customers as well as to maintain strong relationships with our current customers. Furthermore, we consider acquisitions from time to time where we can acquire a small, quality landscape maintenance provider in our current markets, or a business in a new market which presents an opportunity for sustainable growth. When considering acquisitions, existing customers and management of the target company are the most important elements we consider.

   Leverage Low-Risk, Efficient Growth Model. Our model for expansion is to split branches within existing geographic markets and open new branches when we enter new geographic markets. We believe this is an efficient and low-risk method of managing our growth, as demonstrated by our ability to maintain high operating margins while growing from 30 branches in 1993 to 90 branches as of December 31, 2002.

  . Branch-Splitting. We proactively plan to split branches before customer requirements exceed branch management's capacity to provide high-quality service to existing customers and generate new business. By limiting branch size, we maintain close relationships between branch management and customers, thereby ensuring high levels of customer service. When we split a branch, the new branch is typically opened by a manager from the existing branch and is opened with an existing customer base transferred from the branch from which it was split. Of the 60 branches we added to our branch network between 1993 and December 31, 2002, 34 were opened through this branch-splitting strategy.

  . New Branches. We typically open branches in new geographic markets in response to demand from new and existing customers. When opening a new branch, we rely upon one of our experienced managers to manage the new branch rather than hiring an external manager who is unfamiliar with our established operating model. Once we have opened a branch in a new geographic market, we rely upon our branch-splitting strategy to fill in our geographic footprint in that region. Of the 60 branches that we added to our branch network between 1993 and December 31, 2002, 26 were opened to support customer demand, 13 of which were opened in connection with acquisitions.

   Replicate Standardized Operating Procedures. Because the commercial landscape maintenance business is primarily a local business, we have developed standardized branch-level operating procedures in order to replicate our high standards of customer service and efficient operating model from branch to branch. Standardized operating procedures begin with formulating a contract proposal, where we use experienced operating personnel to physically measure and assess the customer property and our proprietary software system to generate an estimate of the cost of the landscape services to be performed. Estimates are then used on a weekly basis to plan, schedule and monitor our labor, the most significant cost item in our business. We apply a similarly systematic approach to the actual performance of our landscape services, with each task being performed by field personnel trained in specific operational methods designed to achieve maximum operating efficiencies. These practices are applied consistently across all of our branches, allowing us to deliver competitive pricing to our customers and effectively monitor and control our labor productivity. Our successful execution of these operating procedures is illustrated by the fact that our actual contract labor man-hour requirements compared to our initial budgeted estimates of such requirements for the year ended December 31, 2002 were 6.248 million hours versus 6.277 million hours and for 2001 were 4.820 million hours versus 4.839 million hours. In addition, our actual contract labor rates varied only 0.7% for the year ended December 31, 2002 and 0.2% for 2001 from our initial budgeted estimates, respectively. By applying these operating procedures across all of our branches, we have consistently produced EBITDA margins in excess of 15% in each of the last five years.

   Attract, Train and Retain Quality Field Personnel. Our business is labor intensive, and we therefore believe our ability to attract, train and retain quality field personnel is critical to our success. We have historically attracted a significant number of new employees through referrals from our existing work force. We have been able to attract, develop and retain dependable field personnel by providing leadership and management support, delivering professional and technical education programs such as our Brickman University training program, providing challenging opportunities with significant customer service responsibility and offering competitive compensation and benefits. Our ability to provide consistent work and weekly paychecks to our hourly field personnel, which our smaller competitors are less able to provide, has also aided us in attracting and retaining field personnel. Our success in retaining field personnel has enabled us to minimize the costs associated with training new field personnel and to develop a pool of employees familiar with our best practices.

Industry Overview

   We believe that the lawn and landscape industry generates approximately $45 billion of revenue per year. We also believe that more than 50,000 companies compete in the industry and provide a variety of services to commercial and residential customers. The commercial landscape maintenance market segment, which is the focus of our business, includes office parks, hotels, corporate facilities, apartment complexes, retail centers and professionally-managed residential communities. In contrast to our national presence, most of the companies serving the commercial landscape maintenance market are small local or regional providers. We believe that trends within the commercial landscape maintenance market create opportunities for providers who have the size, reach, quality and service capabilities to respond to the evolving market and competitive environment. We believe the key trends affecting this market are:

   Growing Demand for Professional Service Providers. The commercial real estate market is undergoing significant consolidation. As a greater number of properties come under the ownership of REITs and larger property managers, we believe that owners will continue to outsource and, in certain cases, to sole-source landscaping services to larger, more professional commercial landscapers. We further believe these customers will not tolerate poor, incomplete or inadequate service and will seek out landscaping firms that can meet the service standards they demand.

   Outsourcing. As organizations increasingly focus on their core activities, they are deciding to outsource non-core services such as landscape maintenance. By outsourcing, organizations seek to improve the quality and consistency of service and reduce their costs through the efficiencies achieved by large service providers. We believe that large commercial landscape maintenance firms with a reputation for consistent, high-quality service will continue to benefit from this trend.

   Corporate Migration. Another trend driving the commercial landscaping industry is real estate development in suburban areas, and corporate migration away from urban areas and downtown high rises to suburban areas, office parks and more campus-like corporate offices. These new suburban facilities require higher levels of landscape design and maintenance due to their considerable acreage as compared to urban facilities.

Service Offerings

  Landscape Maintenance (84.9% of revenue for the year ended December 31, 2002)

   We provide full-service landscape maintenance for all types of corporate, commercial, institutional and professionally-managed residential properties, including the following:

  . Lawn Care. We have systematically studied the most efficient grass mowing methods and equipment. Using this knowledge, we analyze every property we maintain and develop a mowing plan. We believe that this plan ensures the best quality, horticulturally and aesthetically, for our customers while maximizing our productivity.

  . Flowers. Our flower programs emphasize color design and layout. Contracted growers use the most up-to-date varieties and growing techniques to produce healthy and attractive plantings.

  . Pruning. We recommend pruning each plant to its natural form so that it masses together. Our trained technicians avoid shearing plants in order to increase their life spans and produce a more healthy appearance.

  . Edging. Our bed edging creates a deep, crisp bed line that is smooth and accurately cut for a clean, neat appearance. These bedlines are efficiently created through the use of specially modified equipment that we design.

  . Leaf Removal. We perform leaf removal services in the fall season in our markets with deciduous trees, using specialized leaf vacuums and other equipment to keep our customers' properties looking neat and clean at all times and to promote a healthy turf.

  . Mulching. We mulch shrub beds and tree rings to naturally reduce weed growth and to promote healthy plant and tree growth. We mulch our larger properties with specialized mulch blowing trucks to improve our efficiency and quality. Mulching also creates an aesthetically pleasing look for our customers' properties.

  . Weed and Pest Control. We focus our weed and pest management efforts on eradicating weed seeds and insect larvae so that weed and insect growth is minimized. Custom programs are designed to ensure that a property is weed and insect free at all times, with a minimal impact on the environment.

  . Tree Care. Our tree care services include spraying, pruning, cabling and fertilizing trees.

  . Irrigation. We have specialized crews to install and maintain irrigation systems. We clean out irrigation systems prior to the year's first freeze to prevent pipe cracking in cold weather areas. We also repair broken irrigation heads and cracked pipes throughout the year and perform periodic system checks and maintenance.

  . Turf Application. Our turf application services include the application of pesticides, herbicides and fertilizers to customers under arrangements with specialized third-party lawn care providers with whom we partner.

   We supplement these services by providing our customers with value-added services such as property analysis, long-term property planning, irrigation consulting, weekly property reports, a bi-monthly newsletter, monthly planning meetings and periodic horticultural seminars.

   Landscape maintenance services are primarily provided through fixed fee contracts. The length of a maintenance contract ranges between one and eight years and is normally paid over the course of the year in eight to twelve equal monthly cash installments. These contracts typically provide that we will perform specified landscape maintenance services which require regular, usually weekly, property visits. Maintenance contract revenue represented 67% of our landscape maintenance revenue for the year ended December 31, 2002. Work orders are requested by customers with whom we have landscape maintenance contracts to supplement the services they receive under their contract. The services we provide pursuant to work orders include annual recurring supplemental work, property improvements/enhancements and repair of landscape damage. Work orders represented 33% of our landscape maintenance revenue for the year ended December 31, 2002.

   We have contracts with all of our landscape maintenance customers. Each contract is priced using a standardized estimating process that involves a property measurement and walk-through conducted by our trained operating personnel, input of measurement data and operational tasks into our proprietary estimating software and fine tuning of the output generated by the software by the superintendent responsible for performing the work at the property. By continually tracking service requirements and enhancing operating efficiencies, we strive to improve productivity and margins over the course of a contract's term. While these contracts are generally terminable upon 30 days' notice without cause, we believe that our early termination rate is very low.

  Snow Removal (7.6% of revenue for the year ended December 31, 2002)

   In addition to our landscape maintenance services, we opportunistically leverage our infrastructure during the winter months by offering snow removal services to our existing maintenance contract customers with limited incremental fixed costs. We believe that property owners and managers benefit from having the same contractor provide both snow removal and landscape maintenance services.

   We provide snow removal services under several types of contracts: time and material, per inch, per occurrence, lump sum and variations of these contracts. Our management teams are well-trained in snow removal processes. During the winter months, we modify our fleet of landscaping trucks and other vehicles by attaching the appropriate snow removal equipment. In addition, we have a working relationship with hundreds of subcontractors with whom we partner. These subcontractors perform the majority of the actual snow removal services and also provide some of the larger, more expensive pieces of equipment, while our personnel provide management oversight and perform a portion of the snow removal. Our strong subcontractor relationships allow us to leverage our management team to expand our role as a snow removal provider and achieve attractive margins without making significant infrastructure investments.

  Landscape Design/Build (7.5% of revenue for the year ended December 31, 2002)

   We provide landscape design/build services through teams of design/build professionals based in Chicago, San Diego and Denver. These services include initial landscape architecture and design work, as well as installation of trees, shrubs, lawns, flowers, retaining walls, walks, signage, fountains and ponds and irrigation and drainage systems. Through our teams of design/build professionals, we are able to accommodate requests for design/build services that arise in all of the markets we serve. We believe that our design/build capabilities complement our core landscape maintenance business by setting us apart from competitors who do not offer this service. We also are often selected as the landscape maintenance service provider by customers for whom we
have previously performed design/build work.   In addition, our design/build
teams share their best practices and landscape architectural expertise with our landscape maintenance teams, giving them a depth of knowledge which many of our competitors lack.

Operations

  Our Branch Network

   We have 19 regional offices through which our regional managers provide administrative, sales and management support for the four to eight branches within their respective region. Our 19 regional managers have an average of approximately 14 years experience in our organization. Each of our approximately 90 branches is led by a branch manager who is responsible for the management of the branch, its employees and customer relationships. Our approximately 90 branch managers have an average of nine years of experience in our organization. Branch offices are typically located on approximately one or two acre properties, and consist of a small office for administrative personnel, shop space for servicing equipment and a yard area for our landscape trucks, trailers and equipment. A typical branch office is staffed by a project director, a branch administrator, two to three superintendents, two to three supervisors, three crew leaders and 35 to 40 crew members. It utilizes approximately 1,500 to 2,000 square feet of leased office and equipment storage space and generates an average of approximately $3 million per year in revenue.

   The following chart sets forth the structure of a typical region and one of its constituent branches.
                                  [FLOW CHART]

  Flow chart of the structure of a typical region and one of its constituent branches.

  New Business Development

   Our marketing and sales efforts are divided between new customer acquisition and existing customer development. Our branch managers and project directors, whose advancement is related in part to their ability to generate new business, are heavily involved at the branch level in both new customer acquisition and existing customer development. By setting operational performance standards for the same branch team that sells and executes our contracts, we believe we foster stronger customer relationships and avoid accountability problems that can arise when sales are divorced from operations. The efforts of our branch managers and project directors are complemented by the efforts of our regional managers and division vice presidents, who focus on customer opportunities that extend to multiple branch locations and national accounts for companies with locations that span a number of regions.

   Our marketing objective is to develop long-term relationships with existing and new customers that will allow us to become the "preferred provider" of all their landscape requirements. We achieve this objective by introducing prospective customers to our capabilities and learning about prospective customers' landscaping needs and objectives through personal appointments with facility and property managers. This personal approach results in a better appreciation of each customer's preferences and enhances long-term customer relationships. Other sales and marketing methods we employ include networking, targeted cold calling and most importantly, customer referrals. In the northern climates we market in the landscaping off-season, between November and March, and in the south and the west coast we market year-round.

  Contract Estimation and Execution

   As one of the largest participants in the commercial landscape maintenance industry, we are also asked to bid on a large number of new properties and contracts up for renewal. We believe we have a competitive advantage over our competitors because of our consistent and accurate pricing system.

   The contract specifications we receive from a potential customer typically include the requested number of mowings, prunings, edgings, fertilizations, turf treatments and other standard landscape operations. The first step in the proposal process after receipt of the contract specifications is an examination and measurement of the property by a project director or branch manager. The project director or branch manager will determine the square footage of turf and flower beds and count the trees and shrubs on the prospective customer's property. He will then enter the measurements into our proprietary software program which allows us to produce a detailed cost estimate for the contract. Based on historical cost factors, the program calculates the time, materials and other direct and indirect costs required for each operational task. For example, the program calculates the amount of time and labor it will take to install a bed of flowers, along with the standard cost per square foot of flowers.

   After our estimating system determines the job costs and time requirements, the superintendent responsible for performing services at the property reviews the estimate and adjusts the estimate based on his practical experience. Once the estimating process is complete, the regional manager, branch manager or project director determines the appropriate pricing to achieve the desired gross margin and to secure the contract.

   Through the use of our proprietary job management system we are able to perform our operations with such efficiency that our actual contract labor man-hour requirements compared to our initial budgeted estimates of such requirements for the year ended December 31, 2002 were 6.248 million hours versus 6.277 million hours and for 2001 were 4.820 million hours versus 4.839 million hours. In addition, our actual contract labor rates for the same periods varied only 7/10/ths/% for the year ended December 31, 2002 and 2/10/ths/% for 2001 from our initial budgeted estimates.

  Purchasing

   For the year ended December 31, 2002, we purchased $29.7 million of materials for use in servicing our customers' properties. Hard material purchases, such as mulch, fertilizer, flowers and ice melt, represented 66% of our total material purchases, and plant material, such as trees, shrubs and sod, represented 29% of our total material purchases. The remaining 6% of total material purchases consisted of purchases specific to jobs such as equipment rentals or small tools. We generally purchase our materials locally from over 1,000 suppliers, and do not depend on any one supplier.

   We also purchase certain goods such as trucks, trailers, lawnmowers, blowers and edgers, office equipment and computers, as well as services such as voice and data communication services, employee benefits, insurance, accounting and legal services, on a national basis. We believe that due to our size and national presence we have been able to negotiate favorable prices on these goods and services as compared to those incurred by the majority of our competitors.

   As of September 30, 2002, we operated a fleet of approximately 1,200 vehicles, ranging from light duty Ford F-150's to our standard Ford F-450 Superduty landscape trucks and 800 Wells Cargo enclosed trailers. We perform regular maintenance of our landscape trucks and trailers and believe that generally they are well-maintained and adequate for our current operations. On an annual basis, we typically purchase approximately 125 Ford F-450s pursuant to an agreement negotiated directly with Ford Motor Company and 100 trailers from Wells Cargo.

Customers

   Our customers come from the following sectors of the commercial landscape maintenance industry:

Customer Type                                  Description                        Sample Customers
-------------                                  -----------                        ----------------
Commercial........................ Office parks, hotels, REIT's,        Insignia ESG, Equity Office
                                   retail centers and shopping malls    Properties, Duke Realty, Home
                                                                        Depot and The Rouse Company

Professionally Managed Residential Large apartment complexes,           Avalon Bay Communities, Equity
 Communities...................... retirement communities, home owner   Residential, Leisure World of
                                   associations                         Maryland and Frenchman's Creek

Institutions...................... Schools, universities, hospitals,    University of Pennsylvania, George
                                   museums and zoos                     Mason University, Scripps Medical
                                                                        Center and Lincoln Park Zoo

Corporate......................... Corporate offices, industrial sites  AOL Time Warner, General Electric,
                                                                        BankOne and Johnson & Johnson

Other............................. Cemeteries, municipal facilities and SCI, Stewart Enterprises, Chicago
                                   sports facilities                    Park District, City of Westin and Cal
                                                                        Ripken Stadium

   We service customer properties for a wide variety of customer types. In August 2001, we acquired the landscape maintenance business of Duke Realty Corporation. As part of the acquisition, we entered into an eight-year agreement to provide landscape maintenance services to their approximately 600 properties in five states. These services represented approximately 8% of our revenues for the year ended December 31, 2002. With the exception of Duke, no other customer contracted for more than 2% of contracted maintenance revenue for the year ended December 31, 2002.

   We focus on customer retention and establishing long-term relationships with our customers. As a result, we have established a number of long term customer relationships with clients such as Liberty Property Trust, The Rouse Company and Trammell Crow Company, to whom we have been providing services for ten years, and IBM, Lehigh University and AT&T, to whom we have been providing services for over 20 years.

Employees and Training

   As of December 31, 2002, we employed approximately 1,000 full-time salaried employees, and during 2002 we employed approximately 4,000 hourly employees at our seasonal peak. Our need for employees varies over the course of the year, increasing during the spring and summer and tapering off considerably during the fall and winter months in our northern markets. Our primary source of seasonal hourly employees is our existing long-term work force, who often refer family and friends to us.

   Immigrants comprise a significant portion of the workforce in the landscape industry. We selectively use a U.S. government program that provides H-2B temporary non-immigrant visas to foreign workers to help satisfy a portion of our need for seasonal labor in certain markets. This program is only available if there are no qualified U.S. residents available to fill the positions. We employed approximately 1,000 of our seasonal employees through this program in 2002. We incur costs associated with complying with regulatory requirements relating to the H2-B program, including costs associated with completing necessary paperwork and the payment to such employees of the prevailing wage for their services. We also incur costs associated with training those employees to the extent previously trained H2-B employees do not return for repeat employment in subsequent seasons. We do not believe the cost of maintaining this program exceeds the cost of hiring outside the program. Any change to existing U.S. immigration policy that restricts the ability of foreign workers to obtain employment in the United States is likely to contribute to a shortage of available labor. Immigration laws require us to confirm the legal status of our employees. From time to time, we may unknowingly employ illegal immigrants. As a significant employer of laborers, we are subject to periodic, random inspections, audits and searches by the Immigration and Naturalization Service (INS). If the INS finds illegally employed workers, we could suffer fines, which could be substantial in amount, in addition to a loss of our workforce. Any violation of immigration laws could have a material adverse affect on us.

   We place great value on having well trained employees. At the management level, we provide comprehensive training to new recruits in the various facets of our operating model through our "Brickman University" training program. Throughout the course of the year, topical workshops and literature are also provided to keep all managers current with the latest developments effecting our business and our industry. Our field personnel undergo a similarly thorough training process beginning at the time of their hire. Through our educational programs, we train our field personnel in the most efficient and effective methods of performing their job functions in order to ensure that all of the landscape operations we perform are executed in a consistent, high-quality and safe manner.

   Other than certain Chicago area employees, our employees are not organized under any collective bargaining agreements. In the Chicago area, approximately seven employees are members of Local 150 of the Midwest Operating Engineers Union and approximately 220 employees are members of Local 707 of the National Production Workers Union. We have not experienced any significant interruptions or curtailments of services due to disputes with our employees and we consider our labor relations to be satisfactory.

Management Information Systems

   Our management information systems allow management to track our performance at the branch level. The system consists of central servers located at our corporate headquarters and a wide-area network connecting all of our branches. Our financial and operations data are maintained on a proprietary system. This system includes software that allows management to analyze our financial condition as well as operational information such as property specific performance data and equipment information. We also use a customized estimating and job management system that allows our managers to develop pricing and to plan and schedule operations.

   We have contracted with Oracle Corporation to assist us with the design and implementation of a new enterprise resource planning system which will support our human resources, accounting, estimating, financial and job management and customer systems. We believe this new system will enhance our branches' ability to collaborate and share information and provide us with greater visibility and control over the operations of our business. We are currently piloting our new system.

Competition

   The commercial landscape maintenance industry is highly fragmented and competitive. We are one of the largest providers of commercial landscape maintenance services in the United States. Most of our competitors are small, owner-operated companies operating in limited geographic areas. We also compete with several landscape service companies operating in multiple markets. In particular, TruGreen/LandCare, a division of The ServiceMaster Company, is a substantial competitor.

   We believe the principal competitive factors in the industry are customer relationships, price, quality, timeliness and reliability of services provided and geographic scope of operations. We believe we have the reputation, service, quality, technical capabilities, geographic reach and size to remain competitive in the commercial landscape maintenance industry.

Facilities

   Our facilities consist of our headquarters, regional and branch offices. As of December 31, 2002, we operated an aggregate of 90 branch offices in 19 regions. Branch offices are typically located on approximately one or two acre properties and are comprised of a small office for administrative personnel, shop space for servicing equipment and a yard area for parking our landscape trucks, trailers and equipment. All of our facilities are leased under leases with remaining terms of less than five years.

   Our corporate office provides accounting, human resource, insurance, financial, administrative, legal, fleet management, communications, computer and purchasing services to all of our branch and regional offices allowing each branch to focus on operations and customer service. Approximately 50 salaried employees work at our corporate office, which is located at 375 South Flowers Mill Road, Langhorne, Pennsylvania.

Litigation

   We are from time to time a party to litigation arising in the normal course of our business, most of which involves claims for personal injury and property damage incurred in connection with our operations. We are not currently involved in any litigation, nor are we aware of any threatened litigation, that we believe is likely to have a material adverse effect on our financial condition or results of operations. We believe our insurance coverage to be adequate to cover the risks of any situations that may arise.

Regulatory and Environmental Matters

   We are subject to various federal, state and local laws and regulations relating to the employment of immigrants, workplace health and safety in the landscape services industry, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment and local zoning regulations. Immigration laws require us to confirm the legal status of our employees. The Immigration and Naturalization Service periodically conducts random inspections of our compliance with U.S. immigration laws. Pursuant to its authority under the 1990 Clean Air Act, the Environmental Protection Agency has recently implemented regulations that limit the use of some types of gasoline powered engines that emit high levels of hydrocarbons and other airborne pollutants, such as those produced by many lawnmowers. Across the country, a number of local governments have also passed noise pollution ordinances that prohibit or otherwise restrict the use of leaf blowers. In addition, several states require companies to have a landscape contractor's license. To the extent we store our own supply of fuel for our equipment and fleet of vehicles, we are subject to federal and state laws that regulate bulk fuel storage tanks. Our management believes that we have all required licenses to conduct our operations and are in substantial compliance with applicable regulatory requirements. Our operations are also effected by local zoning regulations, which increasingly require minimum amounts of landscaping in new developments, and in drier climates, improved water management techniques. There can be no assurance that the regulatory environment in which we operate will not change significantly in the future. Our failure to comply with these laws and regulations could subject us to substantial fines and the loss of our licenses and may also have a material adverse effect on our financial condition and the results of our operations.

                                  MANAGEMENT

Directors, Executive Officers and Key Managers

   Our executive officers, key managers and directors are as follows:

                                                                          Years of
Name                      Age Position(s) Held                            Service
----                      --- ----------------                            --------
Theodore W. Brickman, Jr. 71  Chairman, Director                             48
Scott W. Brickman         40  Chief Executive Officer, Director              16
John C. King              40  Executive Vice President                        4
Jeffery R. Herold         43  Chief Operating Officer                        22
Charles B. Silcox         53  Vice President and Chief Financial Officer      9
Mark A. Hjelle            33  Vice President and General Counsel              4
Edward R. Babcock         52  Divisional Vice President (Middle Atlantic)    19
Joseph Michael Bogan      38  Divisional Vice President (California)         13
William A. Henkelman      47  Divisional Vice President (Midwest)            26
Brian Moore               45  Divisional Vice President (South)              26
Gregory Odhner            49  Divisional Vice President (Northeast)          21
John E. Neal              53  Director                                        4
Christopher J. Perry      47  Director                                        5
John G. Schreiber         56  Director                                        5

   Set forth below is a brief description of the business experience of each of our executive officers, key managers and directors.

   Theodore W. Brickman, Jr., Chairman. Mr. Brickman has been employed by the Company for over 40 years since joining his father as the first full time employee. Mr. Brickman became a partner with his father in 1957 and President in 1972. In 1998, Mr. Brickman became a Director and Chairman of the Board of the Company. Mr. Brickman also serves on boards of The Pitcairn Trust Company, ABG Partners, National Philanthropic Trust, The Pennypack Restoration Trust, The Academy of the New Church and Abington Hospital Foundation. Mr. Brickman graduated from the University of Illinois with a B.A. degree in Landscape Architecture.

   Scott W. Brickman, Chief Executive Officer. Mr. Brickman joined the Company in 1986 and in 1998 became a Director of the Company and was appointed Chief Executive Officer. Since he started at the Company, Mr. Brickman has served as a project director and a regional manager and prior to 1998 had responsibility for the Company's Northeast, Mid-Atlantic and Southeast operations. Prior to joining the Company, Mr. Brickman worked at a Florida landscape architecture firm. Mr. Brickman graduated from Pennsylvania State University with a B.S. degree in Landscape Architecture.

   John C. King, Executive Vice President. Mr. King joined the Company in January 1999 as Executive Vice President, initially focusing on process improvement within the financial and accounting areas of Brickman. Mr. King continues to be responsible for capital markets, acquisitions and information technology, and until recently, led the company's California operations serving as Divisional Vice President. From 1995 to February 1998, Mr. King worked for Goldman Sachs in New York City. Mr. King's last position at Goldman Sachs was as a Director of both GS Mortgage Securities Corp. and Mortgage Asset Management Corp. From March 1998 until he began his employment with the Company, Mr. King was self-employed as a business consultant and employed by Corporate Staff Administration, an affiliate of Goldman Sachs, as a business consultant. Mr. King graduated from Lehigh University with a B.S. degree in Business and Economics.

   Jeffery R. Herold, Chief Operating Officer. Mr. Herold joined the Company in 1980 and since that time has served in a variety of roles in operations with increasing responsibility including serving as the Company's Northeast Regional Vice President beginning in January 1995. In February 2002, Mr. Herold was promoted to the position of Chief Operating Officer. Mr. Herold has a B.S. degree in Ornamental Horticulture and Landscape Contracting from the State University of New York at Alfred.

   Charles B. Silcox, Vice President and Chief Financial Officer. Mr. Silcox joined the Company as Chief Financial Officer in 1993. Prior to employment with the Company, Mr. Silcox served with McDonnell Douglas Truck Services, Inc., a subsidiary of McDonnell Douglas Finance Corporation, from 1984 to 1992 leaving that organization as the Senior Vice President-Finance and Administration. Prior to employment by McDonnell Douglas, Mr. Silcox was a C.P.A. at PricewaterhouseCoopers LLP from 1976 to 1984 leaving that firm as a Senior Manager. Mr. Silcox has an M.B.A. degree in Accounting and Finance from the Amos Tuck School of Business Administration and an A.B. in Economics from Dartmouth College.

   Mark A. Hjelle, Vice President and General Counsel. Mr. Hjelle joined the Company in May 1998 as Vice President and General Counsel. Prior to joining the Company, Mr. Hjelle worked as a business lawyer at the Philadelphia law firms of Dechert Price and Rhoads and Duane Morris Heckscher LLP. Mr. Hjelle has a B.S. degree in Economics from the Wharton School of Business and a M.S. degree in Government from the University of Pennsylvania. Mr. Hjelle also holds a J.D. degree from the Case Western Reserve School of Law.

   Edward R. Babcock, Divisional Vice President (Middle Atlantic). Mr. Babcock joined the Company in 1983 and has served in a variety of operations and management roles since that time including as a Regional Vice President beginning in January 1998. Mr. Babcock was promoted in January 2002 to serve as Divisional Vice President for the Middle Atlantic Division with management responsibility for the Company's operations in Maryland, Northern Virginia and Indiana. Mr. Babcock has a B.S. degree in General Agriculture from Pennsylvania State University.

   Joseph Michael Bogan, Divisional Vice President (California). Mr. Bogan joined the Company in 1987 and since that time has served in a variety of roles including as the Boca Raton, Florida Branch Manager and acting Regional Manager for the Florida Region beginning in August 1997. In January 1999, Mr. Bogan was promoted to serve as Regional Manager for Florida and in February, 2002 was promoted again to the position of Divisional Vice President for the California Division with responsibility for the Company's California operations. Mr. Bogan has a B.S. degree in Landscape Architecture from Mississippi State University.

   William A. Henkelman, Divisional Vice President (Midwest). Mr. Henkelman joined the Company in 1977 and has served in a variety of management and operations roles with increasing responsibility, including as a Regional Manager in our Chicago West Region beginning in March 1994 and as a Regional Vice President beginning in January 2001. Mr. Henkelman was promoted in January 2002 to serve as Divisional Vice President for the Midwest Division with management responsibility for the Company's operations in Illinois, Wisconsin, Minnesota, Missouri and Colorado. Mr. Henkelman has a B.S. degree in Horticulture from the University of Illinois.

   Brian Moore, Divisional Vice President (South). Mr. Moore joined the Company in 1977 and until 1992 worked in a variety of management and operations positions in the Midwest and Northeast. In 1992, Mr. Moore started the Company's Atlanta operations and since that time has served in a variety of roles, including as a Regional Manager beginning in 1998. Mr. Moore was promoted in January 2002 to serve as Divisional Vice President for the South Division. Mr. Moore's current responsibility includes the management of the Company's operations in Texas, Florida, Georgia, Tennessee, South Carolina, North Carolina and Southern Virginia. Mr. Moore has an Associates Degree in Ornamental Horticulture from Joliet Community College.

   Gregory Odhner, Divisional Vice President (Northeast). Mr. Odhner joined the Company in 1981 and has since served in a variety of roles, including as a Branch Manager beginning in November 1994 and Regional Vice President beginning in August 2001. Mr. Odhner was promoted in January 2002 to the position of Divisional Vice President for the Northeast Division with management responsibility for the Company's operations in Pennsylvania, New Jersey and Delaware. Mr. Odhner attended the Academy of the New Church College.

   John E. Neal, Director. Mr. Neal has been a Director of the Company since 1998. Mr. Neal is Managing Director and Head of Corporate Banking for Banc One Capital Markets, Inc., a position he has held since July 2000. He was hired as Head - Commercial Real Estate for Bank One Corporation in November 1998. From January of 1998 until November of 1998, Mr. Neal was an independent consultant to the banking and real estate industries. From February 1995 until January of 1998, he was president of Kemper Funds, a unit of Zurich Kemper Investments, Inc. Mr. Neal joined Kemper in July 1992 as executive vice president of real estate at Kemper Financial Services and senior vice president at Kemper Corporation. Previously, Mr. Neal was with Continental Bank (now Bank of America) where he served in a variety of management and executive positions within the bank's real estate department since 1974. He is a director of Calamos Advisors Trust, Calamos Investment Trust, and Calamos Convertible Opportunities and Income Fund. Mr. Neal holds a bachelor's degree and master's degree in business administration from Harvard University.

   Christopher J. Perry, Director. Mr. Perry has been a Director of the Company since 1998. Mr. Perry is currently Managing Director and President of Continental Illinois Venture Corporation, a position he has held since 1994, and is also a Partner of CIVC Partners III and of the ultimate general partner of the CIVC fund investing in Brickman Holdings in the Transaction. In addition to being a Director of the Company, Mr. Perry is a Director of General Roofing Services, TransWestern Publishing Company, L.P., Kellermeyer Business Services, LLC, LA Fitness International, LLC and Wastequip, Inc. Mr. Perry received a B.S. from the University of Illinois and an M.B.A. from Pepperdine University and is a certified public accountant.

   John G. Schreiber, Director. Mr. Schreiber has been a Director of the Company since 1998. Mr. Schreiber is President of Centaur Capital Partners, Inc., a family investment firm. He is also a Co-Founder and Partner of Blackstone Real Estate Advisors, L.P., which manages large real estate private equity funds. Mr. Schreiber is a Trustee of AMLI Residential Properties Trust and a Director of Host Marriott Corporation and The Rouse Company, as well as a number of mutual funds advised by T. Rowe Price Associates, Inc. Mr. Schreiber is also a Director of JMB Realty Corporation and a number of its affiliates. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman of JMB/Urban Development Co. and an Executive Vice President of JMB Realty Corporation. Mr. Schreiber holds a B.B.A. from Loyola University in Chicago and a master's degree in business administration from Harvard University.

   Theodore W. Brickman, Jr. is Scott Brickman's father. Otherwise, there are no familial relationships between any of our executive officers and directors.

Employment Agreement

   We entered into an Employment Agreement, dated as of January 14, 1998, with Scott Brickman. This Employment Agreement provides that Mr. Brickman will serve as our President and Chief Executive Officer for a term of five years, subject to automatic one-year extension periods, unless notice of non-renewal is given by one of the parties at least 90 days prior to the end of the then-current term.

   Under this Employment Agreement, Mr. Brickman receives a base salary of $250,000 per year during the employment period, subject to annual adjustments to reflect changes in the national consumer price index. Mr. Brickman is also entitled to either the use of a company car or a $1,000 per month car allowance, reimbursement for expenses (including certain club memberships) and participation in all our employee benefit programs generally available to senior executive employees. In addition, Mr. Brickman is entitled to receive a performance bonus for each fiscal year during the employment period in which we achieve EBITDA equal to at least 90% of the amount set forth in our annual operating budget. The size of this bonus varies from 60% to 125% of his base salary depending upon the extent to which EBITDA exceeds 90% of the budgeted amount.

   This Employment Agreement provides that Mr. Brickman's employment will continue until his death, permanent disability or incapacity, termination by us, or his resignation. If Mr. Brickman's employment is terminated by us without cause or if he resigns for good reason (each as defined in the Employment Agreement), he will be entitled to his base salary and employee benefits through the first anniversary of his termination or resignation. If Mr. Brickman's employment is terminated due to his death, permanent disability or incapacity, he (or his representative) shall be entitled to receive his base salary and employee benefits through the second anniversary of such termination. This Employment Agreement also contains customary non-solicitation and non-competition provisions.

   In light of our recent growth and development, our Board of Directors has indicated that it would like to renegotiate Mr. Brickman's Employment Agreement, which will likely increase his base salary.

   None of our other executive officers has an employment agreement.

Compensation of Executive Officers

   The following table shows the compensation for 2002 of our Chief Executive Officer and our next four most highly compensated executive officers performing our policy making functions (the "named executive officers"):

                                           Annual Compensation         Long-Term Compensation
                                   ----------------------------------- -----------------------
                                                                       Securities
             Name and                                     Other Annual Underlying  All Other
        Principal Position         Year  Salary   Bonus   Compensation  Options   Compensation
---------------------------------- ---- -------- -------- ------------ ---------- ------------
Scott W. Brickman................. 2002 $278,818 $368,398   $12,517        --        $3,487
Chief Executive Officer

Jeffery R. Herold................. 2002  248,870   84,880     4,362        --         8,601
Chief Operating Officer

John C. King...................... 2002  185,618   90,051       627        --         2,541
Executive Vice President

Charles B. Silcox................. 2002  134,554  114,843       862        --         1,285
Chief Financial Officer

Mark A. Hjelle.................... 2002  133,248  111,780       535        --         1,133
Vice President and General Counsel

Director Compensation

   Directors are not entitled to receive any compensation for serving on our board of directors except that our two outside directors are each entitled to $2,000 per meeting. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.

Compensation Committee Interlocks and Insider Participation

   The compensation arrangements for our executive officers were established pursuant to arms-length negotiations between us and each executive officer. During 2002, our Chief Executive Officer, Scott W. Brickman participated in deliberations of our board of directors concerning executive officer compensation.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization, Stock Purchase and Related Agreements

   The Recapitalization Agreement and Class L Common Stock Purchase Agreement entered into in connection with the Transaction contain covenants which, among other things, limit our management's discretion by restricting Brickman's and/or Holdings' ability (subject to various exceptions or approval by CIVC) to:

  .   borrow money;

  .   pay dividends or purchase stock;

  . increase compensation to executives, unless approved by the compensation committee of the board of directors;

  . issue common stock or securities convertible into common stock for less than their fair market value;

  .   make investments or acquire businesses;

  .   dispose of material assets outside of the ordinary course of business;

  .   enter into certain transactions with affiliates; and

  .   change the type of business we conduct.

   Theodore W. Brickman, Jr., Scott Brickman, CIVC and certain co-investors, and certain of our other stockholders are parties to the Recapitalization Agreement. The Recapitalization Agreement also provides CIVC and their affiliates and co-investors with a right to put their Class A common stock of Brickman Holdings to Brickman Holdings, subject to prior payment in full of the notes, for its fair market value at any time during April and May of 2008, 2009 or 2010 (subject to any restrictions in our debt agreements prior to the maturity of the notes). Brickman Holdings has the right to call such stock, subject to prior payment in full of the notes, for its fair market value at any time during April and May after the sixth anniversary and, in limited circumstances, after the fifth anniversary of the closing of the Transaction (subject to any restrictions in our debt agreements prior to the maturity of the notes). The Class L Common Stock Purchase Agreement contains similar put/call provisions with respect to the Class L common stock and the Senior Redeemable Common Stock except that Brickman Holdings may exercise its call right at any time after the third anniversary of the closing of the Transaction (subject to any restrictions in our debt agreements). The Recapitalization Agreement and Class L Common Stock Purchase Agreement also provide our primary outside investors with the benefit of customary affirmative covenants pertaining to the basic maintenance and conduct of the business, including customary information and inspection rights. As described in "The Transaction," pursuant to the Recapitalization Agreement and Class L Common Stock Purchase Agreement, Theodore W. Brickman, Scott W. Brickman, certain other members of the Brickman family, CIVC and certain of its co-investors, and certain non-Brickman family management became stockholders of Holdings. Following the Transaction, on a fully diluted basis, members of the Brickman family, CIVC and associated investors and members of Brickman's management team own approximately 52%, 37% and 11% of Holding's common stock, respectively. Also as described in "The Transaction," non-Brickman family management and CIVC and certain co-investors received approximately $4 million and $84 million, respectively, for the portion of their equity investment in Brickman that they did not roll over into Holdings in the course of these transactions.

   In connection with the transactions described above, we and certain holders of our preferred stock entered into an Indemnity Agreement pursuant to which we agreed to indemnify such holders for income tax costs, if any, arising from the exchange of such preferred stock for shares of Brickman Holdings' common stock.

Stockholders Agreement

   Pursuant to a stockholders agreement entered into in connection with the Transaction, Brickman Holdings and its stockholders agreed, among other things, to establish the composition of the board of directors, assure continuity in ownership and to limit the manner in which shares of Brickman Holdings' stock may be transferred. Theodore W. Brickman Jr., Scott Brickman, CIVC and certain co-investors, and certain of our stockholders are parties to the Stockholders Agreement. The agreement provides that the board of directors will be established at no more than seven directors, with two designated by CIVC and its affiliates and the remainder designated by representatives of the Brickman family.

   The stockholders agreement generally restricts the transfer of any shares of Brickman Holdings' stock held by the parties to such agreement other than members of the Brickman family with certain limited exceptions that include, but are not limited to, registered public offerings and sales under Rule 144 of the Securities Act. Some of our stockholders have a right of first refusal with respect to specified transfers of Brickman Holdings' shares. Certain managers, CIVC and their affiliates and permitted transferees, subject to certain limited exceptions, have the right to participate in any transfer of Brickman Holdings' shares by a member of the Brickman family. Brickman Holdings also has granted members of the Brickman family, certain managers, CIVC and their affiliates and permitted transferees preemptive rights in connection with certain issuances of Brickman Holdings stock.

   A separate stockholders agreement among Brickman Holdings and the members of the Brickman family imposes similar restrictions on the transfer of the Brickman family's Brickman Holdings' stock. It also provides the Brickman family with a right to participate in a put or call with respect to shares held by CIVC and its co-investors and affiliates.

Registration Agreement

   Theodore W. Brickman, Jr., Scott Brickman, CIVC and certain co-investors, and certain of our other stockholders are parties to the Registration Agreement. Under the registration agreement entered into in connection with the Transaction, these Brickman Holdings' stockholders have the right, subject to specified conditions, to require Brickman Holdings to register any or all of their shares of common stock under the Securities Act on Form S-1, a "long-form registration," or on Form S-2 or Form S-3, a "short-form registration," in each case at Brickman Holdings' expense. Brickman Holdings is not required, however, to effect any such long-form registration or short-form registration during any lock-up period imposed by an underwriter in an underwritten public offering. All holders of registrable securities are entitled to request inclusion of such securities in any registration agreement at our expense whenever Brickman Holdings proposes to register any securities under the Securities Act, subject to customary exceptions and cut-backs.

   In connection with all such registrations, Brickman Holdings has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. In addition, all the parties to the registration agreement have agreed not to make any public sales of their registrable securities during certain black-out periods.

Real Property Leases

   We lease certain land, office buildings and improvements from Brickman Leasing, L.L.C., an entity owned by certain members of the Brickman family including Theodore W. Brickman, Jr. (35%) and Scott W. Brickman (16%). The remaining equity interests in this entity are owned by various other members of the Brickman family who are not officers, directors or employees of Holdings or Brickman. There are three leases between Brickman Leasing, L.L.C. covering our corporate offices in Langhorne, Pennsylvania and our operations in Long Grove, Illinois and St. Louis, Missouri. The leases are triple net leases and terminate on December 31, 2003. Total rental expense paid on these leases was approximately $373,000, $324,000 and $339,000 in 2000, 2001 and 2002,
respectively.

   We lease an office building from Lot 2 Freemont Holdings, LLC, an entity in which an employee who is a former less than 1% shareholder of the Company has an equity interest. The lease has a five-year term and expires in September 2003. Total rental expense paid on this lease was $125,000 in 2000, $130,000 in 2001 and $134,000 in 2002. There were no amounts due to or from this shareholder employee as of December 31, 2000 or 2001.

Subordinated Notes

   In January 1998 we issued subordinated notes in the aggregate amount of $5.0 million payable to certain shareholders, including Theodore W. Brickman, Jr., ($1,350,000) Scott Brickman ($912,500) and certain other members of the Brickman family who are not officers, directors or employees of Holdings or Brickman, ($2,737,500). These notes bear interest at 10.65% and are due January 31, 2007. Under the terms of the notes, interest is due annually, however, in 2000, and 2001, we were permitted to issue notes in lieu of cash. In 2002 we paid $573,000 in interest on these notes. As of December 31, 2002, there was no amount outstanding on these notes. The notes become due and payable in the event of a change in control, including an initial public offering or a re-capitalization. These notes were repaid with the proceeds of the offering.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Upon consummation of the Transaction, we became a wholly-owned subsidiary of Brickman Holdings.

   The holders of Brickman Holdings common stock, on a fully diluted basis, are as follows

Holder:                                                                                      Percentage:
-------                                                                                      -----------
 Brickman family members....................................................................      52%
 CIVC and associated investors (including Class L common stock with an aggregate liquidation
   value of approximately $30.0 million)....................................................      37%
 Management of The Brickman Group, Ltd......................................................      11%
                                                                                                 ---
   Total:...................................................................................     100%

   In addition, a management option pool equal to 13,156 shares of Brickman Holdings Class A non-voting common stock was established following the transaction.

   The address for the Brickman family is c/o The Brickman Group, Ltd., 375 South Flowers Mill Road, Langhorne, Pennsylvania 19047 and the address of CIVC is 231 South LaSalle Street, Chicago, IL 60697. The address for senior management is c/o The Brickman Group, Ltd., 375 South Flowers Mill Road, Langhorne, Pennsylvania 19047.

                       DESCRIPTION OF OTHER OBLIGATIONS

Senior Credit Facility

   In connection with the Transaction, we entered into a senior credit facility with Antares Capital Corporation, as Administrative Agent and Lead Arranger, and various other lenders. Set forth below is a summary of the material terms of the senior credit facility.

   The senior credit facility provides for aggregate borrowings by us of up to $80.0 million. The senior credit facility provides for:

  .   a $30.0 million six-year revolving credit facility and

  .   a $50.0 million six-year term loan.

We may borrow amounts under the revolving credit facility to provide a portion of the proceeds required for our current business and permitted acquisitions, to pay related fees and expenses and to fund working capital and general corporate needs. All revolving loans incurred under the senior credit facility will mature six years from the date of closing. Proceeds of the term loan were used as set forth under "Use of Proceeds." As of March 31, 2003, there was $49 million of outstanding indebtedness under the senior credit facility and approximately $26.8 million of unused borrowing capacity under the revolving credit facility for working capital and other corporate purposes, including acquisitions.

     The senior credit facility will be secured by:

  . a first priority security interest in all of our accounts, inventory, equipment, instruments, documents, goods, deposit accounts, contracts, intellectual property, investment property and general intangibles and in all proceeds thereof (including insurance proceeds) and in that of our subsidiaries, if any, subject to certain customary exceptions and

  . a pledge of all capital stock of all of our direct and indirect domestic subsidiaries, if any.

   Our borrowings under the senior credit facility bear interest at a floating rate which can be either a base rate or, at our option, a LIBOR rate. Base rate is generally defined as the higher of (x) the prime rate appearing in a publication selected by the Administrative Agent and (y) the federal funds rate plus one half percent (1/2%) per annum, plus an applicable margin. LIBOR loans generally bear interest at LIBOR, plus an applicable margin. The initial applicable margin for the base rate loans and LIBOR loans was 1.75% and 3.00%, respectively, for both the revolving credit facility and the term loan facility. The interest rate payable under the senior credit facility will increase by 2.00% per annum during the continuance of an event of default.

   Under the senior credit facility we also have to pay commitment fees, which are calculated at a rate per annum based on a percentage of the difference between committed amounts and amounts actually borrowed under the revolving credit facility. The commitment fee is 0.50%.

   Prior to the maturity date, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty. The term loan must be repaid in quarterly installments which initially are $5.0 million per annum and increase over time to $12.0 million per annum. The term loan will mature in 2008.

   Voluntary prepayments of amounts outstanding under the senior credit facility are permitted at any time, so long as we give notice as required by the facility. However, if a prepayment is made with respect to a LIBOR loan and the prepayment is made on a date other than an interest payment date, we must pay a fee to compensate the lender for losses and expenses incurred as a result of the prepayment.

   In addition, we are required to prepay amounts outstanding under the senior credit facility in an amount equal to:

  . 100% of the net proceeds from certain asset sales by us, subject to certain reinvestment provisions;

  .   up to 75% of excess cash flow, as defined in the senior credit facility;

  . 100% of the net proceeds from the issuance of any equity or debt (excluding the proceeds we receive from the notes) by us, subject to certain exceptions; and

  .   100% of insurance proceeds, subject to reinvestment provisions.

   The senior credit facility requires us to meet certain financial tests, including without limitation, a minimum fixed charge coverage ratio, minimum EBITDA, a maximum total debt to EBITDA ratio, a minimum total interest coverage ratio and maximum capital expenditures. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

   The senior credit facility contains customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any guaranty or security document supporting the senior credit facility to be in full force and effect and a change of control.

Description of Brickman Holdings Class L Common Stock and Brickman Holdings Senior Redeemable Common Stock

  Brickman Holdings Class L Common Stock

   Dividends. Dividends on each share of Class L Common Stock accrue on a daily basis at a rate of 12% per annum of the sum of the liquidation value of such share, plus all accumulated and unpaid dividends thereon, and compound semi-annually. Such dividends are cumulative and accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of Brickman Holdings legally available therefore. Such dividends will be paid when and as declared by the Board.

   Redemption. Subject to prior payment in full of the notes, the Class L Common Stock will be subject to mandatory redemption upon the eighth anniversary of the closing date of the Transaction. In addition, subject in each case to the prior payment in full of the notes, the Class L Common Stock will be subject to redemption at the option of the holders upon a change in control of Brickman Holdings. Brickman Holdings may redeem the Class L Common Stock, subject to prior payment in full of the notes, immediately following the consummation of a qualified public offering.

   In connection with any redemption, Brickman Holdings will be required to redeem all of the outstanding Class L Common Stock then subject to redemption at a price per share equal to the liquidation value of such shares plus all accrued and unpaid dividends thereon plus each share's ratable share of all assets of Brickman Holdings after payment in full of the liquidation value of the Class L Common Stock and any other Brickman Holdings stock senior to Brickman Holdings' Class A Common Stock, determined by the market price of Brickman Holdings' Class A Common Stock, if publicly traded, or Brickman Holdings and the holders of a majority of the Class L Common (or a third party appraisal if they cannot agree). If such redemption is in connection with a change in control during the first five years after the closing of the Transaction, Brickman Holdings must pay a premium (of 2% during the first three years and 1% during years four and five) on the liquidation value plus all accrued and unpaid dividends thereon.

   Voting Rights. Holders of Class L Common Stock do not have voting rights, other than as required by law.

   Ranking. The Class L Common Stock has a liquidation preference equal to the purchase price per share, plus all accrued and unpaid dividends, and then participates ratably with the Class A Common Stock in any distributions made with respect to Brickman Holdings' Class A Common Stock. The Class L Common Stock ranks senior to Brickman Holdings' Class A Common Stock and any other class of common stock not designated senior to the Class L Common Stock and pari passu with the Senior Redeemable Common Stock.

   Convertibility. The Class L Common Stock is convertible at the option of the holder, and automatically upon the consummation of a qualified public offering, into shares of Senior Redeemable Common Stock and Class A Common Stock representing 5.6% of the fully diluted common stock as of the closing of the Transaction, subject to dilution from management options of up to 7% of the fully diluted common stock to be issued with an exercise price equal to fair market value. Prior to any redemption, put or call of the Class L Common Stock, the holders will have the option of converting the Class L Common Stock, in which case the Senior Redeemable Common Stock issued upon conversion shall remain subject to the anticipated redemption, put or call at the liquidation value thereof (including the premium if in connection with a change in control) and the Class A Common Stock issued upon conversion shall not be redeemed. The Class L Common Stock receives customary weighted-average anti-dilution protection against dilution for sales of common stock below fair market value.

   Brickman Holdings Senior Redeemable Common Stock

   The Senior Redeemable Common Stock is reserved for issuance upon conversion of the Class L Common Stock. The Senior Redeemable Common Stock has rights and preferences identical to the Class L Common Stock, except it is not convertible or participating.

                           DESCRIPTION OF THE NOTES

   You can find definitions of certain terms used in the following summary under "--Certain Definitions" and throughout this description. For purposes of this "Description of the Notes," the term "we" or the "Company" means The Brickman Group, Ltd. and not any of its Subsidiaries.

   We issued the notes under an indenture (the "Indenture"), dated as of December 20, 2002, among the Company, the Guarantors and Bank One, N.A., as trustee (the "Trustee"). The following is a summary of the material terms and provisions of the notes. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company by any Holder or prospective investor upon request.

   Any notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in the exchange offer, will be treated as a single class of securities under the Indenture.

   Unless otherwise required by the context, references in this description to the notes include the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the Exchange Notes which have been registered under the Securities Act.

Brief Description of the Notes and the Guarantees

  The Notes

   The notes:

  .   are general unsecured obligations of the Company;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  . are senior in right of payment to any future subordinated Indebtedness of the Company; and

  .   will be unconditionally Guaranteed by any Guarantors.

  The Guarantees

   The notes were Guaranteed by the following Subsidiaries of the Company:

  .   Brookwood Landscape, Inc., a California corporation;

  .   Brickman Sub, Inc., a Delaware corporation; and

   Each of such Subsidiaries merged into the Company, as of December 31, 2002.

   The Guarantees of the notes:

  .   will be general unsecured obligations of any Guarantor;

  . will be subordinated in right of payment to all existing and future Senior Indebtedness of any Guarantor; and

  . will be senior in right of payment to any future subordinated Indebtedness of any Guarantor.

   The Transaction and the related financing transactions were completed on December 20, 2002. As of March 31, 2003, the Company and the then existing Guarantors had total Senior Indebtedness of approximately $49.8 million. As indicated above and as discussed in detail below under "--Subordination," payments on the notes and under the Guarantees are subordinated to the payment of Senior Indebtedness. The Indenture permits us and the Guarantors to incur additional Senior Indebtedness.

   As of the date of the Indenture, all of our Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below in the definition of "Unrestricted Subsidiary," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

   The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture and the registration rights agreement.

   The notes offered hereby and any additional notes will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity, Interest and Principal

   The Company is issuing $150.0 million in aggregate principal amount of notes in this offering. Additional notes may be issued from time to time, subject to the limitations set forth under "Certain Covenants--Limitation on Additional Indebtedness." We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2009. The notes will bear interest at a rate of 11 3/4% per annum, which will be payable semiannually in arrears on each June 15 and December 15, commencing June 15, 2003. We will make interest payments to the persons who are Holders at the close of business on the immediately preceding June 1 and December 1, respectively.

   Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the notes (or other securities substantially similar to the notes) are not registered with the Commission within the prescribed time periods. See "The Exchange Offer."

Redemption

   Optional Redemption. Except as described below, the notes are not redeemable before December 15, 2006. On one or more occasions thereafter, we may redeem the notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), if redeemed during the twelve-month period beginning on December 15 of each year listed below:

                         Year                Percentage
                         ----                ----------
                         2006...............  105.875%
                         2007...............  102.938%
                         2008 and thereafter  100.000%

   In addition, we must pay all accrued and unpaid interest on the notes redeemed.

   Optional Redemption upon Equity Offerings. On one or more occasions before December 15, 2005, we may use the Net Proceeds of one or more Public Equity Offerings to redeem up to 35% of the original principal amount of the notes at a redemption price of 111.750% of the principal amount thereof plus accrued and unpaid interest thereon; provided that:

   (1) at least 65% of the original principal amount of the notes (including any Exchange Notes) remains outstanding immediately after the occurrence of any such redemption; and

   (2) any such redemption occurs not more than 90 days following the closing of such Public Equity Offering.

   Notwithstanding the foregoing, the Company may, from time to time, acquire the notes in the open market or by undertaking a tender offer for the notes at any time, subject to the terms of the Indenture and applicable securities laws.

Selection and Notice of Redemption

   In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

   (1) in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed; or

   (2) on a pro rata basis or by lot or by such method as the Trustee shall deem fair and appropriate.

   If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the notes or portion thereof only on a pro rata basis or on as nearly a pro rata basis as practicable, unless such method is prohibited. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder at its registered address. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption unless we fail to redeem any such note.

Subordination

   The indebtedness represented by the notes will be subordinate in right of payment to the prior payment in full in cash of all existing and future Senior Indebtedness. As of March 31, 2003, after giving effect to this offering and the application of the net proceeds as intended, the principal amount of outstanding Senior Indebtedness, on a consolidated basis, was $49.8 million. In addition, we had $30.0 million of undrawn commitments available under the Senior Credit Facility. See "Risk Factors--Your right to receive payments on the notes is junior to our senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes, if any, will be junior to all of our guarantors' senior indebtedness and possibly to all their future borrowings."

   The holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Company before the Holders will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of the Company:

   (a) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or to its creditors, as such, or to its assets;

   (b) in a liquidation, dissolution or other winding-up of the Company;

   (c) in an assignment for the benefit of creditors; or

   (d) in any marshalling of assets or liabilities of the Company (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings").

   As a result of such subordination, in the event of any Bankruptcy Proceeding, Holders may recover less ratably than our creditors who are holders of Senior Indebtedness.

   The Company also may not make any payment in respect of the notes if:

   (a) a Payment Default on Senior Indebtedness occurs or is continuing; or

   (b) a Non-Payment Event of Default on Designated Senior Indebtedness occurs or is continuing and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

   Upon a Payment Default, any such prohibition shall continue until the Payment Default is cured, waived in writing or ceases to exist.

   Upon a Non-Payment Event of Default on Designated Senior Indebtedness, no payment may be made on the notes for a period (a "Payment Blockage Period") beginning on the date the Trustee receives a Payment Blockage Notice of the Non-Payment Event of Default until (subject to any blockage under the preceding paragraph) the earliest of

      (x) the date that is 179 days after the Trustee received the Payment Blockage Notice,

      (y) the Non-Payment Event of Default has been cured or waived in writing or ceased to exist or such Designated Senior Indebtedness has been paid in full in cash, or

      (z) the Payment Blockage Period has been terminated by written notice to the Company or the Trustee from the Representative.

No Payment Blockage Period can extend beyond 179 days from the date the Trustee receives the Payment Blockage Notice (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, that no additional Payment Blockage Period can extend beyond the Initial Blockage Period so commenced during such Initial Blockage Period. No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No event of default with respect to Designated Senior Indebtedness (other than a Payment Default) which existed or was continuing on the first day of any Payment Blockage Period can serve as the basis for a second Payment Blockage Period, unless such event of default has been cured or waived for at least 90 days.

   The Company must promptly notify holders of Senior Indebtedness if payment on the notes is accelerated because of an Event of Default.

   Each Guarantee will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness of the respective Guarantor, including obligations of such Guarantor with respect to the Senior Credit Facility, including any guarantee thereof, and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon substantially comparable terms to the subordination of the notes to all Senior Indebtedness.

   If the Company or any Guarantor fails to make any payment on the notes or any Guarantee when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture. See "--Events of Default."

   By accepting these notes, each Holder agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

Certain Covenants

   The Indenture contains, among others, the following covenants.

  Limitation on Additional Indebtedness

   We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness.

   Notwithstanding the foregoing, the Company and any Guarantors may incur Indebtedness (including Acquired Indebtedness) and the Restricted Subsidiaries of the Company that are not Guarantors may incur Acquired Indebtedness, in each case, if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio is at least (i)

2.0 to 1 if the date of such incurrence is on or prior to December 31, 2005 or
(ii) 2.25 to 1 if the date of such incurrence is after December 31, 2005 (the "Coverage Ratio Exception").

  Limitation on Restricted Payments

   The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

   (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

   (b) immediately before, and after giving effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness under the Coverage Ratio Exception; and

   (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date (excluding payments made pursuant to clauses (b), (c), (d), (e),
       (f), (g), (i) and (j) of the next paragraph) does not exceed the sum of:

      (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from September 30, 2002 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

     (ii) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company that have been so converted or exercised or exchanged, as the case may be, plus

     (iii)without duplication of any amounts included in clause (ii) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from a Public Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under "--Redemption--Optional Redemption upon Equity Offerings"), plus

     (iv) to the extent not included in the calculation of Consolidated Net Income referred to in subclause (i) above, an amount equal to, without duplication:

          (1) 100% of the cash return of capital with respect to any Investment received by the Company or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Company or any Restricted Subsidiary since the Issue Date, plus

          (2) the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to the Company or any Restricted Subsidiary from such Person, plus

          (3) the portion (proportionate to the Company's equity interest in such Subsidiary) of the cash return of capital in respect of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated, or liquidated or merged into, a Restricted Subsidiary, provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

   The provisions of this covenant shall not prohibit:

   (a) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such dividend would comply with the provisions of the Indenture,

   (b) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of the Net Proceeds of the substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock),

   (c) the redemption or retirement of Indebtedness of the Company subordinated in right of payment to the notes in exchange for, by conversion into or out of the Net Proceeds of a substantially concurrent incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinate in right of payment to the notes to at least the same extent as the subordinated Indebtedness being redeemed or retired,

   (d) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock,

   (e) so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value (or any dividend or distribution made by the Company to the Company's direct or indirect parent to fund such purchase, redemption or acquisition) of shares of Capital Stock (other than Disqualified Capital Stock) or options on such shares of Capital Stock of the Company or the Company's direct or indirect parent held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) of the Company or Holdco or any of their respective Subsidiaries upon the death, disability, retirement or termination of employment of such current or former officers or employees; provided that the aggregate cash consideration paid, or distributions or payments made, for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed in any calendar year $2.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years (without giving effect to the following proviso)) or $5.0 million in the aggregate from and after the Issue Date; provided further that such amount in any calendar year may be increased by the amount of the cash proceeds from the sale of Capital Stock of the Company or its direct or indirect parent (to the extent the proceeds are contributed to the capital of the Company, its direct or indirect parent) to members of management, directors, employees or consultants of the Company and its Subsidiaries that occurs after the Issue Date,

   (f) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Refinancing Indebtedness,

   (g) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants,

   (h) payments made or performance under the Indemnity Agreement,

   (i) the payment of dividends, other distributions, loans, advances or other amounts by us to the Company's direct or indirect parent to pay corporate overhead incurred in the ordinary course of business, up to an aggregate under this clause (i) of $500,000 per fiscal year plus any bona fide indemnification claims made by directors or officers of Holdco,

   (j) the declaration and payment of dividends to, or the making of loans in amounts required for such party to pay:

      (i) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, and

     (ii) federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdco; provided, however, that in each case the amount of such payments in any fiscal year do not exceed the amount that Holdco would be required to pay in respect of federal, state and local taxes for such fiscal period were Holdco to pay such taxes as a stand-alone taxpayer, and

   (k) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $7.5 million since the date of the Indenture.

   Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements and, to the extent that the absence of a Default or an Event of Default is a condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after given effect to any Restricted Payments.

  Limitation on Other Senior Subordinated Debt

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the notes and the Guarantees, as the case may be) that is both:

   (a) subordinate in right of payment to any other Indebtedness of the Company or its Restricted Subsidiaries, as the case may be, and

   (b) senior in right of payment to the notes and the Guarantees, as the case may be.

For the purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the notes and the Guarantees, as the case may be, if it is not explicitly subordinate in right of payment to Senior Indebtedness at least to a substantially similar extent as the notes and the Guarantees, as the case may be, are subordinate to Senior Indebtedness.

   No Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured.

  Limitations on Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind, other than Permitted Liens, upon any property or asset of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, unless:

   (a) if such Lien secures Indebtedness that is pari passu with the notes, then the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien; or

   (b) if such Lien secures Indebtedness that is subordinated to the notes, then the notes are secured on a senior basis to the obligations so secured until such time as such obligation is no longer secured by a Lien.

  Limitation on Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or suffer to exist any transaction or series of related transactions that are similar or part of a common plan (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each, an "Affiliate Transaction") or extend, renew, waive or otherwise materially amend or modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless:

   (a) such Affiliate Transaction is between or among the Company and/or its Wholly-Owned Subsidiaries; or

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   (b) the terms of such Affiliate Transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

   In any Affiliate Transaction involving an amount or having a fair market value in excess of $3.0 million that is not permitted under clause (a) above, the Company must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause (b) above. In any Affiliate Transaction involving an amount or having a fair market value in excess of $10.0 million that is not permitted under clause (a) above (other than any sale by the Company of its Capital Stock that is not Disqualified Capital Stock), the Company must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm of national reputation in the United States.

   The foregoing provisions will not apply to:

   (a) any Restricted Payment that is not prohibited by the provisions described under "--Limitation on Restricted Payments" contained herein;

   (b) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary or direct or indirect parent of the Company as determined in good faith by the Company's Board of Directors or senior management and any employment agreement containing terms contemplate by the foregoing;

   (c) payments made or performance under (i) the Indemnity Agreement or (ii) any other agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

   (d) any transaction permitted by the Indenture under the provision "--Merger, Consolidation or Sale of Assets";

   (e) any commercial banking or lending arrangements made with Affiliates of CIVC on arm's-length terms;

   (f) the payment of reasonable and customary management, consulting and advisory fees and related expenses to CIVC up to a maximum of $1.0 million per year;

   (g) the payment of reasonable and customary advisory, closing and transaction fees and related expenses of CIVC (excluding the management fee referred to in clause (f) above) including, but not limited to, in connection with acquisitions, divestitures and financings by the Company or any Restricted Subsidiary and approved by the Board of Directors, in good faith;

   (h) transactions with suppliers or other purchasers for the sale or purchase of goods in the ordinary course of business that, in the judgment of the Board of Directors, are on terms at least as favorable as might reasonably have been obtained from an unaffiliated third party;

   (i) issuance of Capital Stock or Indebtedness for cash or non-cash consideration that is otherwise permitted under the Indenture to any Person; and

   (j) transactions with a Person that is an Affiliate of the Company solely because the Company or any Restricted Subsidiary owns Capital Stock in such Person; provided that no Affiliate of the Company (other than a Restricted Subsidiary) owns Capital Stock in such Person.

  Limitation on Certain Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

   (a) The Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof; and

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   (b) not less than 75% of the consideration received by the Company or its
       Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments.

   For purposes of clause (b) above, the following shall be deemed to be cash:

   (1) the amount (without duplication) of any Indebtedness (other than Subordinated Obligations) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness; and

   (2) the amount of any obligations received from such transferee that are within 90 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received).

   If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or a Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply an amount equal to all or any of the Asset Sale Proceeds therefrom as follows:

   (1) to repay Senior Indebtedness; provided, however that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; and/or

   (2) to make an investment in assets, including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock, or property of another Person used or useful in businesses similar or ancillary to the business of the Company or such Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs on or prior to the 366th day following receipt of such Asset Sale Proceeds (the "Reinvestment Date").

The amount of Available Asset Sale Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million (at which time, the entire unutilized Excess Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph), the Company will be required to make an offer to purchase at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest from all Holders an aggregate principal amount of notes equal to the amount of such Excess Proceeds (an "Excess Proceeds Offer") in accordance with the procedures set forth in the Indenture.

   If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Excess Proceeds not required to repurchase notes and use such portion for general corporate purposes not otherwise prohibited by the Indenture, and such retained portion will not be considered in the calculation of Excess Proceeds with respect to any subsequent offer to purchase notes. Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

   If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things:

   (a) that such Holders have the right to require the Company to apply the Excess Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof together with accrued and unpaid interest, if any, thereon to the date of purchase;

   (b) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

   (c) the instructions, determined by the Company, that each Holder must follow in order to have such notes repurchased; and

   (d) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such notes.

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   In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation or Sale of Assets" below, the successor Person will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and must comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

  Limitation on Preferred Stock of Restricted Subsidiaries

   The Company will not permit any Restricted Subsidiary that is not a Guarantor to issue any Preferred Stock, except Preferred Stock issued to the Company or a Restricted Subsidiary, or permit any Person, other than the Company or a Subsidiary, to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "--Limitation on Additional Indebtedness" in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

  (a) (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary of the Company

          (A) on its Capital Stock, or

          (B) with respect to any other interest or participation in, or measured by, its profits, or

      (ii) repay any Indebtedness or any other obligation owed to the Company or any Restricted Subsidiary of the Company;

   (b) make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries; or

   (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

    (i) encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions were in effect on the Issue Date, including without limitation pursuant to the Senior Credit Facility,

    (ii) the Indenture, the notes and the Guarantees,

   (iii) applicable law,

    (iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, including any Subsidiary of the Person, so acquired,

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    (v)  customary provisions in leases or other agreements entered in the ordinary course of business,

    (vi) Refinancing Indebtedness; provided that such restrictions are not materially more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

   (vii) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages,

  (viii) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary,

    (ix) any agreement relating to a Sale and Lease-Back transaction or Capitalized Lease Obligation, but only on the property subject to such transaction or Capitalized Lease Obligation and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Lease-Back transaction or Capitalized Lease Obligation, or

    (x) any other agreement, instrument or document relating to Senior Indebtedness hereafter in effect, provided that the terms and conditions of such encumbrances or restrictions are not materially more restrictive taken as a whole than those encumbrances or restrictions imposed in connection with the Senior Credit Facility as in effect on the date of the Indenture.

  Limitation on Conduct of Business

   The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, related to or constitute a reasonable extension of the businesses in which the Company and its Restricted Subsidiaries were engaged in on the Issue Date.

  Additional Subsidiary Guarantees

   Each domestic Restricted Subsidiary acquired or created shall at the time it has either assets or stockholder's equity in excess of $100,000 execute a guarantee in the form attached to the Indenture and reasonably satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation, a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary shall become a Guarantor.

  Limitation on Sale and Lease-Back Transactions

   The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

   (a) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold,

   (b) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "--Limitation on Additional Indebtedness" and
   (c) any proceeds are applied in accordance with the covenant described under "--Limitation on Certain Asset Sales."

  Payments for Consent

   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any notes for or as an

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inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Change of Control Offer

   Within 30 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding notes at a purchase price equal to 101% of the principal amount thereof together with any accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

   Within 30 days of the occurrence of a Change of Control, the Company also shall:

   (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

   (b) send by first-class mail, postage prepaid, to the Trustee and to each Holder, at the address appearing in the register maintained by the Registrar of the notes, a notice stating:

       (i) that the Change of Control Offer is being made pursuant to this covenant and that all notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

       (ii) the Change of Control Purchase Price and the purchase date (which shall be a business day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));

      (iii) that any note not tendered will remain outstanding and continue to accrue interest;

       (iv) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

       (v) that Holders accepting the offer to have their notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

       (vi) that Holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such notes purchased;

      (vii) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, provided that each note purchased and each such new note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

     (viii) any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

       (ix) the name and address of the Paying Agent.

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   On the Change of Control Payment Date, the Company shall, to the extent lawful:

   (a) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

   (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so tendered; and

   (c) deliver or cause to be delivered to the Trustee notes so accepted together with an Officers' Certificate stating the notes or portions thereof tendered to the Company.

   The Paying Agent shall promptly mail to each Holder so accepted payment in an amount equal to the purchase price for such notes, and the Company shall execute and issue, the Guarantors, if any, shall endorse the Guarantee and the Trustee shall promptly authenticate and mail to such Holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   Prior to complying with any of the procedures of this "Change of Control" covenant, but in any event within 30 days following any Change of Control, the Company covenants to

      (1) repay in full all obligations and terminate all commitments under or in respect of all Senior Indebtedness the terms of which prohibit the purchase by the Company of the notes upon a Change of Control in compliance with the terms of this covenant or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay the Senior Indebtedness owed to each such lender who has accepted such offer; or

      (2) obtain the requisite consents under all such Senior Indebtedness to permit the repurchase of the notes as described above.

The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence will constitute an Event of Default described in clause (3) under "Events of Default" below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a Holder may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility. Failure by the Company to make a Change of Control Offer when required by the Indenture constitutes a default under the Indenture and, if not cured within 60 days after notice, constitutes an Event of Default.

   The Indenture requires that (A) if either the Company or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinate in right of payment to the notes; or (ii) Preferred Stock, and the Company or any Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the Holders that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to Holders and (B) the Company will not issue Indebtedness that is subordinate in right of payment to the notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the notes in the event of a Change in Control under the Indenture.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company

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will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Merger, Consolidation or Sale of Assets

   The Company will not, nor will they permit any Guarantor to, consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person unless (in the case of the Company or any Guarantor):

   (a) the Company or such Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Guarantor) formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or to which the properties and assets of the Company or such Guarantor, as the case may be, are transferred shall be a corporation (or, in the case of the Company, a corporation, limited liability company or limited partnership) organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company or such Guarantor, as the case may be, under the notes and the guarantees and the Indenture, and the obligations under the Indenture shall remain in full force and effect; provided, that at any time the Company or its successor is a limited partnership or a limited liability company, there shall be a co-issuer of the notes that is a corporation;

   (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

   (c) immediately after giving effect to such transaction and the use of any net proceeds therefrom, the Company or such Person could incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the Coverage Ratio Exception;

provided that a Person that is a Guarantor may merge into the Company (with the Company being the surviving entity) or another Person that is a Guarantor without complying with clause (c).

   In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

Guarantees

   The notes will be unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors. The Guarantors shall at all times remain Wholly-Owned Subsidiaries of the Company for so long as the Guarantors remain Subsidiaries of the Company. All payments pursuant to the Guarantees by the Guarantors will be unconditionally subordinate in right of payment to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness of the Guarantor, to the same extent and in the same manner that all payments pursuant to the notes are subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness.

   The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, including, without limitation, any Guarantees of Senior Indebtedness, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or

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distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

   A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold, in each case in a transaction in compliance with the covenant described under "Certain Covenants--Limitation on Certain Asset Sales," or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with "--Merger, Consolidation or Sale of Assets," or such Guarantor has been designated as an Unrestricted Subsidiary in accordance with the term of the Indenture, and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Events of Default

   The following events are defined in the Indenture as "Events of Default":

   (1) default in payment of any principal of, or premium, if any, on the notes whether at maturity, upon acceleration or redemption or otherwise, whether or not such payment shall be prohibited by the subordination provisions of the Indenture;

   (2) default for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture, in payment of any interest on the notes;

   (3) default by the Company or any Guarantor in the observance or performance of any other covenant in the notes or the Indenture for 30 days after written notice from the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding (except in the case of a default with respect to the "--Change of Control" or "--Merger, Consolidation or Sale of Assets" covenant which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

   (4) default in the payment at final maturity (after giving effect to any applicable grace period) of principal in an aggregate amount of $7.5 million or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $7.5 million or more, which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 15 days after written notice as provided in the Indenture;

   (5) any final judgment or judgments that can no longer be appealed for the payment of money in excess of $7.5 million (other than judgments that are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

   (6) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof; and

   (7) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies in writing its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

   The Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal or premium, if any, or interest on the notes) if the Trustee considers it to be in the best interest of the Holders to do so.

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   The Indenture provides that if an Event of Default, other than an Event of
Default resulting from certain events of bankruptcy, insolvency or reorganization, shall have occurred and be continuing, then the Trustee by notice to the Company or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding by written notice to the Company and the Trustee may declare to be immediately due and payable the entire principal amount of all the notes then outstanding plus accrued but unpaid interest to the date of acceleration and such amounts shall become immediately due and payable; provided, that if there are any amounts outstanding under or in respect of the Senior Credit Facility, such amounts shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Senior Credit Facility and five business days after receipt by the Company and the representative of the holders of Senior Indebtedness under or in respect of the Senior Credit Facility, of notice of the acceleration of the notes; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all existing Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium, if any, and interest amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

   The Holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No Holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and offered indemnity satisfactory to the Trustee to institute such proceeding as a Trustee, and unless the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such note on or after the respective due dates expressed in such note.

Defeasance and Covenant Defeasance

   The Indenture provides that the Company may elect either

   (a) to defease and be discharged from any and all obligations with respect to the notes, except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust ("defeasance"); or

   (b) to be released from their obligations with respect to the notes under some of the covenants contained in the Indenture and described above under "Certain Covenants" ("covenant defeasance")

upon the deposit with the Trustee (or other qualifying Trustee), in trust for such purpose of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things,

      (1) in the case of defeasance, the Company has delivered to the Trustee an opinion of counsel:

          (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

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          (ii) describing either (x) a private ruling concerning the notes or a published ruling of the Internal Revenue Service or (y) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case of (x) or (y), to the effect that Holders or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

      (2) in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel confirming that the Holders or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, covenant defeasance and discharge had not occurred;

      (3) no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned;

      (4) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

      (5) the Company has delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

      (6) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

      (7) the Company has delivered to the Trustee an opinion of counsel to the effect that

          (i) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture, and

          (ii) assuming no intervening bankruptcy occurs and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

      (8) other customary conditions precedent are satisfied.

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

      (1) either:

          (a) all the notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b) all notes not delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together

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

       with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

      (2) the Company has paid all other sums payable under the Indenture by the Company; and

      (3) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of Indenture

   From time to time, the Company, the Guarantors and the Trustee may, without the consent of Holders, amend the Indenture or the notes or supplement the Indenture for certain specified purposes, including providing for uncertificated notes in addition to certificated notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any Holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of Holders of at least a majority in principal amount of the outstanding notes, to modify or supplement the Indenture or the notes or the guarantees, except that no such modification shall, without the consent of each Holder affected thereby,

   (a) reduce the amount of notes whose Holders must consent to an amendment, supplement or waiver to the Indenture or the notes;

   (b) reduce the rate of or change the time for payment of interest, including Additional Interest and defaulted interest, on any note;

   (c) reduce the principal of or premium on or change the stated maturity of any note;

   (d) make any note payable in money other than that stated in the note or change the place of payment from New York, New York;

   (e) change the amount or time of any payment required by the notes or reduce the premium payable upon any redemption of notes, or change the time before which no such redemption may be made;

   (f) waive a default in the payment of the principal of, interest on or redemption payment with respect to any note;

   (g) after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

   (h) take any other action otherwise prohibited by the Indenture to be taken without the consent of each Holder affected thereby;

   (i) affect the ranking of the notes or the Guarantees in a manner adverse to the Holders; or

   (j) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Reports to Holders

   Whether or not the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the Holders. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the Holders, it will nonetheless continue to furnish such information to the Commission and Holders.

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Compliance Certificate

   The Company will deliver to the Trustee on or before 120 days after the end of the Company's fiscal year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

Methods of Receiving Payments on the Notes

   The Company will make all principal, premium and interest payments on the notes at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders or by wire transfer to an account designated by each Holder. The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Trustee

   The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Transfer and Exchange

   Holders may transfer or exchange the notes in accordance with the Indenture. The Registrar under the Indenture may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any note selected for redemption. Also, the Registrar is not required to transfer or exchange any note for a period of 15 days before selection of the notes to be redeemed.

   The registered Holder of a note may be treated as the owner of it for all purposes.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary through such merger, consolidation or acquisition.

   "Adjusted Net Assets" of any Person at any date shall mean the lesser of the amount by which

   (i) the fair value of the property of such Person exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Person at such date; and

  (ii) the present fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Person in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

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

   "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

   "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other Properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than to the Company or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of

   (i) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company (other than any nominal interest required to be held by a third party in order to satisfy a legal requirement);

  (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary; or

  (iii)any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

   Notwithstanding the foregoing, the term "Asset Sale" shall not include:

      (a) a transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments";

      (b) a transfer, sale or other disposition pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Company or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;

      (c) a transfer involving only Temporary Cash Investments or inventory in the ordinary course of business;

      (d) any transfer, sale or other disposition of damaged, worn-out or obsolete equipment in the ordinary course of business;

      (e) the lease or sublease of any real or personal property in the ordinary course of business;

      (f) any transfer, sale or other disposition of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary; and

      (g) a transfer, sale or other disposition of assets having a fair market value and a sale price of less than $1.0 million.

   "Asset Sale Proceeds" means, with respect to any Asset Sale,

   (a) cash received by the Company or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

      (i) provision for all income or other taxes measured by or resulting from such Asset Sale,

     (ii) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

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

     (iii)provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale, and

     (iv) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, severance, healthcare, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

   (b) promissory notes and other non-cash consideration received by the Company or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value of the total obligations (discounted at the imputed interest rate in such transaction) of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

   "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (1) or (2) of the second paragraph of "Certain Covenants -- Limitation on Certain Asset Sales" and that have not been the basis for an Excess Proceeds Offer in accordance with the terms set forth in "Certain Covenants -- Limitation on Certain Asset Sales."

   "Board of Directors" means:

   (a) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor);

   (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, and

   (c) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

   "Brickman Family" means Theodore W. Brickman, Jr. and Scott W. Brickman, and each of the spouses, children (adoptive or biological) or other lineal descendants of the foregoing, the estate or any executor, administrator, testamentary trustees or legatees and heirs, of any such individual and any trust, so long as one or more of the foregoing retain substantially all of the controlling or beneficial interest thereunder.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing.

   "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

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   A "Change of Control" means the occurrence of one or more of the following events:

   (a) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power directly or indirectly of the Common Stock of the Company;

   (b) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) of more than 35% of the total voting power of the Common Stock of Holdco, and each of the Permitted Holders beneficially owns (directly or indirectly) a lesser percentage of the total voting power directly or indirectly of the Common Stock of the Company than such other Person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

   (c) there shall be consummated any consolidation or merger of the Company or its direct or indirect ultimate parent in which the Company or its direct or indirect ultimate parent is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company or its direct or indirect ultimate parent would be converted into cash, securities or other property, other than a merger or consolidation of such issuer in which the beneficial owners of the Common Stock of the Company or its direct or indirect ultimate parent outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

   (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or its direct or indirect ultimate parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or its direct or indirect ultimate parent has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company or its direct or indirect ultimate parent; or

   (e) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture).

   "CIVC" means any of one or more funds managed by CIVC Partners, L.P. and any of its Affiliates (other than portfolio companies of CIVC), as direct or indirect general partner.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commission" means the United States Securities and Exchange Commission.

   "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to

   (a) vote in the election of directors of such Person; or

   (b) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition,

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"EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to

      (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date; and

      (2) any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Net Income would be includable pursuant to the definition of "Consolidated Net Income") (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

      (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

      (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

      (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more agreements in respect of Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of

      (1) Consolidated Interest Expense, plus

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      (2) the product of

          (a) the amount of all dividend payments (whether or not in cash) on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid or accumulated in Capital Stock (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times

          (b) (i) if such Person is not subject to U.S. federal income tax, one or (ii) if such Person is so taxable, a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person, for any period,

   (a) the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to:

      (i) imputed interest included in Capitalized Lease Obligations,

     (ii) all net commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

    (iii) the net costs associated with hedging obligations,

     (iv) amortization of other financing fees and expenses,

      (v) the interest portion of any deferred payment obligation,

     (vi) amortization of discount or premium, if any; and

    (vii) all other non-cash interest expense (other than interest amortized to cost of sales),

plus, without duplication;

   (b) all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock (other than dividends paid or payable in shares of Capital Stock of the Company), less the amortization of deferred financing costs associated therewith.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

   (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest, if such interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP, shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary;

   (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions, other than pursuant to the notes or the Indenture, shall be excluded to the extent of such restriction or limitation;

   (c) any net gain or loss resulting from an Asset Sale (without regard to the $1.0 million limitation set forth in the definition thereof) by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded;

   (d) extraordinary, unusual and nonrecurring gains and losses, including any related tax effects on the Company, shall be excluded;

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   (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

   (f) in the case of an acquiree of the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded;

   (g) the cumulative effect of a change in GAAP will be excluded;

   (h) non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded; and

   (i) any increase in the cost of sales or other incremental expenses resulting from purchase accounting in relation to the transactions contemplated by the Recapitalization Agreement, net of taxes, shall be excluded.

   "Default" means any condition or event that is, or with the passing of time or giving of any notice expressly required under the Indenture (or both), would be, an Event of Default.

   "Designated Senior Indebtedness" as to the Company or any Guarantor, as the case may be, means any Senior Indebtedness:

   (a) under the Senior Credit Facility; and

   (b) other Indebtedness

      (i) which at the time of determination exceeds $25.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility;

     (ii) which is specifically designated by the Company as "Designated Senior Indebtedness"; and

    (iii) as to which the Trustee has been given written notice of such designation.

   "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holder), or upon the happening of any event:

   (a) matures on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness; or

   (b) is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness; or

   (c) is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness;

provided that Capital Stock of the Company that is held by a current or former employee of the Company subject to a put option and/or a call option with the Company triggered by the termination of such employee's employment with the Company and/or the Company's performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option.

   Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include: (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to

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either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the notes; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

   "EBITDA" means, for any Person, for any period, an amount equal to

   (a) the sum of

      (i) Consolidated Net Income for such period, plus

     (ii) the provision or benefit for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus

     (iii)Consolidated Interest Expense for such period, plus

     (iv) depreciation for such period on a consolidated basis, plus

      (v) amortization of intangibles for such period on a consolidated basis, plus

     (vi) any other non-cash items reducing Consolidated Net Income for such period (excluding any such non-cash item to the extent that it represents an accrual of or a reserve for cash charges or expenses for any future period), plus

     (vii)all non-recurring costs and expenses of the Company and its then existing Restricted Subsidiaries incurred in connection with the Recapitalization Agreement, including but not limited to, non-recurring costs and expenses incurred in the related financing transactions, minus

   (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

provided, however, that, for the purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than in a Subsidiary which under GAAP is consolidated), of such Person shall be included only:

   (i) if cash income has been received by such Person with respect to such Investment; or

  (ii) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution of such Board of Directors.

   "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States on the date of the Indenture. For purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary.

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   "Guarantee" means, as the context may require, individually, a guarantee, or collectively, any and all guarantees, of the Obligations of the Company with respect to the notes by each Guarantor, if any, pursuant to the terms of the Indenture.

   "Guarantor" means the issuer at any time of a Guarantee, so long as such Guarantee remains outstanding, and "Guarantors" means such entities, collectively.

   "Guarantor Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

   (a) any Guarantor's direct incurrence of any Indebtedness or its guarantee of all Indebtedness of the Company or any Restricted Subsidiaries, in each case owed to lenders under the Senior Credit Facility,

   (b) all obligations of such Guarantor with respect to any Interest Rate Agreement,

   (c) all obligations of such Guarantor to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments,

   (d) all other Indebtedness of such Guarantor which does not provide that it is to rank pari passu with or subordinate to the Guarantees, and

   (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Guarantor Senior Indebtedness described above.

   Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include:

   (a) Indebtedness of such Guarantor to any of its Subsidiaries;

   (b) Indebtedness represented by the Guarantees;

   (c) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Guarantor Senior Indebtedness;

   (d) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business; or

   (e) Indebtedness incurred in violation of the Indenture.

   "Holdco" means Brickman Group Holdings, Inc., a Delaware company.

   "Holder" means a Person in whose name a note is registered on the Registrar's books.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, without duplication, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in the accounting policies of the Company that are in accordance with GAAP that result in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

   "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, that is for borrowed money (whether or not the

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recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables or liabilities arising from advance payments or customer deposits for goods and services sold by the Company and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

   (a) any Capitalized Lease Obligations;

   (b) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed; provided, however, that if such obligation or obligations shall not have been assumed, the amount of such indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets;

   (c) guarantees of (or obligations with respect to letters of credit supporting) items of other Persons which would be included within this definition for such other Persons, whether or not such items would appear upon the balance sheet of the guarantor;

   (d) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; provided that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons;

   (e) in the case of the Company, Disqualified Capital Stock of the Company or any Restricted Subsidiary thereof; and

   (f) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing, if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

   The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability reasonably expected to be incurred upon the occurrence of the contingency giving rise to the obligation, provided:

   (a) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

   (b) that Indebtedness shall not include any liability for federal, state, local or other taxes.

   For the avoidance of doubt, "Indebtedness" of any Person shall not include: current trade payables incurred in the ordinary course of business and payable in accordance with customary practices; deferred tax obligations; minority interest; uncapitalized interest; non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and obligations of the Company or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of inventory at a time in the future entered into in the ordinary course of business.

   "Indemnity Agreement" means the Indemnity Agreement by and among the Company, the stockholders party thereto and Holdco as in effect on the Issue Date pursuant to which the Company will indemnify certain stockholders for income tax costs, if any, in connection with the exchange of preferred stock of the Company for shares of Holdco's Class A common stock pursuant to the Recapitalization Agreement.

   "Interest Rate Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

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   "Investments" means, directly, or indirectly, any advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any acquisition or purchase of Indebtedness of the Company or any of its Restricted Subsidiaries.

   "Issue Date" means December 20, 2002.

   "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement (other than advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business), security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

   "Net Proceeds" means:

   (a) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such issuer, after payment of expenses, commissions, taxes and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt), and

   (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of such Person which is not Disqualified Capital Stock, the fair market value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith).

   "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

   "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture and delivered to the Trustee.

   "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Senior Indebtedness.

   "Permitted Holders" means, collectively,

   (a) the Brickman Family; and

   (b) CIVC.

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  "Permitted Indebtedness" means:

   (a) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Senior Credit Facility in an amount at any time outstanding not to exceed $80.0 million in aggregate principal amount, which amount shall be reduced by any mandatory prepayments actually made thereunder required as a result of any Asset Sale or similar sale of assets (to the extent, in the case of payments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced) and any scheduled payments actually made thereunder;

   (b) Indebtedness under the notes in an aggregate principal amount not to exceed $150.0 million and the related Guarantees;

   (c) Indebtedness other than pursuant to clauses (a) and (b) above outstanding on the Issue Date;

   (d) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

   (e) Interest Rate Agreements;

   (f) Refinancing Indebtedness;

   (g) Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of obligations of the Company or any of its Subsidiaries, which obligations are otherwise permitted under the Indenture;

   (h) customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of the Company or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any assets of the Company or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

   (i) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries incurred to acquire property in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation (subject to the limitations on the principal amount thereof set forth in this clause (i)), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations shall not in the aggregate at any one time outstanding exceed the greater of $5.0 million and 5% of the Company's consolidated tangible assets stated in accordance with GAAP as of the end of the last preceding fiscal quarter for which financial statements are available;

   (j) Indebtedness of the Company or any Restricted Subsidiary (including letters of credit) in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance, or similar requirements of the Company or any Subsidiary in the ordinary course of business;

   (k) obligations of the Company or any Restricted Subsidiary in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

   (l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

   (m) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

   (n) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business; and

   (o) additional Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness specified in clauses (a) through (n) above) not to exceed $10.0 million in the aggregate at any one time outstanding.

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   For purposes of determining compliance with "Certain Covenants--Limitation on Additional Indebtedness", in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (o) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, classify such item of Indebtedness on the date of its incurrence, or later reclassify such item of Indebtedness, in any manner that complies with the covenant "Certain Covenants--Limitation on Additional Indebtedness." Notwithstanding the foregoing, Indebtedness outstanding under the Senior Credit Facility on the Issue Date shall be deemed to have been incurred under clause (a) above. The maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this definition will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described above under "Certain Covenants--Limitations on Additional Indebtedness."

   "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

   (a) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary, including any repurchase or acquisition of any notes issued under the Indenture;

   (b) Temporary Cash Investments;

   (c) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

      (i) such Person becomes a Restricted Subsidiary of the Company,

     (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof, or

     (iii)such business or assets are owned by the Company or a Restricted Subsidiary;

   (d) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Certain Covenants--Limitation on Certain Asset Sales";

   (e) Investments consisting of

      (i) purchases and acquisitions of inventory, supplies, materials and equipment, in each case in the ordinary course of business, or

     (ii) licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

   (f) Investments consisting of

      (i) loans and advances to employees for travel, relocation and business expenses in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding,

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     (ii) cash loans to employees of the Company or any Subsidiary for the sole purpose of purchasing equity of the Company or any of its direct or indirect parents not to exceed $1.0 million in the aggregate at any one time outstanding or loans or dividends made to any of its direct or indirect parents for such purpose, and

     (iii)prepaid expenses incurred in the ordinary course of business;

   (g) without duplication, Investments consisting of Indebtedness permitted pursuant to clause (d) under the definition of Permitted Indebtedness;

   (h) Investments of the Company under any Interest Rate Agreement;

   (i) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

   (j) Investments existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

   (k) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

   (l) hedging obligations incurred pursuant to the definition of Permitted Indebtedness;

   (m) any guarantees of any Permitted Indebtedness or any Indebtedness incurred under the Coverage Ratio Exception; or

   (n) Investments in an aggregate amount, as valued at the time each such Investment is made, not exceeding $10.0 million for all such Investments from and after the Issue Date; provided that the amount available for Investments to be made pursuant to this clause (n) shall be increased from time to time to the extent any return on capital is received by the Company or a Restricted Subsidiary on any Permitted Investment previously made in reliance on this clause (n).

   "Permitted Liens" means

   (a) Liens on property or assets of, or any equity interests in or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens

      (i) are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, and

     (ii) do not extend to or cover any property, assets, Capital Stock or Indebtedness other than those of such Person at the time such Person becomes a Restricted Subsidiary or is merged into the Company or any of its Restricted Subsidiaries;

   (b) Liens securing Refinancing Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien permitted under the Indenture; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

   (c) Liens in favor of the Company or any of its Restricted Subsidiaries;

   (d) Liens to secure Purchase Money Indebtedness and Capitalized Lease Obligations that are permitted under the Indenture; provided that

      (i) with respect to any Purchase Money Indebtedness, any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property,

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     (ii) with respect to any Purchase Money Indebtedness, the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and

     (iii)such Lien does not extend to or cover any Property other than the item of Property that is the subject of such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, and any improvements on such item;

   (e) Liens for taxes, assessments or governmental charges that are not yet due or payable or are within any applicable grace period or that are being contested in good faith by appropriate proceedings;

   (f) Liens securing Senior Indebtedness and Liens securing Guarantor Senior Indebtedness;

   (g) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

   (h) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of government insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts, rent and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

   (i) any attachment or judgment Lien not constituting an Event of Default under the Indenture that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

   (j) Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases;

   (k) Liens consisting of restrictions on the transfer of securities, pursuant to applicable federal and state securities laws;

   (l) interests of lessors and licensors under leases and licenses to which the Company or any of its Restricted Subsidiaries is a party;

   (m) with respect to any real property occupied by the Company or any of its Restricted Subsidiaries, all easements, rights of way, licenses and similar encumbrances on or defects of title that do not materially impair the use of such property for its intended purposes;

   (n) Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, mechanics', landlords', materialmen's, employees', laborers', employers', suppliers', banks', repairmen's and other like Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

   (o) terminable or short-term leases or permits for occupancy, in each case entered into in the ordinary cause of business, which leases or permits expressly grant to the Company or any Restricted Subsidiary the right to terminate them at any time on not more than six months' notice and do not individually or in the aggregate interfere with the operation of the business of the Company or any Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto;

   (p) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Temporary Cash Investments on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary;

   (q) Liens securing hedging obligations;

   (r) pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

   (s) Liens in favor of issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

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   (t) any obligations or duties affecting any property of the Company or any
       Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

   (u) Liens on any property in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable; and

   (v) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

   "Public Equity Offering" means a public offering by the Company or Holdco (and, in the case of an issuance by Holdco, only if the proceeds thereof are contributed to the Company) of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.

   "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance, within 90 days from incurrence, the cost, including the cost of construction, of an item of Property acquired in the ordinary course of business, the principal amount of which Indebtedness does not exceed the sum of

   (a) 100% of such cost; and

   (b) reasonable fees and expenses of such Person incurred in connection therewith.

   "Recapitalization Agreement" means the Recapitalization Agreement, dated as of December 20, 2002, by and among the Company, the stockholders party thereto, Holdco and CIVC.

   "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture (other than pursuant to clauses (a), (d), (e) and (g)-(o) of the definition of Permitted Indebtedness), but only to the extent that:

   (a) the Refinancing Indebtedness is subordinated to the notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

   (b) either (i) the Refinancing Indebtedness is scheduled to mature after the maturity date of the notes; or (ii) the Refinancing Indebtedness has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes;

   (c) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

      (i) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,

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     (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and

   (iii) the amount of fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

   (d) such Refinancing Indebtedness is incurred by a Person at the same level in the corporate structure as the Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

   "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

   "Restricted Payment" means any of the following:

   (a) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company other than:

      (i) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock); and

     (ii) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company;

   (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock;

   (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness that is subordinate in right of payment to the Notes other than subordinated Indebtedness acquired or repaid in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity (in each case due within one year of the date of acquisition);

   (d) the making of any Investment in any Person other than a Permitted Investment;

   (e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, valued at the fair market value of the net assets of such Restricted Subsidiary on the date of designation; and

   (f) forgiveness of any Indebtedness of an Affiliate of the Company (other than a Restricted Subsidiary) to the Company or a Restricted Subsidiary.

For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

   "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and included all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the

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Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness under the Coverage Ratio Exception.

   "Rule 144A" means Rule 144A promulgated under the Securities Act.

   "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

   "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

   "Senior Credit Facility" means the Credit Agreement dated as of December 20, 2002, among the Company, the Company's then existing Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Antares Capital Corporation, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with

      (1) all Indebtedness of the Company or any Guarantor owed to lenders under the Senior Credit Facility;

      (2) all obligations of the Company or any Guarantor with respect to hedging obligations;

      (3) all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

      (4) all other Indebtedness of the Company or any Guarantor that does not expressly provide that it is to rank pari passu with or subordinate to the notes or the Guarantee of such Guarantor, as the case may be; and

      (5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

   Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include

      (1) Indebtedness of the Company or any Guarantor to any of their respective Subsidiaries, or to any Affiliate of the Company or such Guarantor or any of such Affiliate's Subsidiaries;

      (2) Indebtedness represented by the notes and the Guarantees;

      (3) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

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      (4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

      (5) Indebtedness incurred in violation of the Indenture; and

      (6) Indebtedness represented by Disqualified Capital Stock.

   "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

   (a) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

   (b) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

   "Temporary Cash Investments" means

   (a) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase;

   (b) Investments in certificates of deposit, eurodollar time deposits, bankers' acceptances or overnight bank deposits issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million and rated at least A by Standard & Poor's Rating Agency and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase;

   (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

   (d) commercial paper having a rating no lower than "A-2" from Moody's Investors Service, Inc. or "P2" from Standard & Poor's Rating Services and in each case maturing within 12 months after the date of acquisition; or

   (e) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (a), (b), (c) and (d).

   "Unrestricted Subsidiary" means

   (a) any Subsidiary of an Unrestricted Subsidiary and

   (b) any Subsidiary of the Company that is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Certain Covenants--Limitation on Restricted Payments."

   The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

   "Wholly-Owned Subsidiary" of a specified Person means any Subsidiary (or, if such specified Person is the Company, a Restricted Subsidiary), all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by such Person.

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Book-Entry, Delivery And Form

   Initially, the Exchange Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

   Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

   Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

   DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

   DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

   Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

   The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

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   Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the initial purchasers, the trustee nor any of our agents or the agent of the initial purchasers or the trustee has or will have any responsibility or liability for
(i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

   DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Notes for all purposes.

   Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Cross-market transfers between the accountholders in DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream accountholders, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

   Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a Global Note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream accountholder to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants

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has or have given such direction.  However, if any of the events described under "--Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

   The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the initial purchasers or the trustee nor any or our agents or the agent of the initial purchasers or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive notes in registered certificated form if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Note and we thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

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                              THE EXCHANGE OFFER

   We entered into a Registration Rights Agreement pursuant to which we have agreed, for the benefit of the holders of the outstanding notes, that we will, at our cost,

      (1) within 120 days after the issue date of the outstanding notes, file a registration statement (the "Exchange Offer Registration Statement"), of which this prospectus is a part, with the Commission with respect to a registered offer to exchange (the "Exchange Offer") the outstanding notes for notes, which will have terms substantially identical in all material respects to the outstanding notes (the "Exchange Notes"), except that the Exchange Notes will not contain terms with respect to transfer restrictions, and will be guaranteed by the guarantors on terms substantially identical in all material respects to the guarantees,

      (2) within 210 days after the issue date of the outstanding notes, use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, we will offer the Exchange Notes in exchange for surrender of the outstanding notes, and

      (3) keep the Exchange Offer open for not less than 30 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the outstanding notes. For each outstanding note surrendered to us pursuant to the Exchange Offer, the holder of such note will receive an Exchange Note having a principal amount equal to that of the surrendered note.

Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. We have agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

   Each holder of outstanding notes that wishes to exchange such notes for Exchange Notes in the Exchange Offer will be required to make certain representations including representations that

      (1) any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

      (2) it has no arrangement with any person to participate in the distribution of the Exchange Notes; and

      (3) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or any of the guarantors, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

   In the event that applicable interpretations of the staff of the Commission do not permit us to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 270 days of the issue date of the notes or, under certain circumstances, if the initial purchasers shall so request, we will, at our own expense,

      (1) as promptly as practicable, file a shelf registration statement covering resales of the outstanding notes (the "Shelf Registration Statement");

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

      (2) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

      (3) use our best efforts to keep effective the Shelf Registration Statement until the earlier of the disposition of the notes covered by the Shelf Registration Statement or two years after the issue date of the outstanding notes.

We will, in the event of the Shelf Registration Statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of the outstanding notes that sells such notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

   If we fail to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the notes as follows:

      (1) If (a) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is not filed within 120 days after the issue date of the outstanding notes or (b) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement;

      (2) If (a) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is not declared effective within 210 days after the issue date of the outstanding notes or (b) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 45th day following the date such Shelf Registration Statement was filed; or

      (3) If either (a) we have not exchanged the Exchange Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 270th day after the issue date of the outstanding notes or (b) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (c) if applicable, the Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the issue date of the outstanding notes;

(each such event referred to in clauses (1) through (3) above is a "Registration Default"), the sole remedy available to holders of the outstanding notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the outstanding notes will increase by 0.25%, and the per annum interest rate will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 1.0% per annum in excess of the interest rate on the cover of this prospectus. All Additional Interest will be payable to holders of the outstanding notes in cash on each interest payment date, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the outstanding notes will revert to the interest rate originally borne by the outstanding notes (as shown on the cover of this prospectus).

   The foregoing is a summary of the material provisions of the Registration Rights Agreement. We encourage you to read the Registration Rights Agreement in its entirety, a copy of which will be available upon request.

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

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

      (1) the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

      (2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

      (3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture.

   As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business
on       , 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   Holders of outstanding notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law of Delaware, or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

   We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

   If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date of the exchange offer.

   Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" will mean 5:00 p.m., New York City time, on
      , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

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

   In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision Any announcement of delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

   The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on June 15, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

   Interest on the exchange notes is payable semi-annually on each June 15 and December 15, commencing on June 15, 2003.

Procedures for Tendering

   Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

   The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

   By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

   The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

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

   The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

   Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered
(1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. If we waive a condition, we will waive it for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify

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

holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

   (A) the tender is made through a member firm of the Medallion System;

   (B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

   (C) the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

   (1) specify the name of the person having deposited the outstanding notes to be withdrawn;

   (2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

   (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

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

   (4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

   (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

   (2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

   (3) any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

   If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "--Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

   Bank One, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

               Overnight Courier or
               Registered/Certified
               Mail:                     By Hand:

               Bank One, N.A. 1111
               Polaris Parkway Suite:    Bank One, N.A. 1111
               N1 Mail Code              Polaris Parkway Suite:
               OH1-0184 Columbus, Ohio   N1 Mail Code
               43240 Attention:          OH1-0184 Columbus, Ohio
               Exchanges                 43240 Attention: Exchanges

               Facsimile                 For Information Telephone
               Transmission: (614)       (call toll-free): (800)
               248-9987                  346-5153

               Confirm Receipt of
               Facsimile by
               Telephone: (800)
               346-5153

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

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

   We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

   The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

   (1) to us upon redemption thereof or otherwise;

   (2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

   (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

   (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

   With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

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

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations.
This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who purchase notes at their original issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code ("Holders"). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

   We recommend that prospective purchasers of the notes consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

   For purposes of the following summary, a "U.S. Holder" is (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A "Non-U.S. Holder" is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

   A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or non-U.S. Holders depending on whether (i) the partner is a U.S. or a non-U.S. person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which income or gain from the notes is effectively connected.
If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

U.S. Federal Income Taxation of U.S. Holders

  Payment of Interest

   The semi-annual payments of interest on the notes will be "qualified stated interest," and will generally be includable in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

  Additional Interest

   We are obligated to pay additional interest on the notes under certain circumstances described under "The Exchange Offer." Although the matter is not free from doubt, such additional interest should be taxable as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's regular method

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

of accounting for federal income tax purposes. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion may be different from that described above. U.S. Holders should consult their own tax advisors about payments of additional interest.

  Disposition of Notes

Upon the sale, exchange, redemption or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such Holder.

   Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than twelve months. The maximum federal long-term capital gain rate is 20% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to limitations.

  Exchange of Notes

   The exchange of notes for registered notes in the exchange offer will not constitute a material modification of the terms of the notes and thus will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of registered notes in exchange for notes in the exchange offer, the U.S. Holder's basis in the registered note received in the exchange offer will be the same as its basis in the corresponding notes immediately before the exchange and the U.S. Holder's holding period in the registered notes will include its holding period in the original notes.

U.S. Federal Income Taxation of Non-U.S. Holders

  Payment of Interest

   Subject to the discussion of backup withholding below, payments of principal and interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that such payments are not effectively connected with the conduct of a U.S. trade or business and:

      (1) the Non-U.S Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

      (2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us directly or indirectly through stock ownership;

      (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

      (4) either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof (the "Portfolio Interest Exemption").

   If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

      (1) IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under a tax treaty (a "Treaty Exemption"), or

      (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is U.S. trade or business income to the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

   The certification requirement described above also may require a non-U.S. Holder that provides an IRS form, or that claims a Treaty Exemption, to provide its U.S. taxpayer identification number.

   We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

   If interest on the note is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note which is effectively connected with a U.S. trade or business will be included in such foreign corporation's earnings and profits.

  Additional Interest

   Any additional interest payable on the notes as discussed under "U.S. Federal Income Taxation of U.S. Holders-Additional Interest" should be treated as a payment of interest as discussed above.

  Disposition of Notes

   No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a note (except with respect to accrued and unpaid interest, which would be treated as interest as discussed above).


   A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates or (c) such gain or income is effectively connected with a U.S. trade or business. Pending legislation would lower the maximum federal long-term capital gain rate to 15% under certain circumstances.


  Exchange of Notes

   The exchange of notes for registered notes in the exchange offer will not constitute a taxable event for a Non-U.S. Holder.

Information Reporting and Backup Withholding

  U.S. Holders

   For each calendar year in which the notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

   In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax at a rate of 30% (but subject to periodic reductions through 2006) of each payment of interest and principal (and premium or liquidated damages, if any) on the notes. This backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Non-U.S. Holders

   Under current Treasury Regulations, U.S. backup withholding tax will not apply to payments on a note or proceeds from the sale of a note payable to a Non-U.S. Holder if the statement described in "U.S. Federal Income Taxation of Non-U.S. Holders--Payment of Interest" is duly provided by such Holder or the Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established.

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against such non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                             PLAN OF DISTRIBUTION

   Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

   Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis, a partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis are partners in a partnership that has invested in The Brickman Group, Ltd. and will invest in Brickman Holdings.

                                    EXPERTS

   The consolidated financial statements of The Brickman Group, Ltd. as of December 31, 2001, December 19, 2002 and December 31, 2002 and for each of the two years in the period ended December 31, 2001, the period from January 1, 2002 to December 19, 2002 and the period from December 20, 2002 to December 31, 2002 included in this Registration Statement on Form S-4 have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC, unless the SEC will not accept the filing, following the consummation of the exchange offer: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. You may read and copy any reports we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. All reports filed with the SEC will be available on the SEC's web site at http://www.sec.gov. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale of the notes, the information required by Rule 144A(d)(4) under the Securities Act.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                        Page
                                                 -                                                      ----

Audited Consolidated Financial Statements

   Reports of Independent Accountants.................................................................. F-2

   Consolidated Balance Sheets as of December 31, 2001, December 19, 2002 (Predecessor) and
   December 31, 2002 (Successor)....................................................................... F-4

   Consolidated Statements of Operations for the years ended December 31, 2000 and 2001, for the period from January 1, 2002 through December 19, 2002 (Predecessor) and for the period from
   December 20, 2002 through December 31, 2002 (Successor)............................................. F-5

   Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the years ended December
   31, 2000 and 2001, for the period from January 1, 2002 through December 19, 2002 (Predecessor)
   and for the period from December 20, 2002 through December 31, 2002 (Successor)..................... F-6

   Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 2001, for the period from January 1, 2002 through December 19, 2002 (Predecessor) and for the period from
   December 20, 2002 through December 31, 2002 (Successor)............................................. F-7
   Notes to the Audited Consolidated Financial Statements.............................................. F-8

Unaudited Consolidated Financial Statements

   Consolidated Balance Sheets as of December 31, 2002 and March 31, 2003.............................. F-30

   Consolidated Statements of Operations for the three month periods ended March 31, 2002
   (Predecessor) and March 31, 2003 (Successor)........................................................ F-31
   Consolidated Statements of Cash Flows for the three month periods ended March 31, 2002
   (Predecessor) and March 31, 2003 (Successor)........................................................ F-32

   Notes to Unaudited Financial Statements............................................................. F-33

                       Report of Independent Accountants

To the Board of Directors and Shareholders of The Brickman Group, Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of The Brickman Group, Ltd. and its subsidiaries (referred to herein as the "Predecessor" or the "Company") at December 31, 2001 and December 19, 2002, and the results of their operations and their cash flows for the years ended December 31, 2000 and 2001 and for the period from January 1, 2002 through December 19, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002.

/S/  PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

March 21, 2003

                       Report of Independent Accountants

To the Board of Directors and Shareholders of The Brickman Group, Ltd.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of The Brickman Group, Ltd. and its subsidiaries (referred to herein as the "Successor" or the "Company") at December 31, 2002, and the results of their operations and their cash flows for the period from December 20, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 7, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002.

/S/  PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

March 21, 2003

                           THE BRICKMAN GROUP, LTD.

                          CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands except for share data)

                                                                                    Predecessor         Successor
                                                                             ------------------------  ------------
                                                                             December 31, December 19, December 31,
                                                                                 2001         2002         2002
                                                                             ------------ ------------ ------------
                                 ASSETS
Current assets:
    Cash and cash equivalents...............................................   $  3,647     $ 16,357    $   6,281
    Accounts receivable, net of allowance for doubtful accounts (Note 4)....     25,072       28,332       31,810
    Unbilled revenue........................................................      4,105        5,259        4,498
    Operating supplies......................................................        776          502          468
    Deferred tax asset......................................................      3,998        4,607        4,731
    Other current assets....................................................        389          998          866
                                                                               --------     --------    ---------
       Total current assets.................................................     37,987       56,055       48,654
Property and equipment, net of accumulated depreciation (Note 5)............     20,867       25,964       26,188
Deferred charges, net of accumulated amortization (Note 3)..................      1,417          972        9,214
Intangible assets, net of accumulated amortization (Note 6).................     11,394        9,932      120,818
Goodwill (Note 7)...........................................................    141,960      141,960       32,663
Restricted investments and other assets (Note 11)...........................        213          560          560
                                                                               --------     --------    ---------
          Total.............................................................   $213,838     $235,443    $ 238,097
                                                                               ========     ========    =========
             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable........................................................   $  6,002     $  9,572       10,972
    Deferred revenue........................................................      4,219        2,345        3,284
    Capital lease obligation--current portion...............................         --          401          401
    Long-term debt--current portion.........................................     14,993       17,608        5,008
    Accrued interest........................................................        582          836          635
    Accrued expenses (Note 18)..............................................     10,107       16,089       16,214
                                                                               --------     --------    ---------
       Total current liabilities............................................     35,903       46,851       36,514
Long-term debt and other liabilities:
    Capital lease obligation................................................         --          434          434
    Long-term debt..........................................................     83,761       70,647      195,000
    Indebtedness to related parties.........................................      5,533        5,533           --
    Deferred tax liability..................................................      1,345        7,082        2,658
    Other liabilities.......................................................        213          360          360
                                                                               --------     --------    ---------
       Total liabilities....................................................    126,755      130,907      234,966
                                                                               --------     --------    ---------
Commitments and contingencies
Mandatorily redeemable preferred stock (Note 13)
    Liquidation value.......................................................     71,472       71,472           --
    Accumulated dividends...................................................     39,716       53,188           --
                                                                               --------     --------    ---------
                                                                                111,188      124,660           --
                                                                               --------     --------    ---------
Shareholders' equity (deficit):
    Class A voting common stock, $.01 par value; 1,100,000 authorized and
     91,861; 91,861 and 51,317 issued and outstanding, respectively.........          1            1            1
    Class A non-voting common stock, $.01 par value; 1,100,000 authorized and 869,251; 869,251 and 283,548 issued and outstanding,
     respectively...........................................................          9            9            3
    Class B non-voting common stock, $.01 par value; 200,000 authorized and 139,600; 138,900 and 117,517 issued and outstanding,
     respectively...........................................................          1            1            1
    Class C non-voting common stock, $.01 par value; 100,000 authorized
     and 75,000 issued and outstanding at each balance sheet date...........          1            1            1
    Paid-in capital.........................................................         --           --      194,994
    Accumulated deficit.....................................................     (5,394)      (1,413)        (869)
    Continuing shareholders' basis adjustment...............................    (18,723)     (18,723)    (191,000)
                                                                               --------     --------    ---------
       Total shareholders' equity (deficit).................................    (24,105)     (20,124)       3,131
                                                                               --------     --------    ---------
          Total liabilities and shareholders' equity (deficit)..............   $213,838     $235,443    $ 238,097
                                                                               ========     ========    =========

   The accompanying notes are an integral part of the consolidated financial statements

                           THE BRICKMAN GROUP, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (dollars in thousands)

                                                           Predecessor                 Successor
                                                 ------------------------------------ ------------
                                                                         Period from  Period from
                                                                          January 1,  December 20,
                                                 Year ended December 31,   2002 to      2002 to
                                                 ----------------------- December 19, December 31,
                                                   2000         2001         2002         2002
                                                  --------     --------  ------------ ------------
Service revenues................................ $221,464     $255,441     $283,222     $ 8,735
Cost of services provided.......................  153,250      172,867      190,746       6,623
                                                  --------     --------    --------     -------
   Gross profit.................................   68,214       82,574       92,476       2,112
General and administrative expenses.............   37,709       45,547       54,796       2,176
Amortization expense............................    4,036        4,957        1,906         703
                                                  --------     --------    --------     -------
   Income (loss) from operations................   26,469       32,070       35,774        (767)
Interest expense................................    9,492        7,550        4,841         643
                                                  --------     --------    --------     -------
   Income (loss) before income taxes............   16,977       24,520       30,933      (1,410)
Income tax provision (benefit)..................    6,897       10,557       13,461        (541)
                                                  --------     --------    --------     -------
Net income (loss)...............................   10,080       13,963       17,472        (869)
Accretion of preferred stock dividends..........   11,007       12,399       13,472          --
                                                  --------     --------    --------     -------
Net income (loss) related to common shareholders $   (927)    $  1,564     $  4,000     $  (869)
                                                  ========     ========    ========     =======


   The accompanying notes are an integral part of the consolidated financial statements.

                           THE BRICKMAN GROUP, LTD.

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                 (dollars in thousands except for share data)

                                                          Common Stock
                                  ------------------------------------------------------------
                                     Class A         Class A         Class B        Class C
                                      Voting       Non-voting      Non-voting     Non-voting
                                    1,100,000       1,100,000        200,000        100,000
                                    Authorized     Authorized      Authorized     Authorized
                                  $.01 Par Value $.01 Par Value  $.01 Par Value  $.01 Par Value
                                  -------------- --------------- --------------- -------------   Paid In  Accumulated
                                  Shares  Amount  Shares  Amount  Shares  Amount Shares  Amount  Capital    Deficit
                                  ------  ------ -------  ------ -------  ------ ------  ------ --------  -----------
Predecessor
Balance, January 1, 2000......... 88,741    $1   869,251    $9   134,150    $1   75,000    $1   $     --   $ (6,477)
   Issuance of stock.............                 44,412          13,700                           2,178
   Redemption of stock...........                (44,412)         (8,100)                         (1,958)
   Accretion of preferred stock
    dividend.....................                                                                   (220)   (10,787)
   Net income....................                                                                            10,080
                                  ------    --   -------    --   -------    --   ------    --   --------   --------
Balance, December 31, 2000....... 88,741     1   869,251     9   139,750     1   75,000     1         --     (7,184)
   Issuance of stock.............  6,511                           3,050                             401
   Redemption of stock........... (3,391)                         (3,200)                           (175)
   Accretion of preferred stock
    dividend.....................                                                                   (226)   (12,173)
   Net income....................                                                                            13,963
                                  ------    --   -------    --   -------    --   ------    --   --------   --------
Balance, December 31, 2001....... 91,861     1   869,251     9   139,600     1   75,000     1         --     (5,394)
   Issuance of stock.............                                    300                              12
   Redemption of stock...........                                 (1,000)                            (12)       (19)
   Accretion of preferred stock
    dividend.....................                                                                           (13,472)
   Net income....................                                                                            17,472
                                  ------    --   -------    --   -------    --   ------    --   --------   --------
Balance, December 19, 2002....... 91,861    $1   869,251    $9   138,900    $1   75,000    $1   $     --   $ (1,413)
----------------------------------------------------------------------------------------------------------------------
Successor
Initial capitalization,
 December 20, 2002:
    Cash contributed by
     Holdings....................                                                                 80,146
    Stock contributed by
     Holdings.................... 51,317     1   283,548     3   117,517     1   75,000     1    114,848
    Continuing shareholders'
     basis adjustment............
   Net loss......................                                                                              (869)
                                  ------    --   -------    --   -------    --   ------    --   --------   --------
Balance, December 31, 2002....... 51,317    $1   283,548    $3   117,517    $1   75,000    $1   $194,994   $   (869)
                                  ======    ==   =======    ==   =======    ==   ======    ==   ========   ========





                                   Continuing       Total
                                  Shareholders' Shareholders'
                                      Basis        Equity
                                   Adjustment     (Deficit)
                                  ------------- -------------
Predecessor
Balance, January 1, 2000.........   $ (18,723)    $ (25,188)
   Issuance of stock.............                     2,178
   Redemption of stock...........                    (1,958)
   Accretion of preferred stock
    dividend.....................                   (11,007)
   Net income....................                    10,080
                                    ---------     ---------
Balance, December 31, 2000.......     (18,723)      (25,895)
   Issuance of stock.............                       401
   Redemption of stock...........                      (175)
   Accretion of preferred stock
    dividend.....................                   (12,399)
   Net income....................                    13,963
                                    ---------     ---------
Balance, December 31, 2001.......     (18,723)      (24,105)
   Issuance of stock.............                        12
   Redemption of stock...........                       (31)
   Accretion of preferred stock
    dividend.....................                   (13,472)
   Net income....................                    17,472
                                    ---------     ---------
Balance, December 19, 2002.......   $ (18,723)    $ (20,124)
-------------------------------------------------------------
Successor
Initial capitalization,
 December 20, 2002:
    Cash contributed by
     Holdings....................                    80,146
    Stock contributed by
     Holdings....................                   114,854
    Continuing shareholders'
     basis adjustment............    (191,000)     (191,000)
   Net loss......................                      (869)
                                    ---------     ---------
Balance, December 31, 2002.......   $(191,000)    $   3,131
                                    =========     =========


   The accompanying notes are an integral part of the consolidated financial statements.

                           THE BRICKMAN GROUP, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                    Predecessor                       Successor
                                                                ----------------------               ------------
                                                                                        Period from  Period from
                                                                                         January 1,  December 20,
                                                                Year ended December 31,   2002 to      2002 to
                                                                ----------------------  December 19, December 31,
                                                                  2000        2001          2002         2002
                                                                 --------    --------   ------------ ------------
Cash flows from operating activities
   Net income (loss)........................................... $ 10,080    $ 13,963      $ 17,472    $    (869)
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation............................................    4,643       6,491         8,339          277
       Amortization............................................    4,036       4,957         1,906          703
       Deferred taxes..........................................    2,157       3,190         5,127         (394)
       Provision for doubtful accounts.........................      647         861           574          325
       Loss (gain) on disposal of assets.......................      (10)         46            (6)          --
       Changes in operating assets and liabilities, net of
         businesses acquired...................................   (4,174)     (1,455)        2,410         (469)
                                                                 --------    --------     --------    ---------
          Net change in cash from operating activities.........   17,379      28,053        35,822         (427)
                                                                 --------    --------     --------    ---------
Cash flows from investing activities
   Purchase of property and equipment..........................   (7,297)    (10,657)      (13,572)        (501)
   Cost of acquired businesses, net of cash acquired...........  (14,954)    (16,714)           --     (272,937)
   Proceeds from sale of property and equipment................      193         343           143           --
                                                                 --------    --------     --------    ---------
          Net change in cash from investing activities.........  (22,058)    (27,028)      (13,429)    (273,438)
                                                                 --------    --------     --------    ---------
Cash flows from financing activities
   Proceeds from borrowings....................................       --      13,250         1,012      200,000
   Transaction fees paid.......................................       --        (292)           --           --
   Proceeds from issuance of common stock......................    2,178         401            12       80,146
   Proceeds from issuance of preferred stock...................    4,596         681            --           --
   Redemption of common stock..................................   (1,958)       (175)          (31)          --
   Redemption of preferred stock...............................   (4,596)       (357)           --           --
   Payments on long-term debt..................................   (7,480)    (11,059)      (10,676)          --
   Borrowings on revolving credit for acquisitions.............   14,954       3,464            --           --
   Repayments on revolving credit..............................   (3,954)     (3,464)           --           --
                                                                 --------    --------     --------    ---------
          Net change in cash from financing activities.........    3,740       2,449        (9,683)     280,146
                                                                 --------    --------     --------    ---------
Net change in cash.............................................     (939)      3,474        12,710        6,281
Cash, beginning of period......................................    1,112         173      $  3,647           --
                                                                 --------    --------     --------    ---------
Cash, end of period............................................ $    173    $  3,647      $ 16,357    $   6,281
                                                                 ========    ========     ========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           THE BRICKMAN GROUP, LTD.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (dollars in thousands)

1.  Business:

   The Brickman Group, Ltd. (the "Company") performs landscape maintenance, landscape construction and enhancement, and snow removal services for commercial customers in major metropolitan areas in 23 states throughout the United States. Landscape maintenance services are generally provided under cancelable contracts ranging from 1 to 8 years to a diverse set of customers with one or more sites, including regional and national commercial, retail, and industrial property owners, corporations, residential communities, schools and universities, hotels, hospitals, and governmental agencies. Services include grass mowing, planting and care of flower beds, tree and shrub pruning, bed edging, controlling weeds and pests, fertilizing, planting of grass, groundcovers, shrubs and trees, grading, and removing snow and ice.

2.  The Transaction

   On December 20, 2002, the Company entered into a series of transactions (the "Transaction") in which a newly formed holding company, Brickman Group Holdings, Inc. ("Holdings"), became the parent company of the Company. Holdings raised $80.1 million in equity capital which was invested in the Company and the Company raised $150 million from the sale of 11.75% subordinated notes due in 2009 and $50 million from the issuance of term notes to a group of banks. From these proceeds, $186.1 million was used to redeem the stock of certain of the Company's shareholders and $94.6 million was used to repay existing indebtedness. In addition to the equity raised, certain shareholders of the Company exchanged their Company preferred and common stock with a fair value of $114.9 million for Class A common stock and Class L mandatorily redeemable common stock of Holdings. The transaction results in a new basis of accounting for Brickman as the transaction is accounted for as a business combination (Note 12). The financial position, results of operations, and cash flows of the Company before the Transaction are not comparable to financial position, results of operations, and cash flows after the Transaction. Amounts and disclosures that relate to balances, operations, and cash flows prior to the Transaction are identified as "Predecessor" financial information and amounts and disclosures that relate to balances, operations, and cash flows subsequent to the Transaction are identified as "Successor" financial information.

   Detailed sources and uses for the Transaction are as follows:

Sources:
   11.75% Senior subordinated notes.................................... $150,000
                                                                        --------
   Senior bank facility................................................   50,000
                                                                        --------
   Equity contributions from Holdings..................................   80,146
                                                                        --------
   Fair value of Company shares contributed by Holdings:
       334,865 shares of Class A Common stock at $156.81 per share.....   52,508
       117,517 shares of Class B Common Stock at $174.38 per share.....   20,493
       75,000 shares of Class C Common Stock at $18.37 per share.......    1,378
       229,353 shares of Mandatorily redeemable preferred stock at
         $100.00 per share.............................................   22,935
       Accumulated dividends related to Mandatorily redeemable
         preferred stock...............................................   17,540
                                                                        --------
                                                                         114,854
                                                                        --------
       Total external sources..........................................  395,000
   Company cash used in transaction....................................    9,148
                                                                        --------
       Total sources................................................... $404,148
                                                                        ========

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


Uses:
   Redeem stock of Company shareholders:
       626,247 shares of Class A Common Stock at $156.81 per share........ $ 98,199
       21,383 shares of Class B Common Stock at $174.38 per share.........    3,729
       485,369 shares of Mandatorily redeemable preferred stock at
         $100.00 per share................................................   48,537
       Accumulated dividends related to Mandatorily redeemable
         preferred stock..................................................   35,648
                                                                           --------
                                                                            186,113
   Fair value of Company shares exchanged for Holdings shares (see above).  114,854
   Repay existing indebtedness............................................   94,616
   Transaction fees.......................................................    8,565
                                                                           --------
       Total uses......................................................... $404,148
                                                                           ========

3.  Summary of Significant Accounting Policies:

  Basis of Presentation:

   These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company and its subsidiaries all of which are wholly-owned by the Company. All significant intercompany transactions and account balances have been eliminated. The Successor adopted the accounting policies of the Predecessor.

  Use of Estimates:

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. On an ongoing basis, management reviews its estimates, including those related to allowances for doubtful accounts, revenue recognition, valuation of operating supplies, self-insurance reserves, purchase accounting estimates, useful lives for depreciation and amortization, realizability of deferred tax assets, and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates and actual results may differ from estimates.

  Concentration of Credit Risk:

   The Company's customer base is diverse and geographically dispersed. Accordingly, management believes the Company's concentration of credit risk with respect to trade accounts receivable is low. Management continually evaluates the creditworthiness of the Company's customers. The Company generally provides its services without requiring collateral from its customers.

  Cash and Cash Equivalents:

   Cash equivalents are investments in highly liquid financial instruments with an original maturity of 30 days or less.

  Operating Supplies:

   Operating supplies consist of landscaping and snow removal materials and are stated at the lower of cost, determined by the first in, first out method, or market.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


  Restricted Investments:

   Restricted investments and other assets includes marketable securities which consist of stock, bond, and money market mutual funds held in trust for employees under a non-qualified deferred compensation plan (Note 11). The Company has determined that all of the marketable securities are trading securities as defined in Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS No. 115") and accordingly such securities have been recorded at fair market value and unrealized gains and losses related to such securities have been recognized in the Consolidated Statements of Operations.

  Property and Equipment:

   Property and equipment is recorded at cost less accumulated depreciation. Property and equipment purchased in connection with business acquisitions is recorded at fair market value at the time of acquisition. Costs of major additions and improvements are capitalized. Costs of replacements, maintenance, and repairs, which do not improve or extend the life of the related assets, are charged to operations.

   When an asset is sold, retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Depreciation for operating assets is computed using the straight line method over the estimated useful lives of the assets (3 to 7 years) and for leasehold improvements, the shorter of the length of the related leases and the estimated useful lives of the assets (3 to 10 years).

  Deferred Charges:

   Deferred charges, consisting of fees and other expenses associated with borrowings, are being amortized ratably over the terms of the related borrowings. Deferred charges are presented net of accumulated amortization of $1,423 at December 31, 2001, $1,852 at December 19, 2002 and $41 at December 31, 2002. Amortization expense related to deferred charges was $356 in 2000, $371 in 2001, $429 for the period from January 1, 2002 through December 19, 2002, and $41 for the period from December 20, 2002 through December 31, 2002.

  Goodwill:

   Goodwill represents the excess of the purchase price of the acquired businesses over the estimated fair value of the net tangible and identifiable intangible assets acquired and was being amortized on a straight line basis over its estimated useful life of 40 years until the adoption of Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS No. 142") which prohibited the amortization of goodwill as described in Note 7.

   Goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit's goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit's carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit's goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


  Impairment of Long-lived Assets:

   The Company periodically evaluates the recoverability of the carrying amount of our long-lived assets, including property and equipment and amortizable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of the impairment tests.

  Continuing shareholders' basis adjustment:

   The Company acquired the predecessor to the Company ("Brickman") in 1998. This transaction was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB No. 16"). As a result of a 19% continuing voting and non-voting ownership interest by certain shareholders of Brickman in the Company ("Continuing Brickman Shareholders"), 81% of the purchase price was allocated to the assets and liabilities acquired at their respective fair values with the remaining 19% voting and non-voting ownership interest recorded at the Continuing Brickman Shareholders' historical book values as of the date of acquisition in accordance with Issue No. 88-16 of the Emerging Issues Task Force of the Financial Accounting Standards Board "Basis in Leveraged Buyout Transactions"("EITF 88-16"). As a result of the carryover of the Continuing Brickman Shareholders' historical basis, shareholders' equity of the Company was reduced by $18,723 with a corresponding reduction in the amount assigned to goodwill. This reduction created a temporary difference between the tax basis and financial reporting basis of goodwill and resulted in recording a deferred tax asset in the amount of $12,055 on the date of the acquisition.

   The Company was acquired by Holdings on December 20, 2002 as described in notes 2 and 12. This transaction was accounted for as a purchase in accordance with Standards of Financial Accounting Standards No. 141 "Business Combinations". As a result of a 66% continuing ownership interest in the Company by certain shareholders ("Continuing Shareholders"), 34% of the purchase price was allocated to the assets and liabilities acquired at their respective fair values with the remaining 66% ownership interest recorded at the Continuing Shareholders' historical book values as of the date of acquisition in accordance EITF 88-16. As a result of the carryover of the Continuing Shareholders' historical basis, shareholders' equity of the Company has been reduced by $191,000 with a corresponding reduction in the amount assigned to goodwill.

  Service Revenues:

   The Company performs landscape maintenance, landscape construction and enhancement, and snow removal services. Revenue is recognized based upon the service provided and the contract terms.

  Landscape maintenance:

   Landscape maintenance services are generally provided under annual contracts. Revenue for these services is recognized in proportion to the delivery of related services as follows: each month, the Company determines the actual labor, material, and subcontractor costs incurred on each contract and divides that amount by the total labor, material, and subcontractor costs estimated to be incurred to complete the contract. The resulting ratio is used to determine the total contract year to date revenue by multiplying the ratio by the total contract price. The difference between this contract year to date revenue and the revenue previously recognized on the contract is

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)

recognized as revenue in the month. Estimates of expected total labor, materials and subcontractor costs are re-evaluated monthly based on actual costs incurred to date and estimates of future costs. In the event estimated total contract costs exceed total contract price, the estimated loss on the contract is accrued in the period in which the loss is identified.

  Landscape construction and enhancement:

   Landscape construction and enhancement services are generally provided under contracts of less than one year. Revenue for these services is recognized in proportion to the delivery of related services as follows: each month, the Company determines the actual labor, material, and subcontractor costs incurred on the contract and divides that amount by the total labor, material, and subcontractor costs estimated to be incurred to complete the contract. The resulting ratio is used to determine the total contract year to date revenue by multiplying the ratio by the total contract price. The difference between this contract year to date revenue and the revenue previously recognized on the contract is recognized as revenue in the month. Estimates of expected total labor, materials and subcontractor costs are re-evaluated monthly based on actual costs incurred to date and estimates of future costs. In the event estimated total contract costs exceed total contract price, the estimated loss on the contract is accrued in the period in which the loss is identified.

  Snow removal:

   Snow removal services are generally provided under time and material contracts. Revenue for these services is recognized in the period in which the services are performed.

   The current asset, unbilled revenue, and current liability, deferred revenue, result from differences between the timing of billings and the recognition of service revenues on uncompleted contracts.

  Cost of Services Provided:

   Cost of services provided represents the costs of labor, sub-contractors, materials, equipment costs (including depreciation), and other costs directly associated with landscape contracting. These costs are expensed as incurred.

  Stock-Based Compensation:

   Stock-based compensation (Note 14) is accounted for at the date of grant in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No, 25").

  Recent Accounting Pronouncements:


   Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("FAS No. 145" ), among other things, rescinds various pronouncements regarding early extinguishment of debt. It allows extraordinary accounting treatment for early extinguishment of debt only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", are met. FAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company adopted this statement effective January 1, 2003. Management believes that adopting FAS No. 145 will not have a material impact on the Company's financial position, results of operations, or cash flows.

   Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (FAS No. 146) addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)

Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). FAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of commitment to an exit or disposal plan. FAS No. 146 also establishes that fair value is to be used for initial measurement of the liability. The Company must adopt FAS No. 146 for all exit or disposal activities that are initiated after December 31, 2002. Management does not believe that adopting this pronouncement will have a material impact on the Company's results of operations, financial position or cash flows.

   Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure an amendment of FASB Statement No. 123", ("FAS No. 148") amends FAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock-based compensation in these financial statements in accordance with APB No. 25. FAS No. 148 also amends the disclosure provisions of FAS No. 123 to require prominent disclosure about the effects of an entity's accounting policy decisions with respect to stock-based employee compensation on reported net income. It also amends APB Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information. FAS No. 148 must be adopted for fiscal years beginning after December 15, 2003. When adopted, the amounts disclosed could be material to the Company's reported net income.

   Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", ("FIN 45"), details the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has issued no guarantees, and therefore, the adoption of FIN 45 has not had a material impact on the Company's financial position, results of operations, or cash flows.


   Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company continues to evaluate the impact of FIN 46 on its financial position, results of operations, and cash flows.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


4.  Accounts Receivable:

Components of accounts receivable are as follows:

                                            Predecessor         Successor
                                     ------------------------  ------------
                                     December 31, December 19, December 31,
                                         2001         2002         2002
                                     ------------ ------------ ------------
     Accounts receivable............   $26,868      $30,051      $33,854
     Allowance for doubtful accounts    (1,796)      (1,719)      (2,044)
                                       -------      -------      -------
     Accounts receivable, net.......   $25,072      $28,332      $31,810
                                       =======      =======      =======

Accounts receivable amounts include retention on incomplete projects to be completed within one year of $78 at December 31, 2001, $55 at December 19, 2002, and $92 at December 31, 2002. All other amounts are due currently.

5.  Property and Equipment:

Property and equipment consists of the following:

                                                 Predecessor         Successor
                                          ------------------------  ------------
                                          December 31, December 19, December 31,
                                              2001         2002         2002
                                          ------------ ------------ ------------
Operating equipment......................   $ 34,486     $ 42,998     $22,952
Software, office equipment, and leasehold
  improvements...........................      2,747        4,576       3,513
                                            --------     --------     -------
Property and equipment, cost.............     37,233       47,574      26,465
Less:
 Accumulated depreciation................    (16,366)     (21,610)       (277)
                                            --------     --------     -------
Property and equipment, net..............   $ 20,867     $ 25,964     $26,188
                                            ========     ========     =======

6.  Intangible Assets:

Intangible assets represent customer contracts, relationships, and backlog, and Company trademark acquired in business combinations, customer contracts, relationships and backlog are being amortized over 1 to 15 years, the expected duration of these intangibles. The Company trademark is being amortized over 5 years to a terminal value of $7,332. Intangible assets were presented net of accumulated amortization of $632 at December 31, 2001, $2,094 at December 19, 2002, and $662 at December 31, 2002. Amortization expense related to intangible assets was $632 in 2001, $1,462 for the period from January 1, 2002 through December 19, 2002, and $662 for the period from December 20, 2002 through December 31, 2002.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


Intangible assets consist of the following:

                                                      Predecessor         Successor
                                               ------------------------- ------------
                                               December 31, December 19, December 31,
                                                   2001         2002         2002
                                               ------------ ------------ ------------
Customer contracts, relationships, and backlog   $12,026      $12,026      $108,480
Trademark.....................................        --           --        13,000
                                                 -------      -------      --------
Sub-total.....................................    12,026       12,026       121,480
Less: Accumulated amortization................       632        2,094           662
                                                 -------      -------      --------
Total.........................................   $11,394      $ 9,932      $120,818
                                                 =======      =======      ========

The weighted average amortization period for the intangibles is 4.2 years and amortization expense is anticipated to be $22,279 in 2003, $18,930 in 2004, $15,469 in 2005, $12,692 in 2006, and $10,344 in 2007.

7.  Goodwill:

Goodwill represents the excess of cost over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed recorded in connection with the purchase of the Company in 1998 and other landscape businesses (Note 12) and, prior to the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("FAS No. 142") in 2002, was being amortized over 40 years. Goodwill was presented net of accumulated amortization of $14,589 at December 31, 2001. Amortization expense related to goodwill was $3,680 in 2000 and $3,954 in 2001.

Financial Accounting Standards No. 141, "Business Combinations" ("FAS No. 141") and FAS No. 142 were issued in June 2001. FAS No. 141 requires that 1) the purchase method of accounting be used for all business combinations initiated after June 30, 2001, 2) certain intangible assets acquired in business combinations be presented separately from goodwill and other intangible assets, and 3) that existing goodwill be evaluated under the new separation requirements upon the adoption of FAS No. 142. FAS No. 142 discontinues amortization of both goodwill existing at the time of adoption and goodwill recorded subsequent to adoption. The Company was required to adopt FAS No. 142 on January 1, 2002.

The following is a reconciliation of previously reported financial information to adjusted amounts excluding goodwill amortization:

                                                         Predecessor          Successor
                                                 --------------------------- ------------
                                                                Period from  Period from
                                                   Year ended    January 1,  December 20,
                                                  December 31,     2002-        2002-
                                                 -------------- December 19, December 31,
                                                  2000    2001      2002         2002
                                                 ------  ------ ------------ ------------
Net income (loss) related to common shareholders $ (927) $1,564    $4,000       $(869)
Addback: Goodwill amortization..................  3,680   3,954        --          --
                                                 ------  ------    ------       -----
Adjusted net income (loss) related to common
  shareholders.................................. $2,753  $5,518    $4,000       $(869)
                                                 ======  ======    ======       =====

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


8.  Long-term Debt:

   Long-term debt consists of the following:

                                                                        Predecessor         Successor
                                                                 ------------------------  ------------
                                                                 December 31, December 19, December 31,
                                                                     2001         2002         2002
                                                                 ------------ ------------ ------------
11.75% Senior subordinated notes due 2009.......................   $     --     $     --     $150,000
                                                                   --------     --------     --------
Bank debt
   Senior bank facility, due 2008 bearing interest at 4.4% at
     December 31, 2002..........................................         --           --       50,000
   Term Loan A, due 2004 bearing interest at rates ranging from
     4.00% to 4.56% at December 31, 2000 and 5.00% at
     December 19, 2002..........................................     14,582        9,871           --
   Term Loan B, due 2005 bearing interest at 4.00% at
     December 31, 2001 and 5.75% at December 19, 2002...........     64,394       63,710           --
   Borrower Term Loan A, due 2003 bearing interest at rates
     ranging from 4.56% to 5.71% at December 31, 2001 and
     5.00% at December 19, 2002.................................      7,700        5,390           --
   Borrower Term Loan B, due 2004 bearing interest at rates
     ranging from 5.31% to 6.46% at December 31, 2001 and
     5.00% at December 19, 2002.................................     12,057        9,275           --
                                                                   --------     --------     --------
       Total....................................................     98,733       88,247       50,000
                                                                   --------     --------     --------
Installment notes payable, due 2003 bearing interest at rates ranging from 4.00% to 13.50% at December 31, 2001 and
  8.50% at December 19 and 31, 2002.............................         21            8            8
                                                                   --------     --------     --------
       Total long-term debt.....................................     98,754       88,255      200,008
Less:
       Current portion..........................................    (14,993)     (17,608)      (5,008)
                                                                   --------     --------     --------
Long-term debt, net.............................................   $ 83,761     $ 70,647     $195,000
                                                                   ========     ========     ========

  Predecessor:

   The Company and 11 financial institutions were party to a credit agreement (the "Predecessor Credit Agreement") dated January 14, 1998. The Predecessor Credit Agreement governed a $35,000 term loan ("Term Loan A"), a $70,000 term loan ("Term Loan B"), Borrower Term Loans A and B (collectively the
"Term Loans"), and a $35,000 revolving credit facility (the "Predecessor Facility"). The Predecessor Credit Agreement provided that $2,000 of the Predecessor Facility could be used for letters of credit. All amounts outstanding under the Predecessor Credit Agreement were collateralized by the assets of the Company.

   Interest rates on the Term Loans were set at increments over the prevailing prime rate of interest or were established for periods of up to six months at increments over London Interbank Offered Rates ("LIBOR") as follows:

                                    Increment over Increment over
                                      prime rate       LIBOR
                                    -------------- --------------
               Term Loan A.........      0.75%          2.00%
               Term Loan B.........      1.50%          2.75%
               Borrower Term Loan A      0.75%          2.00%
               Borrower Term Loan B      0.75%          2.00%

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   The weighted average interest rate on the Term Loans at December 31, 2001 and December 19, 2002 was 5.56%, and 5.47% respectively. The Term Loans were due in quarterly installments. Annual amounts due through December 2005 were as follows:

                                      Borrower Borrower
                        Term   Term     Term     Term
                 Year  Loan A Loan B   Loan A   Loan B   Total
                 ----  ------ ------- -------- -------- -------
                 2003. $7,852 $   976  $4,400   $4,373  $17,601
                 2004. $   -- $24,392  $   --   $3,709  $28,101
                 2005. $   -- $38,050  $   --   $   --  $38,050
                       ------ -------  ------   ------  -------
                 Total $7,852 $63,418  $4,400   $8,082  $83,752
                       ====== =======  ======   ======  =======

   In addition to scheduled payments, the Company was obligated to pay a percentage of excess cash flow as defined in the Predecessor Credit Agreement as additional amortization. The percentage varied with the ratio between the Company's debt and its cash flow. For the years ended December 31, 2000 and 2001, and the period from January 1, 2002 to December 19, 2002, no amounts were due under this provision of the Predecessor Credit Agreement.

   Upon a public offering of equity securities, the Company was required to apply at least 50% of the net proceeds towards payment of the Term Loans. The Predecessor Credit Agreement also imposed financial covenants upon the Company with respect to leverage, fixed charge coverage, interest coverage, capital expenditures, and earnings and restricted the Company's actions with respect to debt issuances, capital expenditures, and dividend payments. At December 19, 2002, the Company was not in violation of any of these covenants.

   Under the Predecessor Credit Agreement, amounts outstanding on the Predecessor Facility bore interest at the same rates as Term Loan A. The Predecessor Facility was available for working capital and, subject to limitations, acquisitions. At December 19, 2002, no amounts were outstanding on the Predecessor Facility. On July 25, 2001, the Predecessor Credit Agreement was amended to permit conversion of $13,250 of the Predecessor Facility to a term loan (Borrower Term Loan B) to finance an acquisition (Note 12). At December 31, 2000, $11,000 was outstanding on the Predecessor Facility. This amount financed acquisitions during 2000 and in accordance with the Predecessor Credit Agreement was converted to a term loan on January 14, 2001 (Borrower Term Loan A). Borrower Term Loan A was classified with Long-term debt as of December 31, 2000 in accordance with Statement of Financial Accounting Standards No. 6 "Classification of Short-Term Obligations Expected to Be Refinanced". Availability on the Predecessor Facility at December 19, 2002, after accounting for the conversions described above and unused letters of credit totaling $1,235 (substantially all supporting self-insured retention amounts under the Company's workers compensation insurance program), was $9,515. There was an annual commitment fee equal to 1/2 of 1% of the unused balance of the Predecessor Facility.

   All of the Company's borrowings under the Predecessor Credit Agreement were at interest rates that were fixed for periods no longer than 6 months and, accordingly, the carrying values of the Term Loans at December 31, 2001 and December 19, 2002 approximated fair market value.

  Successor:

  11.75% Senior subordinated notes:

   On December 20, 2002 the Company issued $150,000 of 11.75% Senior subordinated notes due 2009 (the "Notes"). The Notes are due on December 15, 2009 and bear interest at 11.75%. Interest is due semi-annually on

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)

June 15 and December 15. The Notes are uncollateralized and are junior to all other debt. The Notes are not redeemable prior to December 15, 2006, except in the case of a public equity offering by the Company. The Company must offer to purchase the Notes at 101% of face value in the event of a change of control of the Company. The indenture governing the Notes imposes certain limitations on the Company's ability to incur debt, pay dividends, make investments, sell assets, repurchase Company or Holdings stock, and merge or consolidate. The Company is also obligated to attempt to register notes with the Securities and Exchange Commission ("Registered Notes") in order to give holders of the Notes the opportunity to exchange the Notes for Registered Notes that could be publicly traded. The Company would be required to pay up to an additional 1% interest on the Notes in the event that the registration of the Registered Notes is unsuccessful or delayed.

  Senior bank facility:

   The Company and 8 financial institutions are party to a credit agreement (the "Credit Agreement") dated December 20, 2002. The Credit Agreement governs a $50,000 term loan ("Term Loan") and a $30,000 revolving credit facility (the "Facility"). The Credit Agreement provides that $7,500 of the Facility may be used for letters of credit. All amounts outstanding under the Credit Agreement are collateralized by the assets of the Company.

   Interest rates on the Term Loan are set at 1.75% over the prevailing prime rate of interest or are established for periods of up to six months at 3.00% over LIBOR. These rates are subject to the Company maintaining its senior credit ratings with Standard & Poor's (BB-) and Moody's (Ba3).

   The weighted average interest rate on the Term Loan at December 31, 2002 was 4.4%. The Term Loan is due in quarterly installments. Annual amounts due through December 2008 are as follows: $5,000 in 2003, $5,000 in 2004, $8,000 in 2005, $10,000 in 2006, $10,000 in 2007, and $12,000 in 2008.

   In addition to scheduled payments, the Company is obligated to pay a percentage of excess cash flow as defined in the Credit Agreement as additional amortization commencing with 2003. The percentage varies with the ratio between the Company's debt and its cash flow.

   The Credit Agreement imposes financial covenants upon the Company with respect to leverage, fixed charge coverage, interest coverage, capital expenditures, and earnings and restricts the Company's actions with respect to incurrence of liens, disposition of assets, consolidations and mergers, and distributions to shareholders. At December 31, 2002, the Company was not in violation of any of these covenants.

   Under the Credit Agreement, amounts outstanding on the Facility bear interest at the same rates as the Term Loan. The Facility is available for working capital and, subject to limitations, acquisitions. At December 31, 2002, $-0- was outstanding on the Facility. Availability on the Facility at December 31, 2002, after accounting for undrawn letters of credit totaling $1,235 (substantially all supporting self-insured retention amounts under the Company's workers compensation insurance program), was $28,765. There is an annual commitment fee equal to 1/2 of 1% of the unused balance of the Facility.

  Other:

   Installment notes payable are collateralized by equipment, bear interest at 8.5%, and mature in 2003.

   All of the Company's borrowings under the Successor Credit Agreement are at interest rates that are fixed for periods no longer than 6 months and, accordingly, the carrying value of the Term Loan at December 31, 2002 approximates fair market value.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


9.  Income Taxes:

   Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse. Deferred tax assets are evaluated for the estimated future tax effects of deductible temporary differences and tax operating loss carryovers. Management believes the realizability of the Company's deferred tax assets is reasonably assured and, accordingly, no valuation allowances have been provided.

   The components of tax expense (benefit) are as follows:

                                  Predecessor          Successor
                          --------------------------- ------------
                                         Period from  Period from
                            Year Ended    January 1,  December 20,
                           December 31,     2002-        2002-
                          -------------- December 19, December 31,
                           2000   2001       2002         2002
                          ------ ------- ------------ ------------
              Current:
                 Federal. $3,813 $ 5,651   $ 5,797       $(112)
                 State...    927   1,716     2,537         (35)
                          ------ -------   -------       -----
                           4,740   7,367     8,334        (147)
              Deferred...  2,157   3,190     5,127        (394)
                          ------ -------   -------       -----
              Total...... $6,897 $10,557   $13,461       $(541)
                          ====== =======   =======       =====

   Income tax expense (benefit) differs from the amount computed by applying the statutory rate of 35% to income (loss) before income taxes as a result of the following:

                                                            Predecessor           Successor
                                                    ---------------------------- ------------
                                                                    Period from  Period from
                                                      Year Ended     January 1,  December 20,
                                                     December 31,      2002-        2002-
                                                    --------------- December 19, December 31,
                                                     2000    2001       2002         2002
                                                    ------  ------- ------------ ------------
Tax expense (benefit) at federal statutory rate.... $5,942  $ 8,583   $10,827       $(494)
State taxes (benefit), net of federal benefit (tax)    924    1,435     2,109         (83)
Non-deductible amortization and other expenses.....    131      539       525          36
Progressive rate schedule benefit..................   (100)      --        --          --
                                                    ------  -------   -------       -----
Tax provision (benefit)............................ $6,897  $10,557   $13,461       $(541)
                                                    ======  =======   =======       =====

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


The components of the Company's net deferred tax asset and liability accounts resulting from temporary differences between the tax and financial reporting basis of assets and liabilities are as follows:

                                                   Predecessor         Successor
                                            ------------------------  ------------
                                            December 31, December 19, December 31,
                                                2001         2002         2002
                                            ------------ ------------ ------------
Current deferred tax asset:
   Allowance for doubtful accounts.........    $  736       $  712       $  835
   Accrued expenses........................     3,262        3,895        3,896
                                               ------       ------       ------
                                               $3,998       $4,607       $4,731
                                               ======       ======       ======
Non-current deferred tax liability (asset):
   Goodwill................................    $  307       $4,893       $  100
   Intangibles.............................      (124)        (406)        (270)
   Property and equipment..................     1,259        2,742        2,975
   Deferred compensation...................       (97)        (147)        (147)
                                               ------       ------       ------
                                               $1,345       $7,082       $2,658
                                               ======       ======       ======

10.  Leases:

  Capital Lease Obligation:

   The Company has capital lease obligations for enterprise resources planning software licenses and operating equipment. The terms of the leases are from 1 to 3 years. Property under capital leases is summarized below:

                                                 Predecessor         Successor
                                          ------------------------  ------------
                                          December 31, December 19, December 31,
                                              2001         2002         2002
                                          ------------ ------------ ------------
Operating equipment......................     $12          $ 45         $ 38
Software, office equipment, and leasehold
  improvements...........................      --           950          950
                                              ---          ----         ----
Property and equipment, cost.............      12           995          988
Less:
   Accumulated depreciation..............      (1)           (7)          --
                                              ---          ----         ----
Property and equipment, net..............     $11          $988         $988
                                              ===          ====         ====

   Future minimum lease payments under capital lease obligations as of December 31, 2002 are as follows:

            Future minimum lease payments:
               Year ending December 31:
                   2003.................................... $  401
                   2004....................................    412
                   2005....................................    189
                                                            ------
                      Total................................  1,002
            Less executory costs...........................    (55)
                                                            ------
               Net minimum lease payments..................    947
            Less amount representing interest..............   (112)
                                                            ------
               Present value of net minimum lease payments.    835
            Less current portion...........................   (401)
                                                            ------
               Capital lease obligations................... $  434
                                                            ======

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


  Operating Leases:

   The Company is committed under various operating leases for buildings and equipment with terms ranging from one to five years, most include customary renewal options and escalation clauses. Lease expense, $2,303 in 2000, $2,755 in 2001, $3,295 for the period from January 1, 2002 through December 19 2002, and $113 for the period from December 20 through December 31, 2002 includes amounts paid to related parties (Note 16).

   Minimum annual lease payments under non-cancelable, operating leases are as follows:

                               2003...... $3,102
                               2004......  1,579
                               2005......    947
                               2006......    519
                               2007......    248
                               Thereafter     93

11.  Employee Benefit Plans:

   The Company has a voluntary, defined contribution, qualified retirement plan covering substantially all of its employees. The Company contribution ($458 in 2000, $524 in 2001, $613 for the period from January 1, 2002 through December 19, 2002, and $19 for the period from December 20, 2002 through December 31,
2002) is equal to 50% of participant voluntary contributions not in excess of 5% of participant compensation and is included in general and administrative expenses in the accompanying Consolidated Statements of Operations.

   A non-qualified deferred compensation plan was made available to certain executives in 2000. Under the plan, participants may elect to defer up to 70% of their compensation. The Company invests the deferrals in participant-selected marketable securities that are held in a Rabbi Trust. The net unrealized gains(losses) associated with holding these securities were ($6) in 2000, ($18) in 2001, ($62) for the period from January 1, 2002 through December 19, 2002, and ($5) for the period from December 20, 2002 through December 31, 2002 and were recognized in the Company's earnings in accordance with FAS No. 115. The liability to employees under the plan was $213 at December 31, 2001, $360 at December 19, 2002 and $360 at December 31, 2002, and is classified with Other liabilities. Increases(decreases) to this liability caused by changes in the value of the marketable securities were ($6) in 2000, ($18) in 2001, ($62) for the period from January 1, 2002 through December 19, 2002, and ($5) for the period from December 20, 2002 through December 31, 2002 and were recognized currently in accordance with Issue No. 97-14 of the Emerging Issues Task Force of the Financial Accounting Standards Board, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested" and are classified with general and administrative expenses.

12.  Acquisitions:

   In 2000, the Company purchased all of the outstanding stock of Brookwood Landscape, Inc. and Wrisley Landscape, Inc. in southern California. These transactions were accounted for as purchases in accordance with APB No. 16. The results of operations of the acquired businesses are included in the Statements of Operations from the dates of acquisition. The Company financed the acquisitions, including the contingent consideration paid in 2001, through the Predecessor Facility (Note 8).

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   In August 2001, the Company purchased certain assets and contracts of the landscape division of Duke Realty Limited Partnership covering commercial office, industrial, and retail landscape operations in 14 metropolitan markets in 11 states, but principally Georgia, Indiana and Ohio (the "Duke Transaction"). The Duke Transaction increased the Company's market penetration in 8 of the Company's existing markets and provided the opportunity to enter 6 new markets. The transaction was accounted for in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations". The purchase price was allocated to the estimated fair market value of tangible assets acquired and the remaining value was assigned to contracts with an estimated duration of 10 to 14 years. The weighted average amortization period for the contracts was 5.2 years and amortization expense was anticipated to be $1,507 in 2002, $1,463 in 2003, $1,391 in 2004, $1,320 in 2005, and $1,215 in 2006.
The contracts were classified as intangible assets in the Consolidated Balance Sheets. Results of operations of the acquired business were included in the Statements of Operations from the dates of acquisition. The Company obtained term financing for the acquisition.

   A summary of these acquisitions follows:

                                                            2000    2001
                                                          -------  -------
      Aggregate purchase price........................... $14,954  $16,714
                                                          -------  -------
      Tangible assets (liabilities) acquired:
         Accounts receivable.............................   5,082
         Other current assets............................     318
         Property and....................................
         Equipment.......................................   1,279    1,421
         Current liabilities.............................  (3,891)
                                                          -------  -------
      Net tangible assets acquired.......................   2,788    1,421
      Intangible assets acquired.........................      --   12,026
                                                          -------  -------
      Goodwill........................................... $12,166  $ 3,267
                                                          =======  =======
      Goodwill expected to be deductible for tax purposes $    --  $    --
                                                          =======  =======

   The Company paid contingent consideration of $3,250 in 2001 for the companies purchased in 2000 based on achievement of an earnings target for the 12 month period ended June 30, 2001 as defined in the stock purchase agreements. This consideration was recorded in 2001 as additional goodwill.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   The Transaction described in note 2 was accounted for as a business combination in accordance with SFAS No. 141 with the step-up in the basis of assets acquired and liabilities assumed limited by the requirements of EITF 88-16. A summary of the Transaction is presented below:

Proceeds from borrowings................................................. $ 200,000
Cash contributions from Holdings.........................................    80,146
Exchange of shares of predecessor company for shares of Holdings (Note 2)   114,854
                                                                          ---------
Aggregate purchase price, net of cash....................................   395,000
Continuing shareholders' basis adjustment (Note 3).......................  (191,000)
                                                                          ---------
Purchase price allocated................................................. $ 204,000
                                                                          ---------
Fair value of net tangible assets acquired:..............................
Cash.....................................................................     7,209
   Accounts receivable...................................................    28,332
   Other current assets..................................................     7,318
   Deferred tax asset....................................................     4,607
   Property and equipment................................................    25,964
   Current liabilities...................................................   (28,368)
   Capital lease obligations.............................................      (843)
   Deferred tax liability................................................    (2,929)
                                                                          ---------
Net tangible assets acquired.............................................    41,292
Capitalized debt issuance costs..........................................     8,565
Intangible assets acquired...............................................   121,480
                                                                          ---------
Goodwill................................................................. $  32,663
                                                                          =========
Goodwill expected to be deductible for tax purposes...................... $   3,551
                                                                          =========

   A reconciliation between net tangible assets on the December 19, 2002 balance sheet and net tangible assets acquired as presented above follows:

           Net tangible assets at December 19, 2002........ $46,288
           Existing cash expended in the Transaction.......  (9,148)
           FAS No. 109 adjustment of deferred tax liability   4,152
                                                            -------
           Net tangible assets acquired.................... $41,292
                                                            =======

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   Unaudited pro forma statements of operations for the year ended December 31 2001 and for the period from January 1, 2002 through December 19, 2002 as if the Transaction and the Duke Transaction occurred as of January 1, 2001 follows:

                                                          Period from
                                                           January 1,
                                              Year Ended     2002-
                                             December 31, December 19,
                                                 2001         2002
                                             ------------ ------------
         Services revenues..................   $275,414     $283,222
         Cost of services provided..........    186,908      190,746
                                               --------     --------
            Gross profit....................     88,506       92,476
         General and administrative expenses     47,867       54,796
         Amortization expense...............     22,779       22,779
                                               --------     --------
            Income from operations..........     17,860       14,901
         Interest expense...................     20,096       19,710
                                               --------     --------
            Loss before income taxes........     (2,236)      (4,809)
         Income tax benefit.................       (188)      (1,015)
                                               --------     --------
         Net loss...........................     (2,048)      (3,794)
                                               ========     ========

13.  Mandatorily Redeemable Stock:

  Predecessor:

   The Company designated 1,000,000 of the 5,000,000 authorized shares of Preferred Stock as Series A Preferred Stock (the "Preferred Stock"), of which 714,722 shares were issued and outstanding at December 31, 2001. The Preferred Stock had mandatory redemption requirements (see below) and had a liquidation value for each outstanding share of Preferred Stock equal to $100.00 ($71,038 at December 31, 2000, and $71,472 at December 31, 2001). Dividends on outstanding Preferred Stock were cumulative and accrued at a rate of 12% per annum based on the sum of the liquidation value of each share plus all accumulated and unpaid dividends thereon. Accumulated and unpaid dividends were $27,427, and $39,716 at December 31, 2000, and 2001, respectively. The Company did not declare any dividends on the Preferred Stock.

   The holders of the Preferred Stock had a liquidation preference over the holders of common stock by which the Preferred Stock holders receive an amount equal to the aggregate liquidation value plus all accrued and unpaid dividends before any distribution was made to any holder of common stock. Without the consent of the majority of the outstanding shares of Preferred Stock, the Company could not repurchase or redeem any shares of the Company's common stock or pay or declare any dividend or make any distribution upon any of the Company's common stock.

   Generally, the holders of Preferred Stock were not entitled to vote on any matter submitted to shareholders for a vote.

   The Company was required to redeem 50% of the outstanding shares of Preferred Stock on January 1, 2007 and 100% of the outstanding shares of Preferred Stock on January 1, 2008, or earlier in the event of a change in control, at a price per share equal to the liquidation value thereof plus all accrued and unpaid dividends. Therefore, absent a change of control, there were no redemption requirements for the Preferred Stock for the five years following 2001.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   Accretion of dividends has been recorded as a charge to additional paid in capital until such account is exhausted and then as a charge to accumulated deficit as set forth in the accompanying Statements of Changes in Shareholders' Equity (Deficit). The aggregate redemption value of the outstanding Preferred Stock was $98,465 at December 31, 2000, and $111,188 at December 31, 2001.

   Changes in Preferred Stock and accumulated dividends thereon for the period from January 1, 2000 through December 19, 2002 were follows:

                                                          Accumulated
                                         Shares   Amount   Dividends
                                        -------  -------  -----------
          Balance, January 1, 2000..... 696,720  $69,672    $17,786
          Issuance of preferred stock..  45,962    4,596
          Redemption of preferred stock (32,300)  (3,230)    (1,366)
          Accretion of dividends.......                      11,007
                                        -------  -------    -------
          Balance, December 31, 2000... 710,382   71,038     27,427
          Issuance of preferred stock..   6,806      681
          Redemption of preferred stock  (2,466)    (247)      (110)
          Accretion of dividends.......                      12,399
                                        -------  -------    -------
          Balance, December 31, 2001... 714,722   71,472     39,716
          Accretion of dividends.......                      13,472
                                        -------  -------    -------
          Balance, December 19, 2002... 714,722  $71,472    $53,188
                                        =======  =======    =======

   In connection with the Transaction, all outstanding Preferred Stock was either redeemed by the Company or exchanged by Company shareholders for Holdings Common A or Holdings Common L stock and then contributed by Holdings to the Company for immediate cancellation.

  Successor:

   Holdings capital structure includes $30,000 of Common L Stock. This stock is mandatorily redeemable in 2010 at liquidation value plus accrued dividends compounded at 12%. The Common L Stock is convertible into 5.6% of the outstanding Common A Stock at the closing of the Transaction (9,788 shares). Holders of Common L Stock may put their shares to Holdings in 2008, 2009, and 2010 or upon a change of control of Holdings or the Company. Commencing in December 2005 Holdings may call the Common L Stock. Holdings is a holding company, and as such, will rely on the Company to satisfy its obligations. Accrued and unpaid dividends on Holdings Common L Stock was $118 at December 31, 2002.

14.  Capital Structure:

  Common Stock:

  Predecessor:

   The powers, preferences and rights of the Class A Voting Common Stock and the Class A Non-Voting Common Stock (collectively, the "Class A Stock") are identical except with respect to voting rights. The powers, preferences and rights of the Class B Voting Common Stock and the Class B Non-Voting Common Stock (collectively, the "Class B Stock") are identical except with respect to voting rights. At December 19, 2002, none of the 200,000 authorized Class B Voting Common Stock was issued and outstanding. Class C Non-Voting Common Stock ("C Stock") is held by members of the Company's Board of Directors and may be called by the Company upon termination of a holder's membership on the Company's Board of Directors.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   In the event of dissolution or liquidation of the Company and subject to the rights of the holders of Preferred Stock, the holders of the common stock receive distributions in the following order: holders of Class A Stock receive distributions equal to original cost, holders of Class B Stock receive distributions equal to original cost, holders of Class C Stock receive distributions equal to original cost, thereafter, remaining distributions are shared in accordance with the certificate of incorporation of the Company. There were no potentially dilutive securities outstanding at December 31, 2001 or December 19, 2002.

  Successor:

   In connection with the Transaction, all of the Company's common stock was either redeemed by the Company or exchanged by Company shareholders for Holdings Common A or Holdings Common L stock. At December 31, 2002, all Company common stock, consisting of 51,317 shares of Class A Voting Common Stock, 283,548 shares of Class A Non-Voting Common Stock, 117,517 shares of Class B Non-Voting Common Stock and 75,000 shares of Class C Non-Voting Common Stock, is held by Holdings. Holders of 35.2% of Holdings Common A Stock may put their shares to Holdings at fair market value in 2008, 2009, and 2010 or upon a change of control of Holdings or the Company. Holdings is a holding company, and as such, will rely on the Company to satisfy its obligations.

  Stock Transactions:

  Predecessor:

   On January 24, 2001, the Company issued 6,806 shares of Preferred Stock at a price of $100 per share and 6,511 shares of Class A Voting Common Stock at a price of $42.91 per share to existing investors and certain executives of the Company. The proceeds from these issuances totaled $960. On January 24, 2001, the Company redeemed from one investor 2,466 shares of Preferred Stock at a cost of $143.75 per share and 3,391 shares of Class A Voting Common Stock at a cost of $42.91 per share. The cost of these redemptions totaled $500. The issuance and redemption prices of these shares was negotiated by independent parties and, therefore, represented fair market value at the time of the transactions.

  Restricted Stock Transactions:

   The Company had reserved 200,000 shares of Class B Non-Voting Common Stock ("B Stock") for sale to employees. The Company granted 13,700 shares of B Stock to 31 employees in 2000; granted 2,600 shares and sold 450 shares of B Stock to 25 employees in 2001; and granted 100 shares and sold 200 shares of B Stock to 2 employees in 2002. The grants and sales were made at fair market value as determined by management using a valuation model and as approved by the Company's the Board of Directors ($20 per share in 2000; $40 per share in 2001 and 2002). Compensation expense of $274; $104; and $4 was recognized in the years ended December 31, 2000 and 2001and in the period from January 1, 2002 through December 19, 2002, respectively. B Stock could not be sold or transferred, except as provided by the Shareholders' Agreement, and could be called by the Company upon termination of a holder's employment with the Company. The Company redeemed 8,100 shares of B stock at a cost of $54 in 2000; 3,200 shares of B stock at a cost of $32 in 2001; and 1,000 shares of B Stock at a cost of $31 during the period from January 1, 2002 through December 19, 2002. All B Stock issued vested over five years or immediately upon a change in control of the Company.

15.  Commitments and Contingencies:

  Risk Management:

   The Company carries general liability, vehicle collision and liability, workers compensation, professional liability, directors and officers liability, and employee health care insurance policies as well as umbrella liability insurance to cover claims over the liability limits contained in the primary policies.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   The Company's insurance programs for workers compensation and employee health care contain self-insured retention amounts. Claims in excess of the self-insured retention amounts are fully insured. The Company's accrual for unpaid and incurred but not reported claims under these programs at December 31, 2002 was $2,800 and is included in accrued expenses in the accompanying Consolidated Balance Sheet in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies". While the ultimate amount of these claims is dependent on future developments, in management's opinion, recorded accruals are adequate to cover these claims.

  Litigation:

   The Company is involved in legal actions arising in the ordinary course of business that are generally covered by insurance. Management of the Company does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

16.  Related Party Transactions:

   Indebtedness to related parties of $5,533 consisted of subordinated notes payable to certain shareholders, some of whom were officers of the Company. These notes bore interest at 10.65% and were due January 31, 2007. The notes were subordinate to the Term Loans and borrowings under the Predecessor Facility. Under the terms of the notes, interest was due annually, however, in 2000 and 2001, the Company was permitted to issue notes in lieu of cash. The notes became due and payable in the event of a change in control of the Company, including an initial public offering or a re-capitalization of the Company. These obligations were repaid in connection with the Transaction.

   The Company leases certain land, office buildings and improvements from Brickman Leasing, L.L.C., an entity owned by certain shareholders of the Company, under three-year leases that expire in 2004. Total rental expense paid on these leases was $373 in 2000, $324 in 2001, $329 for the period from January 1, 2002 through December 19, 2002, and $10 for the period from December 20, 2002 through December 31, 2002.

   There were no amounts due to or from Brickman Leasing, L.L.C. as of December 31, 2000; 2001; December 19, 2002; or December 31, 2002.

   The Company leases an office building from a shareholder employee of the Company under a five-year lease that expires in 2003. Total rental expense paid on this lease was $125 in 2000, $130 in 2001, $130 for the period from January 1, 2002 through December 19, 2002, and $4 for the period from December 20, 2002 through December 31, 2002. There were no amounts due to or from this shareholder employee as of December 31, 2000; 2001; December 19, 2002; or December 31, 2002.

   The Company makes advances to shareholder employees in the normal course of business. There were no material amounts due from such employees or executive officers as of December 31, 2000; 2001; December 19, 2002; or December 31, 2002.

17.  Segment Information:

   The Company operates in one reportable segment--commercial landscape services. The Company is organized into approximately 90 branch units surrounding major metropolitan areas throughout the United States. Subject to variation in climate and horticulture, each branch unit performs all of the services that the Company offers.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


18.  Supplemental Balance Sheet Information:

   Accrued expenses in the accompanying consolidated balance sheets consist of the following:

                                        Predecessor         Successor
                                 ------------------------- ------------
                                 December 31, December 19, December 31,
                                     2001         2002         2002
                                 ------------ ------------ ------------
        Insurance reserves......   $ 3,162      $ 4,370      $ 4,470
        Payroll-related accruals     4,406        6,235        7,095
        Other...................     2,539        5,484        4,649
                                   -------      -------      -------
           Total................   $10,107      $16,089      $16,214
                                   =======      =======      =======

19.  Supplemental Cash Flow Information:

                                                   Predecessor           Successor
                                           ---------------------------- ------------
                                                           Period from  Period from
                                             Year Ended     January 1,  December 20,
                                            December 31,      2002-        2002-
                                           --------------- December 19, December 31,
                                            2000    2001       2002         2002
                                           ------- ------- ------------ ------------
Cash paid for income taxes................ $ 3,506 $ 9,140   $ 7,771        $--
Cash paid for interest.................... $ 8,842 $ 8,296   $ 5,431        $--
Non-cash financing activities:
   Accretion of preferred stock dividends. $11,007 $12,399   $13,472        $--
   Grant of stock to employees (Note 14).. $   274 $   104   $    12        $--

   Changes in operating assets and liabilities, net of businesses acquired are as follows:

                                        Predecessor            Successor
                               -----------------------------  ------------
                                                 Period from  Period from
                                  Year Ended      January 1,  December 20,
                                 December 31,       2002-        2002-
                               ----------------  December 19, December 31,
                                 2000     2001       2002         2002
                               -------  -------  ------------ ------------
      Accounts receivable, net $(6,606) $ 4,479    $(3,834)     $(3,804)
      Unbilled revenue........  (1,858)     (69)    (1,154)         761
      Inventory...............      81      (81)       274           34
      Other assets............      93     (457)      (934)        (580)
      Accounts payable........    (561)  (3,388)     3,570        1,399
      Deferred revenue........   1,246    1,154     (1,874)         939
      Accrued interest........     650     (746)       254          635
      Accrued expenses........   2,741   (2,461)     5,983          125
      Other liabilities.......      40      114        125           22
                               -------  -------    -------      -------
         Total................ $(4,174) $(1,455)     2,410         (469)
                               =======  =======    =======      =======

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


20.  Unaudited Quarterly Results of Operations:

   Summarized quarterly results of operations for 2001 and 2002 were as follows (in thousands):

                                                    Predecessor
                                     ------------------------------------------
                                      First   Second   Third  Fourth
                                     Quarter  Quarter Quarter Quarter   Total
                                     -------  ------- ------- -------  --------
 2001
 Service revenues................... $45,010  $80,797 $70,514 $59,120  $255,441
 Gross profit.......................  10,689   27,659  24,128  20,098    82,574
 Operating income (loss)............       8   14,901  11,205   5,956    32,070
 Net income (loss)..................  (1,254)   7,365   5,362   2,490    13,963
 Net income (loss) related to common
   shareholders..................... $(4,176) $ 4,322 $ 2,194 $  (775) $  1,564

                                       Predecessor                       Successor
                    -------------------------------------------------- -------------
                                                           Total for
                                             Period from  period from   Period from
                                              October 1,   January 1,  December 20,
                                                2002-        2002-         2002-
                     First   Second   Third  December 19, December 19,  December 31,
                    Quarter  Quarter Quarter     2002         2002         2002
                    -------  ------- ------- ------------ ------------ -------------
2002
Service revenues... $47,645  $92,540 $79,519   $63,518      $283,222      $8,735
Gross Profit.......  10,588   32,609  28,732    20,547        92,476       2,112
Operating income
  (loss)...........  (2,170)  16,975  14,047     6,922        35,774        (767)
Net income (loss)..  (1,923)   9,509   7,129     2,757        17,472        (869)
Net income (loss)
  related to common
  shareholders..... $(5,213) $ 6,084 $ 3,563   $  (434)     $  4,000      $ (869)

                           THE BRICKMAN GROUP, LTD.

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                 (dollars in thousands except for share data)


                                                                                December 31, March 31,
                                                                                    2002       2003
                                                                                ------------ ---------
                                    ASSETS
Current assets:
Cash and cash equivalents......................................................  $   6,281   $   6,963
Accounts receivable, net of allowance for doubtful accounts....................     31,810      32,892
Unbilled revenue...............................................................      4,498       7,972
Deferred tax asset.............................................................      4,731       4,891
Other current assets...........................................................      1,334       4,478
                                                                                 ---------   ---------
 Total current assets..........................................................     48,654      57,196
                                                                                 ---------   ---------
Property and equipment, net of accumulated depreciation........................     26,188      27,501
Deferred charges, net of accumulated amortization..............................      9,214       9,032
Intangible assets, net of accumulated amortization.............................    120,818     115,248
Goodwill.......................................................................     32,663      32,663
Restricted investments and other assets........................................        560         603
                                                                                 ---------   ---------
                                                                                 $ 238,097   $ 242,243
                                                                                 =========   =========
                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilites:
Accounts payable...............................................................  $  10,972   $   8,548
Deferred revenue...............................................................      3,284      10,151
Capital lease obligation--current portion......................................        401         408
Long-term debt--current portion................................................      5,008       5,008
Accrued interest...............................................................        635       4,945
Accrued expenses...............................................................     16,214      19,142
                                                                                 ---------   ---------
 Total current liabilities.....................................................     36,514      48,202
Long-term debt and other liabilities:
Capital lease obligation.......................................................        434         351
Long-term debt.................................................................    195,000     194,000
Deferred tax liability.........................................................      2,658       1,768
Other liabilities..............................................................        360         400
                                                                                 ---------   ---------
 Total liabilities.............................................................    234,966     244,721
                                                                                 ---------   ---------
Commitments and contingencies
Shareholders' equity (deficit):
Class A voting common stock, $.01 par value; 1,100,000 authorized and 51,317
  issued, both periods.........................................................          1           1
Class A non-voting common stock, $.01 par value; 1,100,000 authorized and
  283,548 issued, both periods.................................................          3           3
Class B non-voting common stock, $.01 par value; 200,000 authorized and 117,517
  issued, both periods.........................................................          1           1
Class C non-voting common stock, $.01 par value; 100,000 authorized and 75,000
  issued, both periods.........................................................          1           1
Paid-in capital................................................................    194,994     194,994
Accumulated deficit............................................................       (869)     (6,478)
Continuing shareholders' basis adjustment......................................   (191,000)   (191,000)
                                                                                 ---------   ---------
 Total shareholders' equity (deficit)..........................................      3,131      (2,478)
                                                                                 ---------   ---------
                                                                                 $ 238,097   $ 242,243
                                                                                 =========   =========

  The accompanying notes and the notes to the Company's Audited Consolidated
                             Financial Statements
        are an integral part of the consolidated financial statements.

                           THE BRICKMAN GROUP, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                            (dollars in thousands)


                                                 Predecessor Successor
                                                 ----------- ---------
                                                   For the    For the
                                                    three      three
                                                   months     months
                                                    ended      ended
                                                  March 31,  March 31,
                                                    2002       2003
                                                 ----------- ---------
          Service revenues......................   $47,645    $75,417
          Cost of services provided.............    37,057     59,577
                                                   -------    -------
             Gross profit.......................    10,588     15,840
          General and administrative expenses...    12,283     14,475
          Amortization..........................       475      5,810
                                                   -------    -------
             Loss from operations...............    (2,170)    (4,445)
          Interest expense......................     1,248      5,038
                                                   -------    -------
             Loss before income taxes...........    (3,418)    (9,483)
          Income tax benefit....................    (1,495)    (3,874)
                                                   -------    -------
          Loss before preferred stock dividends.    (1,923)    (5,609)
          Accretion of preferred stock dividends     3,290         --
                                                   -------    -------
          Loss related to common shareholders...   $(5,213)   $(5,609)
                                                   =======    =======

  The accompanying notes and the notes to the Company's Audited Consolidated
                             Financial Statements
        are an integral part of the consolidated financial statements.

                           THE BRICKMAN GROUP, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                            (dollars in thousands)


                                                                         Predecessor    Successor
                                                                        ------------- -------------
                                                                        For the three For the three
                                                                        months ended  months ended
                                                                          March 31,     March 31,
                                                                            2002          2003
                                                                        ------------- -------------
Cash flows from operating activities
   Net loss............................................................    $(1,923)      $(5,609)
   Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation....................................................      1,883         2,355
       Amortization....................................................        475         5,810
       Deferred taxes..................................................        451        (1,050)
       Provision for doubtful accounts.................................        110           685
       (Gain) loss on disposal of assets...............................          2           (22)
       Changes in operating assets and liabilities.....................     11,374         3,316
                                                                           -------       -------
          Net cash provided by operating activities....................     12,372         5,485
                                                                           -------       -------
Cash flows from investing activities
   Purchase of property and equipment..................................     (7,762)       (3,660)
   Proceeds from sale of property and equipment........................         21            14
                                                                           -------       -------
          Net cash used in investing activities........................     (7,741)       (3,646)
                                                                           -------       -------
Cash flows from financing activities
   Transaction fees paid...............................................         --           (81)
   Proceeds from issuance of common stock..............................          4            --
   Redemption of common stock..........................................         (4)           --
   Payments on long-term debt..........................................     (1,599)       (1,076)
   Proceeds from borrowings............................................      1,012            --
                                                                           -------       -------
          Net cash used in financing activities........................       (587)       (1,157)
                                                                           -------       -------
Net increase in cash...................................................      4,044           682
Cash at beginning of period............................................      3,647         6,281
                                                                           -------       -------
Cash at end of period..................................................    $ 7,691       $ 6,963
                                                                           =======       =======
   Cash paid for interest..............................................    $ 1,674       $   728
                                                                           =======       =======
   Cash paid for taxes.................................................    $    52       $ 1,015
                                                                           =======       =======

  The accompanying notes and the notes to the Company's Audited Consolidated
                             Financial Statements
        are an integral part of the consolidated financial statements.

                           THE BRICKMAN GROUP, LTD.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (dollars in thousands)


1.   Business:

   The Brickman Group, Ltd. (the "Company") performs landscape maintenance, landscape construction and enhancement, and snow removal services for commercial customers in major metropolitan areas in 23 states throughout the United States. Landscape maintenance services are generally provided under cancelable contracts ranging from 1 to 8 years in length. The Company provides these services to a diverse set of customers with one or more sites, including regional and national commercial, retail, and industrial property owners, corporations, residential communities, schools and universities, hotels, hospitals, and governmental agencies. Services include grass mowing, planting and care of flower beds, tree and shrub pruning, bed edging, controlling weeds and pests, fertilizing, planting of grass, groundcovers, shrubs and trees, grading, and removing snow and ice.

2.   The Transaction:

   On December 20, 2002, the Company entered into a series of transactions (the "Transaction") in which a newly formed holding company, Brickman Group Holdings, Inc. ("Holdings"), became the parent company of the Company. Holdings raised $80.1 million in equity capital which was invested in the Company and the Company raised $150 million from the sale of 11.75% senior subordinated notes due in 2009 and $50 million from the issuance of term notes to a group of banks. From these proceeds, $186.1 million was used to redeem the stock of certain of the Company's shareholders and $94.6 million was used to repay existing indebtedness. In addition to the equity raised, certain shareholders of the Company exchanged their Company preferred and common stock with a fair value of $114.9 million for Class A common stock and Class L mandatorily redeemable common stock of Holdings. The transaction resulted in a new basis of accounting for Brickman as the transaction was accounted for as a business combination. Consequently, the financial position, results of operations, and cash flows of the Company before the Transaction are not comparable to financial position, results of operations, and cash flows after the Transaction. Amounts and disclosures that relate to balances, operations, and cash flows prior to the Transaction are identified as "Predecessor" financial information and amounts and disclosures that relate to balances, operations, and cash flows subsequent to the Transaction are identified as "Successor" financial information.

3.   Summary of Significant Accounting Policies:

  Basis of Presentation:

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements and on the same basis of presentation as the Company's annual financial statements. Accordingly, they do not include all information required by generally accepted accounting principles. These financial statements include the accounts of the Company and its subsidiaries all of which are wholly-owned by the Company. All significant intercompany transactions and account balances have been eliminated.

   These financial statements have been prepared by management, are unaudited, and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the years ended December 31, 2000 and 2001 and the period from January 1, 2002 to December 19, 2002 ("Predecessor"), and the period from December 20 to December 31, 2002 ("Successor"). In the opinion of management, all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for a fair presentation have been included. Due to the seasonality of the Company's business, the results for the interim periods are not necessarily indicative of the results for the year. Business seasonality results in higher revenues during the second and third quarters as compared with the first and fourth

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)

quarters of the year, while the methods of accounting for fixed costs, such as depreciation and amortization, are not significantly impacted by business seasonality.

  Use of Estimates:

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. On an ongoing basis, management reviews its estimates, including those related to allowances for doubtful accounts, revenue recognition, valuation of operating supplies, self-insurance reserves, purchase accounting estimates, useful lives for depreciation and amortization, realizability of deferred tax assets, and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates and actual results may differ from estimates.

4.   Recent Accounting Pronouncements:

   Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002" ("FAS No. 145") among other things, rescinds various pronouncements regarding early extinguishment of debt. It allows extraordinary accounting treatment for early extinguishment of debt only when the provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", are met. FAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company adopted this statement effective January 1, 2003. The adoption of FAS No. 145 did not have a material impact on the Company's financial position, results of operations or cash flows.

   Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS No. 146") addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). FAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of commitment to an exit or disposal plan. FAS No. 146 also establishes that fair value is to be used for initial measurement of the liability. The Company must adopt FAS No. 146 for all exit or disposal activities that are initiated after December 31, 2002. Management believes that the adoption of this pronouncement will not have a material impact on the results of operations, financial position or cash flows.

   Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure an amendment of FASB Statement No. 123", ("FAS No. 148") amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("FAS No. 123") to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock-based compensation in these financial statements in accordance with APB No. 25. FAS No. 148 also amends the disclosure provisions of FAS No. 123 to require prominent disclosure about the effects of an entity's accounting policy decisions with respect to stock-based employee compensation on reported net income. It also amends APB Opinion No. 28 "Interim Financial Reporting", to require disclosure about those effects in interim financial information. FAS No. 148 has been adopted by the Company.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", ("FIN 45"), details the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has issued no guarantees, and therefore, the adoption of FIN 45 has not had a material impact on the Company's financial position, results of operation, or cash flows.


   Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company continues to evaluate the impact of FIN 46 on its financial position, results of operations and cash flows.



   Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", ("FAS 150") establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and shall be effective at the beginning of the first interim period beginning after June 15, 2003. Management will continue to evaluate the provisions of FAS 150, however, the adoption of this pronouncement is not expected to have a material effect on the Company's financial position.


5.  Stock-Based Compensation:

   On March 30, 2003, Holdings granted options to purchase 8,379 shares of Holdings Class A Common Stock at an exercise price of $1,000 per share to certain employees of the Company. The exercise price represented fair market value at the date of grant. The options vest over 5 years and are exercisable through March, 2013. The Company accounts for its stock-based compensation plan in accordance with the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, no compensation expense was recognized for these grants because the exercise price of the options equaled the fair market value of the underlying stock on the date of grant.

   The following table discloses the effect on net income if the Company had applied the fair value based measurement and recognition provisions of SFAS No. 123 to stock-based employee compensation. The Black-Scholes valuation model was used to establish the fair value of the options. A risk free rate of 2.0% at the date of grant was assumed. No volatility factor was used in the valuation since the Company's stock is not traded publicly.

                                                                      Predecessor    Successor
                                                                     ------------- -------------
                                                                     For the three For the three
                                                                     months ended  months ended
                                                                       March 31,     March 31,
                                                                         2002          2003
                                                                     ------------- -------------
Net loss, as reported...............................................    $(1,923)      $(5,609)
Deduct: Total stock-based employee compensation determined under the
  fair value based method for all awards, net of related tax effects         --             1
                                                                        -------       -------
Pro forma net loss..................................................    $(1,923)      $(5,610)
                                                                        =======       =======

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


6.   Accounts Receivable:

   Components of accounts receivable are as follows:

                                             December 31, March 31,
                                                 2002       2003
                                             ------------ ---------
             Accounts receivable............   $33,854     $35,578
             Allowance for doubtful accounts    (2,044)     (2,686)
                                               -------     -------
             Accounts receivable, net.......   $31,810     $32,892
                                               =======     =======

   Accounts receivable amounts include retention on incomplete projects that will be completed within one year. All other amounts are due currently.

7.   Accrued Expenses:

   Accrued expenses consist of the following:

                                          December 31, March 31,
                                              2002       2003
                                          ------------ ---------
               Payroll-related accruals..   $ 7,095     $ 8,969
               Insurance reserves........     4,470       4,977
               Other accrued expenses....     4,649       5,196
                                            -------     -------
                  Total accrued expenses.   $16,214     $19,142
                                            =======     =======

8.   Long-term Debt:

   Long-term debt consists of the following:

                                                             December 31, March 31,
                                                                 2002       2003
                                                             ------------ ---------
11.75% Senior subordinated notes due 2009...................   $150,000   $150,000
Senior bank facility, due 2008 bearing interest at 4.4%.....     50,000     49,000
                                                               --------   --------
   Total....................................................   $200,000   $199,000
Installment notes payable, due 2004 bearing interest at 8.5%          8          8
                                                               --------   --------
   Total long-term debt.....................................   $200,008   $199,008
Less:.......................................................
   Current portion..........................................     (5,008)    (5,008)
                                                               --------   --------
Long-term debt, net.........................................   $195,000   $194,000
                                                               ========   ========

9.   Commitments and Contingencies:

   Risk Management: The Company carries general liability, vehicle collision and liability, workers compensation, professional liability, directors and officers' liability, and employee health care insurance policies as well as umbrella liability insurance to cover claims over the liability limits contained in the primary policies.

                           THE BRICKMAN GROUP, LTD.

                            (dollars in thousands)


   The Company's insurance programs for workers compensation and employee health care contain self-insured retention amounts. Claims in excess of the self-insured retention amounts are fully insured. The Company's accrual for unpaid and incurred but not reported claims under these programs at March 31, 2003 was $4,759 and is included with accrued expenses in the accompanying Consolidated Balance Sheet in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies". While the ultimate outcome of these claims is dependent on future developments, in management's opinion, recorded accruals are adequate to cover these claims.

   Other: There are no other significant commitments or contingencies as of March 31, 2003 that have not already been disclosed.

================================================================================
We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to exchange or ask for offers to exchange any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the date on the cover of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct--nor do we imply those things by delivering this prospectus or exchanging securities with you.

                               -----------------

                               TABLE OF CONTENTS

                                                           Page
                                                           ----
                Prospectus Summary........................   1
                Risk Factors..............................  11
                Forward-Looking Statements................  18
                The Transaction...........................  19
                Use of Proceeds...........................  20
                Capitalization............................  21
                Unaudited Pro Forma Consolidated Financial
                  Information.............................  22
                Selected Historical Financial and Other
                  Data....................................  25
                Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations..............................  26
                Business..................................  35
                Management................................  46
                Certain Relationships and Related
                  Transactions............................  50
                Security Ownership of Certain Beneficial
                  Owners and Management...................  52
                Description of Other Obligations..........  53
                Description of the Notes..................  56
                The Exchange Offer........................  96
                Material United States Federal Income Tax
                  Considerations.......................... 104
                Plan of Distribution...................... 108
                Legal Matters............................. 109
                Experts................................... 109
                Available Information..................... 109
                Index to Consolidated Financial Statements F-1

================================================================================
================================================================================

                                 $150,000,000
                                    [GRAPHIC]



                           The Brickman Group, Ltd.

   Offer to exchange $150,000,000 11 3/4%Senior Subordinated Notes due 2009

                  11 3/4% Senior Subordinated Notes due 2009

                         -----------------------------

                                  PROSPECTUS

                         -----------------------------



                                     , 2003

================================================================================

             PART II:  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20:  Indemnification of Directors and Officers.

   The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by The Brickman Group, Ltd. against certain liabilities for actions taken in their capacities as such.

   The Brickman Group, Ltd. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

   Article VIII of the Certificate of Amended and Restated Certificate of Incorporation and Section 1 of Article V of the By-laws of The Brickman Group, Ltd. provide, in effect, that, to the extent and under the circumstances permitted by the General Corporation Law of The State of Delaware, we may indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director, officer or agent.
Section 4 of Article V of the By-laws of The Brickman Group, Ltd. further provides that we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, fiduciary or agent against any liability asserted against him or her in such capacity, whether or not we would have otherwise had the power to indemnify such person against liability under our By-laws.

Item 21.  Exhibits.

   (a)  Exhibits.

   The attached Exhibit Index is incorporated by reference.

   (b)  Financial Statement Schedules.

   The following financial statement schedule is included in this Registration
Statement:

   Report of Independent Accountants and related
   Schedule II Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.  Undertakings.

   (a)  The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

   (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

   (d) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, The Brickman Group, Ltd. has duly caused this 3rd Amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Langhorne, State of Pennsylvania, on the 11th day of June, 2003.


                                              THE BRICKMAN GROUP, LTD.

                                              By:      /S/  MARK A. HJELLE
                                                  -----------------------------
                                                  Mark A. Hjelle
                                                  Vice President, Secretary and
                                                  Assistant Treasurer


   Pursuant to the requirements of the Securities Act of 1933, this 3rd Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 11th day of June, 2003.


                     Signature                    Title
                     ---------                    -----

                         *              Chief Executive Officer
             -------------------------    (Principal Executive
                 Scott W. Brickman        Officer) and Director

                         *              Vice President and Chief
             -------------------------    Financial Officer
                 Charles B. Silcox        (Principal Financial
                                          and Accounting Officer)

                         *              Director
             -------------------------
             Theodore W. Brickman, Jr.

                         *              Director
             -------------------------
                   John E. Neal

                         *              Director
             -------------------------
               Christopher J. Perry

                         *              Director
             -------------------------
                 John G. Schreiber


*/S/  MARK A. HJELLE
-------------------------
Mark A. Hjelle
As Attorney-in-Fact

                           The Brickman Group, Ltd.

      Registration Statement on Form S-4 under the Securities Act of 1933

                                 EXHIBIT INDEX

   The following exhibits were previously filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No. Description
----------- -----------
    2.1     Recapitalization Agreement, dated as of December 20, 2002, among The Brickman Group, Ltd., the stockholders of The Brickman Group, Ltd. signatories thereto, Brickman Group Holdings, Inc. and
            CIVC Sidecar Fund, L.P.

    3.1     The Brickman Group, Ltd. Certificate of Amended and Restated Certificate of Incorporation

    3.2     The Brickman Group, Ltd. By-Laws

    4.1     Indenture, dated as of December 20, 2002 between The Brickman Group, Ltd., the Guarantors named therein and Bank One, N.A., as Trustee

    4.2     Form of $150,000,000 The Brickman Group, Ltd. 11 3/4% Senior Subordinated Notes due 2009/(1)/

    4.3     Form of $150,000,000 The Brickman Group, Ltd. 11 3/4% Senior Subordinated Notes due 2009 to be
            issued in the Exchange Offer subject to this Registration Statement/(1)/

    4.4     Form of Guaranty to be issued by the Guarantors of the securities to be issued in the Exchange Offer subject to this Registration Statement/(2)/

   *5.1     Opinion of Kirkland & Ellis as to legality of securities to be issued in the Exchange Offer subject to this Registration Statement

   10.1     Registration Rights Agreement dated as of December 20, 2002 by and among The Brickman Group,
            Ltd. as Issuer, the guarantors of The Brickman Group, Ltd. signatory thereto, and CIBC World
            Markets Corp. and Lehman Brothers Inc. as Initial Purchasers

   10.2     Credit Agreement, dated as of December 20, 2002, among the Company, the guarantors party thereto, the lenders party thereto and Antares Capital Corporation, as agent

   10.3     Borrower Security Agreement, dated as of December 20, 2002, among the Company and Antares
            Capital Corporation

   10.4     Indemnity Agreement, dated as of December 20, 2002, among the Company, Brickman Group
            Holdings, Inc. and the stockholders of The Brickman Group, Ltd. signatories thereto

   10.5     Employment Agreement, dated January 14, 1998, between The Brickman Group, Ltd., Brickman
            Holdings Corp. and Scott Brickman

   10.6     Form of letter to outside directors re compensation provided to Messrs. Neal and Schreiber

   10.7     Lease Agreement, dated as of January 1, 1997, as amended, by and among Brickman Leasing and
            Brickman Group Ltd. regarding property located in Langhorne, Pennsylvania

   10.8     Lease Agreement, dated as of January 1, 1997, as amended, by and among Brickman Leasing, L.L.C.
            and Brickman Group, Ltd. regarding property located in Long Grove, Illinois

   10.9     Lease Agreement, dated as of January 1, 1997, as amended, by and among Brickman Leasing, L.L.C.
            and Brickman Group, Ltd. regarding property located in St. Louis, Missouri

   10.10    Lease Agreement, dated as of August 29, 1998, by and among Lot 2 Fremont Holdings, LLC and
            The Brickman Group, Ltd.

   10.11    Brickman Holdings Corp. 10.65% Junior Subordinated Note due January 31, 2007 in the principal sum of $5,000,000 issued to Theodore W. Brickman, Jr. on behalf of himself, Sally B. Brickman,
            Steven G. Brickman, Scott W. Brickman, Julie B. Carr and Susan B. McGrath

Exhibit No. Description
----------- -----------
   10.12    Confidentiality and Non-Competition Agreement, dated as of July 31, 1998, by and among The
            Brickman Group, Ltd. and Jeffrey R. Herold
   10.13    Form of Confidentiality and Non-Competition Agreement between The Brickman Group, Ltd. and certain executive officers including Messrs. Silcox and Hjelle
   10.14    Confidentiality and Non-Competition Agreement, dated as of January 1, 1999, by and among The
            Brickman Group, Ltd. and John C. King
   12.1     Statement Regarding Computation of Ratios

   21.1     Subsidiaries of the Registrant

   23.1     Consent of Kirkland & Ellis/(3)/
   *23.2    Consent of PricewaterhouseCoopers LLP

   24.1     Powers of Attorney of Directors and Officers of The Brickman Group, Ltd. and Co-Registrants/(4)/

   25.1     Statement of Eligibility of Bank One, N.A. as Trustee under the Indenture on Form T-1 under the
            Trust Indenture Act of 1939, as amended

   99.1     Form of Letter of Transmittal to be used by Holders of The Brickman Group, Ltd.'s 11 3/4% Senior
            Subordinated Notes due 2009

   99.2     Form of Instructions to Holders of The Brickman Group, Ltd.'s 11 3/4% Senior Subordinated Notes
            due 2009

   99.3     Form of Notice of Guaranteed Delivery

--------
*  Filed herewith
(1) Included as Exhibits A-1, B-1 to the Indenture, Exhibit 4.1 to this Registration Statement
(2) Included as within Exhibits A-1, B-1 to the Indenture, Exhibit 4.1 to this Registration Statement
(3) Included as part of Exhibit 5.1 to this Registration Statement
(4) Included as part of signature pages to this Registration Statement

                     Report of Independent Accountants on
                         Financial Statement Schedule

To the Board of Directors and Shareholders of The Brickman Group, Ltd.:

Our audits of the consolidated financial statements of The Brickman Group, Ltd. (Predecessor and Successor) referred to in our reports dated March 21, 2003 appearing in this Registration Statement on Form S-4 also included audits of the financial statement schedule listed in Item 21(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/  PricewaterhouseCoopers LLP

Philadelphia, PA

March 21, 2003

                           THE BRICKMAN GROUP, LTD.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                (in Thousands)

                                                                Additions
                      -                                   ---------------------
                                                 Balance
                                                   at     Charged to Charged to
                                                beginning costs and    other    Deductions--  Balance at
                 Description                    of period  expenses   accounts   write offs  end of period
                 -----------                    --------- ---------- ---------- ------------ -------------

Successor:

                                                     For the period December 20 to December 31, 2002
                                                ----------------------------------------------------------
Allowance for uncollectible accounts receivable  $1,719      $325                   $ --        $2,044
----------------------------------------------------------------------------------------------------------

                                                      For the period January 1 to December 19, 2002
Predecessor:                                    ----------------------------------------------------------
Allowance for uncollectible accounts receivable   1,798       575                    653         1,719

                                                               Year ended December 31, 2001
                                                ----------------------------------------------------------
Allowance for uncollectible accounts receivable   1,568       862                    632        $1,798

                                                               Year ended December 31, 2000
                                                ----------------------------------------------------------
Allowance for uncollectible accounts receivable   1,019       648                     99         1,568